                                                FILED PURSUANT TO RULE 424(b)(1)
                                                      REGISTRATION NO. 333-65615


                                3,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

This Prospectus relates to the offer and sale by Waste Connections, Inc. of shares of its Common Stock at various times as consideration for the Company's acquisition of solid waste collection, transportation, disposal and recycling businesses. The prices of these shares will be reasonably related to the Common Stock's market prices when the parties agree to an acquisition or when the Company delivers the shares. Each time the Company sells shares under this Prospectus, it will provide a supplement (a "Prospectus Supplement") or a post-effective amendment (a "Post-Effective Amendment") to this Prospectus, which will specify the number of shares issued and the issue price per share, and will update the information in this Prospectus.

On April 19, 1999, the Company had 17,425,483 shares of Common Stock outstanding. The Company's Common Stock is traded on the Nasdaq National Market (symbol: WCNX). On April 19, 1999, the last sale price of the Common Stock on the Nasdaq National Market was $23.50 per share.

The Company's executive offices are located at 2260 Douglas Boulevard, Suite 280, Roseville, California 95661, and its telephone number is (916) 772-2221.

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT PROSPECTIVE INVESTORS IN COMMON STOCK SHOULD CONSIDER.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

The date of this Prospectus is April 29, 1999.

                             AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, omits some of the information included in the Registration Statement. You should refer to the Registration Statement and its exhibits for further information.

The Company files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement and any reports, statements or other information on file at the Commission's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the Commission at 1-800-732-0330 for further information on the public reference rooms. You can also request copies of those documents by writing to the Commission; you will be charged a duplicating fee. The Company's Commission filings are also available to the public from commercial document retrieval services and at the web site the Commission maintains at "http://www.sec.gov." The Company's Common Stock is listed on the Nasdaq National Market, and you may also inspect and copy the Company's Commission filings at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20549.

                               PROSPECTUS SUMMARY

This summary highlights some information from this Prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors and the financial statements. Unless otherwise specified, all references to the "Company" or "Waste Connections" mean Waste Connections, Inc. and its subsidiaries, and all references to "solid waste" mean non-hazardous solid waste.

                                  THE COMPANY

Waste Connections is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S. As of April 15, 1999, the Company served more than 330,000 commercial, industrial and residential customers in California, Idaho, Kansas, Minnesota, Nebraska, Oklahoma, Oregon, South Dakota, Utah, Washington and Wyoming. The Company currently owns and operates 33 collection operations, 11 transfer stations and three Subtitle D landfills, and operates an additional seven transfer stations, two Subtitle D landfills and nine recycling facilities. See "Business -- Introduction" and "-- Services."

Waste Connections was founded in September 1997 to execute an acquisition-based growth strategy in secondary markets of the Western U.S. The Company has acquired 64 solid waste services related businesses since its formation. It has identified more than 300 independent operators of such businesses in the states where it currently operates and believes many of those may be suitable for the Company to acquire. The Company is also currently assessing potential acquisitions of solid waste services operations in Colorado, Montana and Texas. See "Business -- Acquisition Program."

The Company has targeted secondary markets in the Western U.S. because it believes that (i) a large number of independent solid waste services companies suitable for acquisition by the Company are located in these markets; (ii) there is less competition in these markets from large, well-capitalized solid waste services companies; and (iii) these markets have strong projected economic and population growth rates. In addition, the Company's senior management team has extensive experience acquiring and operating solid waste services businesses in the Western U.S.

The Company has developed a market-based operating strategy tailored to the competitive and regulatory factors that affect its markets. In certain Western U.S. markets, where waste collection services are governed by exclusive franchise agreements, municipal contracts and governmental certificates (referred to in Washington as "G certificates"), the Company generally intends to pursue a collection-based operating strategy. In these markets, the Company believes that controlling the waste stream by providing collection services under exclusive franchise agreements, municipal contracts and governmental certificates is often more important to a solid waste services company's growth and profitability than owning or operating landfills. In markets where the Company considers ownership of landfills advantageous due to competitive and regulatory factors, the Company generally intends to pursue an integrated, disposal-based strategy. See "Business -- Strategy."

The Company's objective is to build a leading solid waste services company in the secondary markets of the Western U.S. by (i) acquiring collection, transfer, disposal and recycling operations in new markets and through "tuck-in" acquisitions in existing markets; (ii) securing additional exclusive franchises, municipal contracts and governmental certificates; (iii) generating internal growth in existing markets by increasing market penetration and adding services to its existing operations; and (iv) enhancing profitability by increasing operating efficiencies of existing and acquired operations. The Company believes that the experience of the members of its senior management team and their knowledge of and reputation in the solid waste industry in the Company's targeted markets will give the Company competitive advantages as it pursues its growth strategy. See "Business -- Strategy."

The Company was incorporated in Delaware in 1997. Its principal executive offices are located at 2260 Douglas Boulevard, Suite 280, Roseville, California 95661, and its telephone number is (916) 772-2221.

                              RECENT DEVELOPMENTS

RECENT ACQUISITIONS

From January 1, 1999 to April 15, 1999, the Company acquired 20 solid waste services businesses, including 11 collection operations, two Subtitle D landfills, eight transfer stations and four recycling operations representing approximately $65 million in annual revenue. These acquisitions took the Company into one new state, Minnesota. The acquired businesses included "tuck in" acquisitions in pre-existing markets, new market entries and "tuck in" acquisitions in the new markets.

EXPANDED CREDIT FACILITY

On April 13, 1999, the Company entered into a new credit facility with a syndicate of banks led by BankBoston, N.A., which among other things, increased the Company's borrowing capacity from $125.0 million to $225.0 million, modified certain covenants and lowered the Company's overall borrowing costs. As of April 16, 1999, the aggregate outstanding principal indebtedness under the credit facility was approximately $95,700,000.

                            WASTE CONNECTIONS, INC.

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                              PRO FORMA
                                                                               COMBINED
                                                                              YEAR ENDED
                                                           YEAR ENDED        DECEMBER 31,
                                                        DECEMBER 31, 1998      1998(1)
                                                        -----------------    ------------
STATEMENT OF OPERATIONS DATA:
Revenues...............................................    $   54,042        $   102,064
Cost of operations.....................................        36,554             66,576
Selling, general and administrative....................         5,317             11,064
Depreciation and amortization..........................         4,112              8,352
Stock compensation.....................................           632                632
                                                           ----------        -----------
Income from operations.................................         7,427             15,440
Interest expense.......................................        (2,257)            (9,330)
Other income (expense), net............................            --                108
                                                           ----------        -----------
Income before income taxes.............................         5,170              6,218
Income tax provision...................................        (2,395)            (3,078)
                                                           ----------        -----------
Net income before extraordinary Item...................         2,775              3,140
Extraordinary item -- early extinguishment of debt, net
  of income tax benefit of $264........................        (1,027)            (1,027)
                                                           ----------        -----------
Net income.............................................    $    1,748        $     2,113
                                                           ==========        ===========
Redeemable convertible preferred stock accretion.......          (917)              (917)
                                                           ----------        -----------
Net income applicable to common stockholders...........    $      831        $     1,196
                                                           ==========        ===========
Basic earnings per common share:
  Income before extraordinary item.....................    $     0.29        $      0.24
  Extraordinary item...................................         (0.16)             (0.11)
                                                           ----------        -----------
  Net income per common share..........................    $     0.13        $      0.13
                                                           ==========        ===========
Diluted earnings per common share:
  Income before extraordinary item.....................    $     0.22        $      0.20
  Extraordinary item...................................         (0.12)             (0.09)
                                                           ----------        -----------
  Net income per common share..........................    $     0.10        $      0.11
                                                           ==========        ===========
Shares used in calculating basic earnings per share....     6,460,293          9,349,173
Shares used in calculating diluted earnings per
  share................................................     8,371,415         11,260,295

                                                                             PRO FORMA
                                                                              COMBINED
                                                             DECEMBER 31,   DECEMBER 31,
                                                                 1998         1998(2)
                                                             ------------   ------------
BALANCE SHEET DATA:
  Cash and equivalents.....................................    $  2,675       $  4,896
  Working capital (deficit)................................      (8,717)       (10,700)
  Property and equipment, net..............................      33,043        121,028
  Total assets.............................................     149,312        254,925
  Long-term debt...........................................      60,106        148,349
  Total stockholders' equity...............................      61,063         62,329

---------------
(1) Assumes the Company's acquisitions of Columbia Resource Co., L.P. and Finley-Buttes Limited Partnership ("CRCFBLP") and the mergers with the Murrey Companies (accounted for as poolings-of-interests) occurred as of January 1, 1998. See "Unaudited Pro Forma Financial Statements" included elsewhere herein.

(2) Assumes the Company's acquisitions of CRCFBLP and the mergers with Murrey's Disposal Company, Inc., American Disposal Company, Inc., D.M. Disposal Co., Inc. and Tacoma Recycling Company, Inc. (together, the "Murrey Companies") (accounted for as poolings-of-interests) occurred on December 31, 1998. See "Unaudited Pro Forma Financial Statements" included elsewhere herein.

                                  RISK FACTORS

You should carefully consider the following factors and other information in this Prospectus before purchasing the shares of Common Stock offered by this Prospectus. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements are found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Prospectus generally. The cautionary statements contained in this Prospectus apply to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here as a result of various factors, including, but not limited to, those discussed below and elsewhere in this Prospectus.

Limited Operating History; Integration of Completed Acquisitions. The Company was formed in September 1997 and commenced operations on October 1, 1997. Accordingly, the Company has only a limited operating history on which you may evaluate its business and its prospects. You should consider the disclosures about the Company in this Prospectus in light of the risks, expenses and difficulties that companies frequently encounter in their early stages of development. The Company's recently assembled senior management team may not be able to manage the Company successfully or to implement the Company's operating and growth strategies effectively.

The Company's growth and future financial performance depend significantly on its ability to integrate acquired businesses into its organization and operations. Part of the Company's strategy is to achieve economies of scale and operating efficiencies by increasing its size through acquisitions. The Company may not achieve these goals unless it effectively combines the operations of acquired businesses with its existing operations. The Company's recently assembled senior management team may not be able to integrate the Company's completed and future acquisitions. Any difficulties the Company encounters in the integration process could materially and adversely affect its business, financial condition and operating results.

Growth Strategy Implementation; Ability to Manage Growth. The Company's growth strategy includes (i) expanding through acquisitions, (ii) acquiring additional exclusive franchise agreements and municipal contracts and (iii) generating internal growth. Whether the Company can execute its growth strategy depends on several factors, including the success of existing and emerging competition, the availability of acquisition targets, the ability to maintain profit margins in the face of competitive pressures, the ability to continue to recruit, train and retain qualified employees, the strength of demand for the Company's services and the availability of capital to support its growth.

From October 1, 1997, through April 15, 1999, the Company acquired 64 solid waste services related business. The Company may grow rapidly at times, which could significantly strain its management, operational, financial and other resources. To maintain and manage its growth, the Company will need to expand its management information systems capabilities and its operational and financial systems and controls. The Company will also need to attract, train, motivate, retain and manage additional senior managers, technical professionals and other employees. Failure to do any of these things would materially and adversely affect the Company's business, financial condition and operating results. See "Business -- Strategy."

Availability of Acquisition Targets. Although the Company has identified numerous acquisition candidates that it believes are suitable, the Company may not be able to acquire them at prices or on terms and conditions favorable to the Company. The Company's failure to make acquisitions would limit its growth. See "Business -- Strategy" and "-- Acquisition Program."

The Company competes for acquisition candidates with other entities, some of which have greater financial resources than the Company. Increased competition for acquisition candidates may make fewer acquisition opportunities available to the Company, and may cause acquisitions to be made on less attractive terms, such as higher purchase prices. Acquisition costs may increase to levels that are beyond the Company's financial capability or that would adversely affect the Company's operating results and financial condition. The Company's ability to make acquisitions will depend in part on the relative attractiveness of shares of the Company's Common Stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price and capital appreciation prospects of the Common Stock compared to the stock of the Company's competitors. If the market price of the Company's Common Stock were to decline materially over a prolonged period of time, the Company's acquisition program could be materially adversely affected.

Highly Competitive Industry. The solid waste services industry is highly competitive and fragmented and requires substantial labor and capital resources. Some of the markets in which the Company competes or will likely compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill. The Company also competes with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. These operators may have financial advantages over the Company, because of their access to user fees and similar charges, tax revenues and tax-exempt financing. Some of the Company's competitors may also be better capitalized, have greater name recognition or be able to provide services at a lower cost than the Company. The Company's inability to compete with governmental service providers and larger and better capitalized companies could materially and adversely affect the Company's business, financial condition and operating results.

The Company derives a substantial portion of its revenue from exclusive municipal contracts and franchise agreements. Many of these will be subject to competitive bidding at some time in the future. See "Business -- Services." The Company intends to bid on additional municipal contracts and franchise agreements. However, the Company may not be the successful bidder to obtain or retain contracts that come up for competitive bidding. In addition, some of the Company's customers may terminate their contracts before the end of the contract term. Municipalities in Washington may by law annex unincorporated territory, which would remove such territory from the area covered by G certificates issued by the Washington Utilities and Transportation Commission. Such annexation could reduce the areas covered by the Company's G certificates and subject more of the Company's Washington operations to competitive bidding in the future. Moreover, legislative action could amend or repeal the laws governing G Certificates, which could materially and adversely affect the Company. See "Business -- G Certificates." If the Company were not able to replace revenues from contracts lost through competitive bidding or early termination or the renegotiation of existing contracts with other revenues within a reasonable time period, the lost revenues could materially and adversely affect the Company's business, financial condition and operating results.

Intense competition exists not only to provide services to customers but also to acquire other businesses within each market. Other companies have adopted or will probably adopt the Company's strategy of acquiring and consolidating regional and local businesses to develop a national presence. The Company expects that increased consolidation in the solid waste services industry will increase competitive pressures. See "Business -- Competition."

Potential Inability to Finance the Company's Potential Growth. The Company expects to finance future acquisitions through cash from operations, borrowings under its bank line of credit, the issuance of shares of the Company's Common Stock and/or seller financing. If acquisition candidates are unwilling to accept, or the Company is unwilling to issue, shares of the Company's Common Stock as part of the consideration for such acquisitions, the Company may have to use more of its available cash resources or borrowings under its credit facility to fund acquisitions. If cash from operations and borrowings under the credit facility are insufficient to fund acquisitions, the Company will need additional equity and/or debt financing. The Company will also need to make substantial capital expenditures to fund the development or acquisition of new landfills, transfer stations and other facilities and the maintenance of such properties. The Company may not have enough capital or be able to raise enough additional capital on satisfactory terms to meet its capital requirements.

The Company's credit facility requires the Company to obtain the consent of the lending banks before acquiring any other business for more than $20.0 million in cash (including all liabilities assumed). If the Company is not able to obtain such consent, it may not be able to complete certain acquisitions, which could inhibit the Company's growth. The Company's credit facility also contains financial covenants based on the Company's current and projected financial condition after completing an acquisition. If the Company cannot satisfy these financial covenants on a pro forma basis after completing an acquisition, it would not be able to complete the acquisition without a waiver from its lending banks. Whether or not a waiver is needed, if the results of the Company's future operations differ materially from what the Company expects, the Company may no longer be able to comply with the covenants in the credit facility. The Company's failure to comply with such covenants may result in a default under the credit facility, which would allow the Company's banks to accelerate the date for repayment of debt incurred under the credit facility and materially and adversely affect the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 12 of Notes to the Company's Financial Statements.

Dependence on Management. The Company depends significantly on the services of the members of its senior management team. The departure of any of those persons might materially and adversely affect the Company's business, financial condition and operating results. The Company currently maintains "key man" life insurance with respect to Ronald J. Mittelstaedt, its President, Chief Executive Officer and Chairman, in the amount of $3.0 million. See "Management." Key members of the Company's management have entered into employment agreements with the Company with terms ranging from three to five years. See
"Management -- Employment Agreements." These agreements may not be enforceable by the Company.

Geographic Concentration. The Company's operations and customers are located in California, Idaho, Kansas, Minnesota, Nebraska, Oklahoma, Oregon, South Dakota, Utah, Washington and Wyoming. The Company expects to focus its operations on the Western U.S. for at least the foreseeable future. The Company estimates that more than 46% of its revenues for the year ended December 31, 1998, were derived from Washington, and the mergers with the Murrey Companies increased the Company's geographic concentration in Washington. Therefore, the Company's business, financial condition and operating results would be negatively affected by downturns in the general economy in the Western U.S., particularly in Washington, and other factors affecting the region, such as state regulations affecting the solid waste services industry and severe weather conditions. In addition, the costs and time involved in permitting, and the scarcity of, available landfills in the Western U.S. could make it difficult for the Company to expand vertically in those markets. The Company may not complete enough acquisitions in other markets to lessen its geographic concentration. See "Business -- Strategy."

Seasonality of Business. Based on historic trends experienced by the businesses acquired by the Company, the Company expects its operating results to vary seasonally, with revenues typically lowest in the first quarter of the year, higher in the second and third quarters, and lower in the fourth quarter than in the second and third quarters. This seasonality reflects the lower volume of solid waste generated during the late fall, winter and early spring months, because of decreased construction and demolition activities during the winter months in the Western U.S. In addition, certain of the Company's operating costs should be generally higher in the winter months, because adverse winter weather conditions slow waste collection activities, resulting in higher labor costs, and greater precipitation increases the weight of collected waste, resulting in higher disposal costs, which are calculated on a per ton basis. Because the Company expects most of its operating expenses to remain fairly constant throughout the fiscal year, it expects operating income to be generally lower in the winter months. Future seasonal and quarterly fluctuations may materially and adversely affect the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Government Regulation. The Company is subject to extensive and evolving environmental laws and regulations. These have been enforced more and more stringently in recent years because of greater public interest in protecting the environment. These laws and regulations impose substantial costs on the Company and affect the Company's business in many ways, including as set forth below and under "Business -- Regulation." In addition, federal, state and local governments may change the rights they grant to and the restrictions they impose on solid waste services companies, and such changes could have a material adverse effect on the Company.

To own and operate landfills, the Company must obtain and maintain licenses or permits and zoning, environmental and/or other land use approvals. These licenses or permits and approvals are difficult and time-consuming to obtain and renew, and elected officials and citizens' groups frequently oppose them. See "Business -- Legal Proceedings." The Company may not be able to obtain and maintain the permits and approvals it needs to own or operate landfills (including increasing their capacity), and failing to do so could materially and adversely affect the Company's operating results and financial condition.

Extensive regulations govern the design, operation and closure of landfills. These regulations include the regulations ("Subtitle D Regulations") that establish minimum federal requirements adopted by the U.S. Environmental Protection Agency (the "EPA") in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976 ("RCRA"). If the Company fails to comply with these regulations, it could be required to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently. Future changes to these regulations may require the Company to modify, supplement or replace equipment or facilities at substantial costs. The failure of regulatory agencies to enforce these regulations vigorously or consistently may give an advantage to competitors of the Company whose facilities do not comply with the Subtitle D Regulations or their state counterparts. The Company's financial obligations arising from any failure to comply with these regulations could materially and adversely affect the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

Companies in the solid waste services business are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies or citizens' groups. Governmental agencies may seek to impose fines or penalties on the Company, to revoke or deny renewal of the Company's operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations, or to require the Company to remediate potential environmental problems relating to waste that the Company or its predecessors collected, transported, disposed of or stored. The Company may also be subject to actions brought by individuals or community groups in connection with its operations. Any adverse outcome in these proceedings could have a material adverse effect on the Company's business, financial condition and operating results and create adverse publicity about the Company. See "Potential Environmental Liability" below and "Business -- Legal Proceedings."

Potential Environmental Liability. The Company is liable for any environmental damage that its solid waste facilities cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water. The Company may be liable for damage resulting from conditions existing before it acquired such facilities. The Company may also be liable for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal the Company or its predecessors arranged. Any substantial liability of the Company for environmental damage could materially and adversely affect the Company's business, financial condition and operating results. See "Business -- Regulation."

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), imposes strict, joint and several liability on the present owners and operators of facilities from which a release of hazardous substances into the environment has occurred, as well as any party that owned or operated the facility at the time of disposal of the hazardous substances, regardless of when the hazardous substance was first detected. CERCLA defines the term "hazardous substances" very broadly to include more than 700 substances that are specified under RCRA, have specific hazardous characteristics defined under RCRA or are regulated under any of several other statutes.

CERCLA imposes similar liability on generators of waste that contains hazardous substances and on hazardous substance transporters that select the treatment, storage or disposal site. All such persons, who are referred to as potentially responsible parties ("PRPs"), generally are jointly and severally liable for the expense of waste site investigation, waste site cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with all relevant laws and regulations. These costs can be very substantial. Furthermore, liability under CERCLA can be based on the existence of even very small amounts of hazardous substances; unlike most of the other laws that regulate hazardous substances, CERCLA does not require any minimum volume or concentration of a hazardous substance to be present before imposing liability. It is likely that hazardous substances have in the past come to be located in landfills that the Company owns or operates. If any of the Company's sites or operations ever experiences environmental problems, the Company could be subject to substantial liability, which could materially and adversely affect its business, financial condition and operating results. The Company has not been named as a PRP in any action brought under CERCLA. See "Business -- Regulation."

Each business that the Company acquires or has acquired may have liabilities that the Company fails or is unable to discover, including liabilities that arise from prior owners' failure to comply with environmental laws. As a successor owner, the Company may be legally responsible for these liabilities. Even if the Company obtains legally enforceable representations, warranties and indemnities from the sellers of such businesses, they may not cover fully the liabilities. Some environmental liabilities, even if the Company does not expressly assume them, may be imposed on the Company under various legal theories, particularly under CERCLA. The Company's insurance program does not cover liabilities associated with any environmental cleanup or remediation of the Company's own sites. A successful uninsured claim against the Company could materially and adversely affect the Company's business, financial condition and operating results. See "Business -- Acquisition Program."

Limitations on Landfill Permitting and Expansion. The Company currently owns and operates three landfills and operates two other landfills. The Company's ability to meet its growth objectives may depend in part on its ability to acquire, lease and expand landfills and develop new landfill sites. As of March 31, 1999, the estimated total remaining permitted disposal capacity of the Fairmead Landfill in Madera County, California operated by the Company was approximately
2.86 million tons, with approximately 2.04 million additional tons of disposal capacity in various stages of permitting. As of that date, the estimated total remaining permitted disposal capacity of the Red Carpet Landfill in Major County, Oklahoma owned and operated by the Company was approximately 525,000 tons, with approximately 1.75 million additional tons of disposal capacity in various stages of permitting. As of that date, the estimated total remaining permitted disposal capacity at the Finley-Buttes Regional Landfill owned and operated by the Company was approximately 65.99 million tons, with approximately
56.88 million additional tons of disposal capacity in various stages of permitting. The estimated total remaining permitted disposal capacity of the Butler County Landfill owned and operated by the Company was approximately 2.32 million tons, with an additional 1.60 million tons of disposal capacity in various stages of permitting. The Northeast Nebraska Solid Waste Coalition landfill in Clarkson, Nebraska (the "Coalition Landfill") operated by the Company had approximately 3.68 million tons of remaining permitted disposal capacity.

The Company may not be able to obtain new landfill sites or expand the permitted capacity of these landfills when necessary.

In some areas in which the Company operates, suitable land for new sites or expansion of existing landfill sites may be unavailable. Operating permits for landfills in states where the Company operates must generally be renewed at least every five years. Obtaining required permits and approvals to build, operate and expand solid waste management facilities, including landfills and transfer stations, has become increasingly difficult and expensive. It often takes several years, requires numerous hearings and compliance with zoning, environmental and other requirements and is resisted by citizen, public interest or other groups. The Company may not be able to obtain or maintain the permits it requires to expand, and such permits may contain burdensome terms and conditions. Even when granted, final permits to expand are often not approved until the remaining permitted disposal capacity of a landfill is very low. Local laws and ordinances also may affect the Company's ability to obtain permits to expand landfills. If the Company were to exhaust its permitted capacity at a landfill, its ability to expand internally would be limited, and the Company could be required to cap and close that landfill and forced to dispose of collected waste at more distant landfills or at landfills operated by its competitors. The resulting increased costs would materially and adversely affect the Company's business, financial condition and operating results. See
"Business -- Services -- Landfills."

Alternatives to Landfill Disposal; Waste Reduction Programs. Alternatives to landfill disposal, such as recycling, composting and incineration, are available in some areas in which the Company operates. In addition, state and local authorities increasingly require recycling and waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. These developments may reduce the volume of waste in certain areas. For example, California has adopted plans that set goals for percentages of certain solid waste items to be recycled, which are being phased in over the next several years. Increased use of alternatives to landfill disposal may materially and adversely affect the Company's business, financial condition and operating results.

Potential Inadequacy of Accruals for Closure and Post-Closure Costs. The Company may be required to pay closure and post-closure costs of landfills and any disposal facilities that it owns or operates. The Company accrues for future closure and post-closure costs of its owned landfills (generally for a term of 30 years after final closure of a landfill), based on engineering estimates of consumption of permitted landfill airspace over the useful life of any such landfill. The Company's obligations to pay closing or post-closing costs may exceed the amount the Company accrued and reserved and other amounts available from funds or reserves established to pay such costs. This could materially and adversely affect the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Services -- Landfills."

Charges Related to Capitalized Expenditures. In accordance with generally accepted accounting principles, the Company capitalizes some expenditures and advances relating to acquisitions, pending acquisitions and landfill development projects. As of March 31, 1999, the Company had no capitalized expenditures relating to landfill development projects and $26,973 in capitalized expenditures relating to pending acquisitions. The Company expenses indirect acquisition costs such as executive salaries, general corporate overhead, public affairs and other corporate services as it incurs those costs. The Company charges against earnings any unamortized capitalized expenditures and advances (net of any portion thereof that the Company estimates it will recover, through sale or otherwise) that relate to any operation that is permanently shut down, any pending acquisition that is not consummated and any landfill development project that the Company does not expect to complete. Therefore, the Company may incur charges against earnings in future periods, which could materially and adversely affect the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Potential Inability to Obtain Performance or Surety Bonds, Letters of Credit or Insurance. Municipal solid waste services contracts and landfill closure obligations may require the Company to obtain performance or surety bonds, letters of credit, or other means of financial assurance to secure its performance. Some of the Company's existing solid waste collection and recycling contracts require the Company to obtain performance bonds, which it has obtained. If the Company in the future is not able to obtain performance or surety bonds or letters of credit in sufficient amounts or at acceptable rates, it may not be able to enter into additional municipal solid waste services contracts or obtain or retain landfill operating permits. Any future difficulty in obtaining insurance could also make it more difficult for the Company to secure future contracts conditioned on the contractor's having adequate insurance coverage. The Company's failure to obtain means of financial assurance or adequate insurance coverage could materially and adversely affect its business, financial condition and operating results. See "Business -- Risk Management, Insurance and Performance Bonds."

Commodity Risk On Resale of Recyclables. The Company provides recycling services to some of its customers. The sale prices of and demand for recyclable waste products, particularly wastepaper, are frequently volatile and may affect the Company's operating results. See "Business -- Services -- Recycling and Other Services."

Potential Anti-Takeover Effect of Certain Charter and By-Law Provisions and Delaware Law. Under the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and Amended and Restated By-Laws (the "Restated By-Laws"), the Company's Board of Directors is divided into three classes of directors who serve staggered three-year terms. As a result, approximately one-third of the Company's Board is elected each year. The classified Board is intended to ensure continuity and stability in the Board's composition and policies if another party attempts a hostile takeover of the Company or initiates a proxy contest. The classification of the Board extends the time required to change the control of the Board and may discourage any hostile takeover bid for the Company. The classified Board may also make it harder to remove the Company's incumbent management, even if such removal would generally benefit stockholders. Therefore, it may discourage some tender offers.

The authorized capital of the Company includes 10,000,000 shares of "blank check" Preferred Stock. No shares of Preferred Stock are currently outstanding. The Company may issue Preferred Stock and determine its price, rights, preferences, privileges and restrictions, including voting and dividend rights, without stockholder approval. The rights of holders of Preferred Stock that the Company may issue in the future may adversely affect the rights of the holders of Common Stock. The issuance of Preferred Stock may make it more difficult for a third party to acquire the Company. The Company has no present plan to issue Preferred Stock.

The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. That section generally prohibits the Company from engaging in a "business combination" with an "interested stockholder" for three years after the time that such stockholder became an interested stockholder. Section 203 also could delay or prevent a change of control of the Company. These provisions, and provisions of the Restated Certificate of Incorporation and Restated By-Laws, may deter hostile takeovers or delay or prevent changes in control or management of the Company, including transactions in which stockholders might be paid more than current market prices for their shares. These provisions may also limit stockholders' ability to approve transactions that they believe are in their best interests. See "Description of Capital Stock -- Preferred Stock" and "-- Certain Statutory, Charter and By-Law Provisions."

Subsequent Share Issuances; Shares Eligible for Future Sale. The market price of the Company's Common Stock could drop if a large number of shares of Common Stock are sold in the public market, or if market participants believe that such sales could occur, or if the Company issues a large number of shares in acquisitions. Such issuances could also make it more difficult for the Company to fund acquisitions by issuing Common Stock. Shares issued under this Registration Statement may generally be sold in the public market immediately after they are issued. See "Shares Eligible for Future Sale."

Fluctuations in Quarterly Results; Potential Stock Price Volatility. The Company believes that investors should not rely on period-to-period comparisons of its operating results as an indication of future performance. Many factors, including general economic conditions, government regulatory action, acquisitions, capital expenditures and other costs related to expanding operations and services, pricing changes and adverse weather conditions, may cause the Company's operating results to fall below the expectations of securities analysts and investors in future quarters. This would likely cause the price of the Company's Common Stock to drop. In addition, the stock market sometimes experiences large price and volume fluctuations generally. Although these broad market fluctuations may not relate to the operating performance of companies whose securities are publicly traded, they may cause the market price of such companies' stock, including the Company's Common Stock, to drop. After periods of volatility in the market price of a company's securities, shareholders often bring class action lawsuits against that company. The Company may be the target of such lawsuits in the future, which could be expensive and divert management's attention and resources. This could materially and adversely affect the Company's business, financial condition and operating results. In addition, any adverse determination in any such lawsuit could subject the Company to significant liabilities.

No Dividends. The Company does not intend to pay cash dividends on the Common Stock. In addition, the Company's credit facility prohibits the Company from paying dividends without the consent of the lenders. See "Dividend Policy."

Impact of the Year 2000. The Company will need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and afterwards. The Company expects to complete those modifications and upgrades during 1999, at a total cost of approximately $100,000. The Company has spent part of its Year 2000 budget on replacing its billing systems in Maltby and Vancouver. Because the Company's operations rely primarily on mechanical systems such as trucks to collect solid waste, the Company does not expect its operations to be significantly affected by Year 2000 issues. The Company's customers may need to make

Year 2000 modifications to software and hardware that they use to generate records, bills and payments relating to the Company. The Company does not rely on vendors on a routine basis except for providers of disposal services. The Company takes waste to a site and is normally billed based on tonnage received. The Company believes that if its disposal vendors encounter Year 2000 problems, they will convert to manual billing based on scale recordings until they resolve those issues.

In assessing the Company's exposure to Year 2000 issues, management believes its biggest challenges lie in the following areas: Year 2000 issues at the Company's banks, large (typically municipal) customers, and acquired businesses between the time the Company acquires them and the time the Company implements its own systems. The Company is obtaining Year 2000 compliance certifications from its vendors, banks and customers. If the Company and its vendors, banks and customers do not complete the required Year 2000 modifications on time, the Year 2000 issue could materially affect the Company's operations. The Company believes, however, that in the most reasonably likely worst case, the effects of Year 2000 issues on its operations would be brief and small relative to the Company's overall operations. The Company has not made a contingency plan to minimize operational problems if the Company and its vendors, banks and customers do not timely complete all required Year 2000 modifications.

                                DIVIDEND POLICY

The Company has never paid cash dividends on its Common Stock. The Company does not currently anticipate paying any cash dividends on the Common Stock. The Company intends to retain all earnings to fund the operation and expansion of its business. In addition, the Company's credit facility restricts the payment of cash dividends.

                          PRICE RANGE OF COMMON STOCK

The Company's Common Stock is traded on the Nasdaq National Market under the symbol "WCNX." The following table shows the high and low sale prices for the Common Stock for the period from May 22, 1998, the date of the Company's initial public offering, through April 19, 1999.

                            1998                                HIGH       LOW
                            ----                               ------    --------
Second Quarter (from May 22, 1998)..........................   $20.75    $13.75
Third Quarter...............................................   $23.38    $17.75
Fourth Quarter..............................................   $21.13    $15.88

                            1999
                            ----
First Quarter...............................................   $16.50    $24.00
Second Quarter (through April 19, 1999).....................   $22.00    $25.31

On April 19, 1999, the last sale price of the Common Stock as reported by the Nasdaq National Market was $23.50 per share. See "Description of Capital Stock."

       SELECTED HISTORICAL AND SUPPLEMENTAL FINANCIAL AND OPERATING DATA

The following tables present selected historical and supplemental statements of operations and balance sheet data of Waste Connections and our predecessors for the periods indicated.

The entities Waste Connections acquired in September 1997 from Browning-Ferris Industries, Inc. ("BFI") are collectively referred to as Waste Connections' predecessors. BFI acquired the predecessors during 1995 and 1996. Before being acquired by BFI, the predecessors operated as separate stand-alone businesses.

The supplemental financial information gives retroactive effect to the business combinations of Waste Connections with the Murrey Companies (accounted for as poolings-of-interests) which occurred on January 19, 1999. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The supplemental financial data does not extend through the date of consummation; however, such information will be included in the historical consolidated financial statements of Waste Connections after financial statements covering the date of consummation of the business combination are issued. This information is based on the audited supplemental financial statements included elsewhere herein.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                      SELECTED HISTORICAL AND SUPPLEMENTAL
                          FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                             FIBRES
                                                             INTER-                                       THE
                                                           NATIONAL,                                    DISPOSAL
                                                              INC.                                       GROUP
                                               THE           PERIOD                         THE         COMBINED
                              FIBRES         DISPOSAL         FROM                        DISPOSAL        FROM
                          INTERNATIONAL,      GROUP        JANUARY 1,    PREDECESSORS      GROUP       JANUARY 1,   PREDECESSORS
                               INC.          COMBINED         1995        ONE MONTH       COMBINED        1996        COMBINED
                            YEAR ENDED      YEAR ENDED      THROUGH         ENDED        YEAR ENDED     THROUGH     PERIOD ENDED
                           DECEMBER 31,    DECEMBER 31,   NOVEMBER 30,   DECEMBER 31,   DECEMBER 31,    JULY 31,    DECEMBER 31,
                               1994            1994           1995           1995           1995          1996          1996
                          --------------   ------------   ------------   ------------   ------------   ----------   ------------
HISTORICAL STATEMENTS OF
  OPERATIONS DATA(1):
Revenues................      $5,610         $22,004         $7,340          $595         $19,660        $8,738       $13,422
Cost of operations......       4,432          18,298          5,653           527          16,393         6,174        11,420
Selling, general and
  administrative........         552           3,320            823            72           3,312         2,126         1,649
Depreciation and
  amortization..........         642             606            715            74             628           324           962
                              ------         -------         ------          ----         -------        ------       -------
Income (loss) from
  operations............         (16)           (220)           149           (78)           (673)          114          (609)
Interest expense........        (191)           (548)          (162)           (1)           (206)          (12)         (225)
Other income (expense),
  net...................          (2)            871             98             5              --         2,661          (147)
                              ------         -------         ------          ----         -------        ------       -------
Income (loss) before
  income taxes..........        (209)            103             85           (74)           (879)        2,763          (981)
Income tax (provision)
  benefit...............          --              --            (29)           --             298          (505)           --
                              ------         -------         ------          ----         -------        ------       -------
Net income (loss).......      $ (209)        $   103         $   56          $(74)        $  (581)       $2,258       $  (981)
                              ======         =======         ======          ====         =======        ======       =======

                           (See footnotes on page 21)

                                                           WASTE CONNECTIONS, INC.
                                               -----------------------------------------------
                               PREDECESSORS       PERIOD FROM
                                 COMBINED          INCEPTION                       PRO FORMA
                                NINE MONTHS      (SEPTEMBER 9,                      COMBINED
                                   ENDED         1997) THROUGH      YEAR ENDED     YEAR ENDED
                               SEPTEMBER 30,     DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                   1997              1997              1998         1998(4)
                               -------------   -----------------   ------------   ------------
HISTORICAL STATEMENTS OF
  OPERATIONS DATA(1):
  Revenues...................     $18,114         $    6,237        $   54,042    $   102,064
  Cost of operations.........      14,753              4,703            36,554         66,576
  Selling, general and
     administrative..........       3,009                619             5,317         11,064
  Depreciation and
     amortization............       1,083                354             4,112          8,352
  Start-up and integration...          --                493                --             --
  Stock compensation.........          --              4,395               632            632
                                  -------         ----------        ----------    -----------
  Income (loss) from
     operations..............        (731)            (4,327)            7,427         15,440
  Interest expense...........        (456)            (1,035)           (2,257)        (9,330)
  Other income (expense),
     net.....................          14                (36)               --            108
                                  -------         ----------        ----------    -----------
  Income (loss) before income
     taxes...................      (1,173)            (5,398)            5,170          6,218
  Income tax (provision)
     benefit.................          --                332            (2,395)        (3,078)
                                  -------         ----------        ----------    -----------
  Income (loss) before
     extraordinary item......      (1,173)            (5,066)            2,775          3,140
  Extraordinary item -- early
     extinguishment of debt,
     net of income tax
     benefit of $264.........          --                 --            (1,027)        (1,027)
                                  -------         ----------        ----------    -----------
  Net income (loss)..........     $(1,173)        $   (5,066)       $    1,748    $     2,113
                                  =======         ==========        ==========    ===========
  Redeemable convertible
     preferred stock
     accretion...............                           (531)             (917)          (917)
                                                  ----------        ----------    -----------
  Net income (loss)
     applicable to common
     stockholders............                     $   (5,597)       $      831    $     1,196
                                                  ==========        ==========    ===========
  Basic income (loss) per
     common share:
     Income (loss) before
       extraordinary item....                     $    (2.99)       $     0.29    $      0.24
     Extraordinary item......                             --             (0.16)         (0.11)
                                                  ----------        ----------    -----------
     Net income (loss) per
       common share..........                     $    (2.99)       $     0.13    $      0.13
                                                  ==========        ==========    ===========
  Diluted income (loss) per
     common share:
     Income (loss) before
       extraordinary item....                     $    (2.99)       $     0.22    $      0.20
     Extraordinary item......                             --             (0.12)         (0.09)
                                                  ----------        ----------    -----------
     Diluted net income
       (loss) per common
       share.................                     $    (2.99)       $     0.10    $      0.11
                                                  ==========        ==========    ===========
  Shares used in calculating
     basic net income (loss)
     per share...............                      1,872,567         6,460,293      9,349,173
  Shares used in calculating
     diluted income (loss)
     per share...............                      1,872,567         8,371,415     11,260,295

                           (See footnotes on page 21)

                                                  YEARS ENDED DECEMBER 31,
                                           --------------------------------------
                                              1994          1995          1996
                                           ----------    ----------    ----------
SUPPLEMENTAL STATEMENTS OF OPERATIONS
  DATA(2):
  Revenues...............................  $   23,804    $   27,786    $   25,024
  Cost of operations.....................      18,829        20,859        20,465
  Selling, general and administrative....       1,940         2,101         2,142
  Depreciation and amortization..........         818           923         1,236
                                           ----------    ----------    ----------
  Income from operations.................       2,217         3,903         1,181
  Interest expense.......................        (321)         (198)         (284)
  Other income (expense), net............        (347)          210           309
                                           ----------    ----------    ----------
  Income before income taxes.............       1,549         3,915         1,206
  Income tax provision...................        (517)         (690)         (543)
                                           ----------    ----------    ----------
  Net income.............................  $    1,032    $    3,225    $      663
                                           ==========    ==========    ==========
  Basic and diluted net income per
     share...............................  $     0.36    $     1.12    $     0.23
                                           ==========    ==========    ==========
  Shares used in per share calculation...   2,888,880     2,888,880     2,888,880
                                           ==========    ==========    ==========

                           (See footnotes on page 21)

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                          1997          1998
                                                       ----------    -----------
SUPPLEMENTAL STATEMENTS OF OPERATIONS DATA(2):
  Revenues...........................................  $   35,111    $    86,570
  Cost of operations.................................      27,836         62,964
  Selling, general and administrative................       2,942          8,108
  Depreciation and amortization......................       1,725          6,306
  Start-up and integration...........................         493             --
  Stock compensation.................................       4,395            632
                                                       ----------    -----------
  Income (loss) from operations......................      (2,280)         8,560
  Interest expense...................................      (1,415)        (2,792)
  Other income (expense), net........................         247             79
                                                       ----------    -----------
  Income (loss) before income taxes..................      (3,448)         5,847
  Income tax provision...............................        (302)        (2,930)
                                                       ----------    -----------
  Income (loss) before extraordinary item............      (3,750)         2,917
  Extraordinary item -- early extinguishment of debt,
     net of income tax benefit of $264...............          --         (1,027)
                                                       ----------    -----------
  Net income (loss)..................................  $   (3,750)   $     1,890
                                                       ==========    ===========
  Redeemable convertible preferred stock accretion...        (531)          (917)
                                                       ----------    -----------
  Net income (loss) applicable to common
     stockholders....................................  $   (4,281)   $       973
                                                       ==========    ===========
  Basic income (loss) per common share:
     Income (loss) before extraordinary item.........  $    (0.90)   $      0.21
                                                       ----------    -----------
     Extraordinary item..............................          --          (0.11)
                                                       ----------    -----------
     Net income (loss) per common share..............  $    (0.90)   $      0.10
                                                       ==========    ===========
  Diluted income (loss) per common share:
     Income (loss) before extraordinary item.........  $    (0.90)   $      0.18
     Extraordinary item..............................          --          (0.09)
                                                       ----------    -----------
     Net income (loss) per common share..............  $    (0.90)   $      0.09
                                                       ==========    ===========
  Shares used in calculating basic net income (loss)
     per share.......................................   4,761,447      9,349,173
                                                       ==========    ===========
  Shares used in calculating diluted net income
     (loss) per share................................   4,761,447     11,260,295
                                                       ==========    ===========

                           (See footnotes on page 21)


                                                        THE DISPOSAL                    DISPOSAL
                                FIBRES INTERNATIONAL,      GROUP       PREDECESSORS      GROUP       PREDECESSORS
                                        INC.              COMBINED       COMBINED       COMBINED       COMBINED
                                    DECEMBER 31,        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                        1994                1994           1995           1995           1996
                                ---------------------   ------------   ------------   ------------   ------------
HISTORICAL BALANCE SHEET
  DATA(1):
Cash and equivalents..........         $  321             $   203         $  184        $   961        $   102
Working capital (deficit).....            155              (4,279)            90          2,498            695
Property and equipment, net...          3,810               2,771          4,035          2,221          5,069
Total assets..................          6,317               7,318          9,151          6,942         15,291
Long-term debt(3).............          2,353                  90            149          6,890             89
Redeemable convertible
  preferred stock.............             --                  --             --             --             --
Total stockholders' equity
  (deficit)...................          3,045              (1,486)            --         (2,067)            --

                                     WASTE CONNECTIONS, INC.
                                           DECEMBER 31,
                                ----------------------------------
                                                       PRO FORMA
                                                        COMBINED
                                                      DECEMBER 31,
                                 1997        1998       1998(5)
                                -------    --------   ------------
HISTORICAL BALANCE SHEET
  DATA(1):
Cash and equivalents..........  $   820    $  2,675     $  4,896
Working capital (deficit).....      836      (8,717)     (10,700)
Property and equipment, net...    4,185      33,043      121,028
Total assets..................   18,880     149,312      254,925
Long-term debt(3).............    6,762      60,106      148,349
Redeemable convertible
  preferred stock.............    7,523          --           --
Total stockholders' equity
  (deficit)...................     (551)     61,063       62,329

                                                                                 DECEMBER 31,
                                                              ---------------------------------------------------
                                                               1994      1995       1996       1997        1998
                                                              ------    -------    -------    -------    --------
SUPPLEMENTAL BALANCE SHEET DATA(2):
Cash and equivalents........................................  $  349    $   859    $    81    $   946    $  2,848
Working capital (deficit)...................................     626        (63)    (3,721)    (2,820)    (12,324)
Property and equipment, net.................................   6,301      8,027     12,529     19,004      46,986
Total assets................................................   9,343     12,573     15,065     38,576     168,447
Long-term debt(3)...........................................   4,663      2,359      1,851     11,669      63,985
Redeemable convertible preferred stock......................      --         --         --      7,523          --
Total stockholders' equity..................................   2,420      3,439      6,258      6,940      68,529

---------------
(1) The entities Waste Connections acquired in September 1997 from BFI are collectively referred to as Waste Connections' predecessors. BFI acquired the predecessors at various times during 1995 and 1996, and prior to being acquired by BFI, the predecessors operated as separate stand-alone businesses. Various factors affect the year-to-year comparability of the amounts presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" for additional information concerning Waste Connections and our predecessors.

(2) Supplemental financial data gives retroactive effect to the business combinations with the Murrey Companies which occurred on January 19, 1999. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The supplemental financial data does not extend through the date of consummation; however, such information will be included in the historical consolidated financial statements of Waste Connections after financial statements covering the date of consummation of the business combination are issued.

(3) Excludes redeemable convertible preferred stock, which converted into common stock upon our May 1998 initial public offering.

(4) Assumes the Company's acquisitions of Columbia Resource Co., L.P. and Finley-Buttes Limited Partnership ("CRCFBLP") and the mergers with the Murrey Companies (accounted for as poolings-of-interests) occurred as of January 1, 1998. See "Unaudited Pro Forma Financial Statements" included elsewhere herein.

(5) Assumes the Company's acquisitions of CRCFBLP and the mergers with the Murrey Companies (accounted for as poolings-of-interests) occurred on December 31, 1998. See "Unaudited Pro Forma Financial Statements" included elsewhere herein.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion in conjunction with the audited and unaudited financial statements and other financial information in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed in the forward-looking statements because of various factors, including, but not limited to, those listed in "Risk Factors" and the matters discussed in this Prospectus generally.

OVERVIEW

Waste Connections is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S.

The Company generally intends to pursue an acquisition-based growth strategy and has acquired 64 companies since its inception in September 1997. The Company accounted for the mergers with the Murrey Companies, Roche & Sons, Inc. and Ritters Sanitary Service, Inc. as poolings-of-interests, and for the remainder of the acquisitions as purchases. Accordingly, the Company has included the operating results of these acquired businesses in the Company's financial statements only from the dates that the Company acquired them. The Company expects a substantial part of its future growth to come from acquiring additional solid waste collection, transfer and disposal businesses. Additional acquisitions could continue to affect period-to-period comparisons of its operating results. The Company also expects to invest in collection vehicles and equipment, maintenance of existing equipment, and management information systems, which should enable the Company to expand internally and through acquisitions based on its existing infrastructure. The Company expects to fund future acquisitions through cash from operations, borrowings under its bank line of credit, the issuance of shares of the Company's Common Stock and/or seller financing. As of April 15, 1999, the Company had consummated the following acquisitions:

Initial Acquisitions. In September 1997, the Company joined with two other parties to bid on certain solid waste and recycling businesses offered for sale by BFI. The Company acquired the stock of Browning-Ferris Industries of Washington, Inc., a provider of solid waste services to more than 78,000 customers through three municipal contracts and one G certificate in southwestern Washington, and the stock of its subsidiary, Fibres International, Inc., a provider of solid waste services to more than 24,000 customers through eight municipal contracts and one G certificate in north central Washington. The acquired companies subsequently changed their names to Waste Connections of Washington, Inc. and Waste Connections International, Inc., respectively. The two other parties acquired selected BFI solid waste collection and transportation assets and operations in Idaho, and BFI's recycling assets and operations in Washington, Idaho and Oklahoma.

California Acquisitions. Effective February 1, 1998, the Company acquired the stock of Madera, an integrated solid waste services company operating in north central California. In connection with the Madera acquisition, the Company acquired one franchise agreement and one municipal contract, pursuant to which it serves more than 9,000 commercial, industrial and residential customers, and agreements to operate two transfer stations, one Subtitle D landfill and one recycling facility. On September 9, 1998, the Company acquired certain collection assets from Youngclaus Enterprises, which "tuck in" to its Madera operations. On September 22, 1998, Curry Transfer and Recycling, a wholly owned subsidiary of the Company, acquired certain business assets of Harrell's Septic Service, which provides portable toilet and septic services in northwestern California and southwestern Oregon (see "Oregon Acquisitions" below). On December 30, 1998, the Company acquired the stock of Amador Disposal Service, Inc. and Mother Lode Sani-Hut, Inc., which provide solid waste collection, recycling and disposal services to approximately 11,000 customers in north central California.

Idaho Acquisitions. On January 30, 1998, the Company acquired the stock of Waste Connections of Idaho, Inc., which provides solid waste collection services to more than 10,000 customers in eastern Idaho through subscription agreements with residential customers and seven municipal contracts. Waste Connections of Idaho, Inc., was formed in September 1997 by affiliates of the Company for the purpose of acquiring certain assets of Browning-Ferris Industries of Idaho, Inc. Effective March 1, 1998, the Company acquired certain solid waste collection assets from Hunter Enterprises, Inc., a solid waste services company located in eastern Idaho. These assets "tuck in" to the Company's Idaho operations and serve approximately 2,800 residential and commercial customers. On October 15, 1998, the Company acquired the stock of R&N, LLC, which provides solid waste collection and transportation services to approximately 4,300 customers in southwestern Idaho.

Kansas Acquisitions. On December 21, 1998, a wholly owned subsidiary of the Company acquired the assets of Heartland Waste Management, Inc., which provides solid waste collection services to approximately 2,500 customers in southern Kansas. On March 31, 1999, a wholly owned subsidiary of the Company acquired the assets of Kansas Industrial Services, Inc. and Williams Trash Service, which provide solid waste collection services to approximately 50 and 1,000 customers, respectively, in southern Kansas. These assets "tuck in" to the Company's western Oklahoma operations.

Minnesota Acquisition. On March 30, 1999, a wholly owned subsidiary of the Company merged into Ritter's Sanitary Service, Inc., which provides solid waste collection and recycling services to approximately 4,900 customers in southwestern Minnesota.

Nebraska Acquisitions. On July 31, 1998, a wholly owned subsidiary of the Company merged into Shrader, which provides solid waste and recyclables collection services to more than 22,500 customers in eastern Nebraska. On August 3, 1998, the Company acquired the stock of J&J Sanitation, Inc. and Big Red Roll Off, Inc. (together, "J&J"), which together serve more than 9,500 customers in eastern Nebraska. On September 18, 1998, Waste Connections of Nebraska, Inc., a wholly owned subsidiary of the Company, acquired substantially all the assets of Affiliated Waste Services, L.L.C., which provides solid waste collection and transportation services to approximately 4,700 customers in eastern Nebraska. On the same date, Waste Connections of Nebraska, Inc. acquired substantially all of the assets of Wolff's Trashmasher and Haul It All Sanitary Service, two sole proprietorships that provide solid waste collection and transportation services to approximately 1,400 customers in eastern Nebraska.

On January 6, 1999, the Company purchased the stock of Butler County Landfill, Inc. and certain assets of Kobus Construction, Inc., which provide solid waste disposal and transportation services to approximately 300 customers in eastern Nebraska.

On February 24, 1999, the Company acquired from affiliates of Allied Waste Industries, Inc. the stock of CRX, Inc., Dolpheide Sanitation Service, Inc. and Better Disposal Service, Inc., three Nebraska corporations that provide solid waste collection, recycling and disposal services to approximately 8,600 customers in eastern Nebraska and operate a landfill in Clarkson, Nebraska. Concurrently, the Company sold to Allied the stock of Waste Connections International, Inc., which operated the Company's collection, recycling and disposal business in Issaquah and Maltby, Washington. On March 23, 1999, and March 26, 1999, wholly owned subsidiaries of the Company acquired certain assets of Mrsny Sanitary Service, Inc. and Columbus Sanitation Service, which provide solid waste collection services to approximately 800 and 1,300 customers, respectively, in eastern Nebraska. On March 29, 1999, the Company acquired the stock of Wahoo Sanitation, Inc. and Saunders County Disposal, Inc., two Nebraska corporations that provide solid waste collection, transfer and recycling services to approximately 2,000 customers in eastern Nebraska. On March 31, 1999, the Company acquired certain assets of OZ Dispos-All, which provides solid waste collection services to approximately 2,500 customers in eastern Nebraska. On April 5, 1999, a wholly owned subsidiary of the Company purchased certain assets of R&S Cleanup, which provides solid waste collection services to approximately 1,200 customers in eastern Nebraska.

Oklahoma Acquisitions. On June 5, 1998, the Company acquired the stock of B&B Sanitation, Inc., Red Carpet Landfill, Inc. and Darlin Equipment, Inc. (together, "B&B"), which together provide solid waste and recyclables collection and transportation, landfill, and equipment leasing services to more than 2,600 customers in western Oklahoma.

Oregon Acquisitions. On June 17, 1998, the Company acquired the stock of Arrow, which provides solid waste and recyclables collection, transportation and handling services to more than 2,000 customers in northwestern Oregon and southwestern Washington. On June 25, 1998, the Company acquired the stock of Curry Transfer and Recycling, Inc. ("Curry") and certain real estate located in Curry County, Oregon and used in that business. Curry provides solid waste and recyclables collection and transportation services to more than 5,400 customers in southwestern Oregon. On September 25, 1998, Curry acquired certain business assets of Westlane Disposal, which provides solid waste collection and transportation services to approximately 2,200 customers in southwestern Oregon. On November 5, 1998, the Company acquired the stock of Siuslaw Disposal, Inc., which provides solid waste collection services to approximately 1,800 customers in southwestern Oregon. On November 12, 1998, Curry acquired certain business assets of Veneta Garbage Service, which provides solid waste collection services to approximately 1,800 customers in southwestern Oregon. On November 13, 1998, Curry acquired certain assets of B&G Sanitation, which provides solid waste collection services to approximately 1,000 customers in southwestern Oregon. On November 23, 1998, the Company acquired the stock of Columbia Sanitary Services, Inc. and Moreland Sanitary Service, Inc., which provide solid waste collection services to an aggregate of approximately 4,800 customers in northwestern Oregon and southwestern Washington.

On March 26, 1999, a wholly owned subsidiary of the Company acquired certain assets of Sandy's Disposal Service and Extra Mile Disposal, which provide solid waste collection services to approximately 1,000 customers in western Oregon. On March 31, 1999, a wholly owned subsidiary of the Company acquired the assets of Jack Fleming Sanitary Service, which provides solid waste collection services to approximately 400 customers in northwestern Oregon.

Utah Acquisitions. On June 1, 1998, the Company acquired substantially all of the business assets of Contractor's Waste Removal, L.C. ("Contractor's"), a provider of solid waste collection and transportation services to more than 450 customers in central Utah. On July 27, August 10 and August 21, 1998, the Company acquired certain business assets of Miller Containers, Inc., ABC Waste, Inc., and Contractors Waste, Inc., respectively, which together provide solid waste collection services to approximately 290 customers in central Utah and "tuck in" to the Company's Utah operations. On September 21, 1998, Waste Connections of Utah, Inc., a wholly owned subsidiary of the Company, acquired certain assets of Country Garbage Services, Inc., which provides solid waste collection and transportation services in central Utah. On December 30, 1998, the Company acquired the stock of City Sanitation, Inc., which provides solid waste collection services to more than 4,200 customers in central Utah. On January 8, 1999, a wholly owned subsidiary of the Company merged into Roche & Sons, Inc. As a result, Roche & Sons, Inc. became a wholly owned subsidiary of the Company that provides solid waste collection services to approximately 6,000 customers in central Utah. On March 26, 1999, a wholly owned subsidiary of the Company acquired certain assets of Waste Away, LLC, which provides solid waste collection services to approximately 2,400 customers in central Utah.

Wyoming Acquisitions. On April 8, 1998, the Company acquired certain solid waste collection assets from A-1 Disposal, Inc. and Jesse's Disposal, both unrelated parties operating in northeastern Wyoming, and together serving approximately 2,300 customers. On May 11, 1998, the Company acquired T&T Disposal, Inc., a provider of solid waste and recyclables collection services to more than 500 customers in northeastern Wyoming. On May 8, 1998, the Company acquired Sowers' Sanitation, Inc. and Sunshine Sanitation Incorporated, providers of solid waste and recyclables collection services to an aggregate of more than 7,000 customers in western South Dakota. On August 3, 1998, the Company acquired certain assets of a South Dakota waste collection business owned by the shareholders of J&J, which "tucks in" to the Company's Wyoming and South Dakota operations. (See "Nebraska Acquisitions" above). On January 22, 1999, a wholly owned subsidiary of the Company acquired certain assets of Brecke Sanitation, which provides solid waste collection services to approximately 400 customers in western South Dakota.

Washington Acquisitions. On September 21, 1998, a wholly owned subsidiary of the Company merged into Evergreen Waste Systems, Inc. As a result of this merger, Evergreen Waste Systems, Inc. became a wholly owned subsidiary of the Company that provides solid waste and recyclables collection and transportation services to more than 6,500 customers in southwestern Washington and northwestern Oregon.

On January 19, 1999, four wholly owned subsidiaries of the Company merged into the Murrey Companies, and the Murrey Companies became wholly owned subsidiaries of the Company. The Murrey Companies provide solid waste services to more than 65,000 customers in the Seattle-Tacoma, Washington area. On March 31, 1999, the Company purchased the stock of two companies that are the sole partners of Columbia Resource Co., L.P. ("CRC") and Finley-Buttes Limited Partnership ("FBLP"). CRC provides solid waste collection services to approximately 2,700 customers in southwestern Washington. FBLP operates the Finley-Buttes Regional Landfill in northern Oregon.

The Company's management does not believe that consummation of any other acquisitions is probable as of the date of this prospectus.

GENERAL

The Company's revenues consist mainly of fees it charges customers for solid waste collection, transfer, disposal and recycling services. A large part of the Company's collection revenues come from commercial, industrial and residential services. The Company frequently performs these services under service agreements or franchise agreements with counties or municipal contracts. County franchise agreements and municipal contracts generally last from one to ten years. The Company's existing franchise agreement and all of its existing municipal contracts give the Company the exclusive right to provide specified waste services in the specified territory during the contract term. These exclusive arrangements are awarded, at least initially, on a competitive bid basis and subsequently on a bid or negotiated basis. The Company also provides residential collection services on a subscription basis with individual households. The Company provides a large part of its collection services in Washington under G certificates awarded by the Washington Utilities and Transportation Commission. G certificates grant the Company collection rights in certain areas, which rights are generally perpetual and exclusive. See
"Business -- G Certificates." Contracts with counties and municipalities and G certificates provide relatively consistent cash flow during the term of the contracts. Because the Company bills most residential customers on a subscription basis quarterly, subscription agreements also are a stable source of revenues for the Company. The Company's collection business also generates revenues from the sale of recyclable commodities.

The Company charges transfer station and landfill customers a tipping fee on a per ton basis for disposing of their solid waste at the transfer stations and disposal facilities the Company operates in Madera, California and Clarkson, Nebraska and the landfills the Company owns and operates in Major County, Oklahoma, Morrow County, Oregon and Butler County, Nebraska. Most of the Company's transfer and landfill customers are under one to ten year disposal contracts, most of which provide for annual cost of living increases.

The Company typically determines the prices for its solid waste services by the collection frequency and level of service, route density, volume, weight and type of waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposal or processing, and prices charged by competitors for similar services. The terms of the Company's contracts sometimes limit its ability to pass on price increases. Long-term solid waste collection contracts typically contain a formula, generally based on a published price index, that automatically adjusts fees to cover increases in some, but not all, operating costs.

Costs of operations include labor, fuel, equipment maintenance and tipping fees paid to third party disposal facilities, worker's compensation and vehicle insurance, the cost of materials purchased to be recycled, third party transportation expense, district and state taxes, host community fees and royalties. The Company owns and/or operates 18 transfer stations, which reduce the Company's costs by allowing it to use collection personnel and equipment more fully and by consolidating waste to gain the more favorable disposal rates that may be available for larger quantities of waste.

Selling, general and administrative ("SG&A") expenses include management, clerical and administrative compensation and overhead costs associated with the Company's marketing and sales force, professional services and community relations expense.

Depreciation and amortization expense includes depreciation of fixed assets over the estimated useful life of the assets using the straight line method and amortization of goodwill and other intangible assets over the estimated period of benefit using the straight line method.

The Company capitalizes some third party expenditures related to pending acquisitions or development projects, such as legal and engineering expenses. The Company expenses indirect acquisition costs, such as executive and corporate overhead, public relations and other corporate services, as they are incurred. The Company charges against net income any unamortized capitalized expenditures and advances (net of any portion that the Company believes it may recover, through sale or otherwise) that relate to any operation that is permanently shut down and any pending acquisition or landfill development project that is not completed. The Company routinely evaluates all capitalized costs, and expenses those related to projects that the Company believes are not likely to succeed. As of March 31, 1999, the Company had no capitalized expenditures relating to landfill development projects and $26,973 in capitalized expenditures relating to pending acquisitions.

The Company accrues for estimated landfill closure and post-closure maintenance costs at the Red Carpet Landfill it owns in Major County, Oklahoma, the Butler County Landfill it owns in Butler County, Nebraska, and the Finley-Buttes Regional Landfill it owns in Morrow County, Oregon. Under applicable regulations, the Company and Madera County, as operator and owner, respectively, are jointly liable for closure and post-closure liabilities with respect to the Fairmead landfill. The Company has not accrued for such liabilities because Madera County, as required by state law, has established a special fund, into which it deposits a portion of tipping fee surcharges, to pay such liabilities. Consequently, management of the Company does not believe Madera has any financial obligation for closure and post-closure costs for the Fairmead Landfill as of March 31, 1999. The Company will have additional material financial obligations relating to closure and post-closure costs of any disposal facilities it may own or operate in the future. In such case, the Company will accrue for those obligations, based on engineering estimates of consumption of permitted landfill airspace over the useful life of any such landfill.

RESULTS OF OPERATIONS

The following table sets forth items in Waste Connections' consolidated statement of operations as a percentage of revenues for the period indicated.

                                                           YEAR ENDED
                                                        DECEMBER 31, 1998
                                                        -----------------
Revenues..............................................        100.0%
Cost of operations....................................         67.6
Selling, general and administrative expenses..........          9.8
Depreciation and amortization expense.................          7.6
Stock compensation....................................          1.3
                                                              -----
Operating income......................................         13.7
Interest expense, net.................................         (4.2)
Income tax expense....................................         (4.4)
Extraordinary loss, net of income tax.................         (1.9)
                                                              -----
Net income (loss).....................................          3.2%
                                                              =====
EBITDA margin(1)......................................         22.5%

-------------------------
(1) EBITDA margin represents EBITDA expressed as a percentage of revenues. EBITDA represents earnings presented above before extraordinary loss, interest, (other) expense, income taxes, depreciation and amortization expense and stock compensation expense. EBITDA is not a measure of cash flow, operating results or liquidity, as determined in accordance with generally accepted accounting principles.

The financial information for Waste Connections and our predecessors for the years ended December 31, 1996 and 1997 included in this section relates to the following entities for the periods indicated:

YEAR ENDED DECEMBER 31, 1996:
The Disposal Group Combined                 January 1, 1996 through July 31, 1996 (BFI
                                            acquisition date)
Predecessors Combined                       Period ended December 31, 1996 (represents the
                                            combined results of operations of The Disposal
                                            Group subsequent to the BFI acquisition date
                                            and the operations for the year ended December
                                            31, 1996 of Fibres International, Inc., which
                                            was acquired by BFI in 1995)
YEAR ENDED DECEMBER 31, 1997:
Predecessors Combined                       Nine months ended September 30, 1997
                                            (represents the combined results of operations
                                            for the nine month period of the entities
                                            acquired by BFI in 1995 and 1996 described
                                            above)
Waste Connections, Inc.                     Period from (September 9, 1997) through
                                            December 31, 1997

The Disposal Group Combined consists of three entities that were under common control before their acquisition by BFI: Diamond Fab and Welding Service, Inc., Buchmann Sanitary Service, Inc. and The Disposal Group.

1998 VS. 1997

Revenues. Revenues for 1998 increased $47.8 million, or 766% to $54.0 million from $6.2 million for 1997. Our revenues in 1997 resulted primarily from the purchase of Waste Connections' predecessors on September 30, 1997. Approximately $47.6 million of the increase resulted primarily from the acquisitions of our predecessors and the inclusion of their revenues for a full 12 months in 1998 and other acquisitions closed since the beginning of 1998. Approximately $244,000 of the increase in revenues during 1998 resulted from growth in the underlying operations of the business acquired from BFI. Revenues related to Waste Connections' Predecessors Combined for the nine months ended September 30, 1997 were $18.1 million.

Cost of Operations. Cost of operations for 1998 increased $31.9 million, or 677%, to $36.6 million from $4.7 million for 1997. Our cost of operations in 1997 was attributable to the purchase of Waste Connections' predecessors on September 30, 1997. The increase resulted primarily from the acquisitions of our predecessors and the inclusion of their cost of operations for a full 12 months in 1998 and other acquisitions closed since the beginning of 1998. This increase in 1998 was offset slightly by a decline in expenses in the predecessors operations as a result of cost reduction measures. Cost of operations as a percentage of revenues declined 7.8% to 67.6% in 1998 from 75.4% in 1997. The decline in cost of operations as a percent of revenues was as a result of operating improvements implemented in the acquired businesses. Cost of operations of Waste Connections' Predecessors Combined for the nine months ended September 30, 1997 was $14.8 million, or 81.4% of revenues.

SG&A. SG&A expenses increased $4.7 million, or 759.0%, to $5.3 million for 1998 from $619,000 for 1997. Our SG&A expense in 1997 was attributable to the purchase of Waste Connections' predecessors on September 30, 1997. The increase resulted primarily from the acquisitions of our predecessors and the inclusion of their SG&A expenses for a full 12 months in 1998 and other acquisitions closed since the beginning of 1998, combined with an increase in corporate overhead to accommodate our growth. SG&A as a percentage of revenues declined 0.1% to 9.8% for 1998 from 9.9% for 1997. The decline in SG&A as a percentage of revenues was a result of spreading of overhead expenses over a larger base of revenue from the acquisitions completed in 1998, offset by increases in corporate overhead and the costs associated with being a public company.

Depreciation and Amortization. Depreciation and amortization expense increased $3.8 million, or 1061.5%, to $4.1 million for 1998 from $354,000 for 1997. Our depreciation and amortization expense in 1997 was attributable to the purchase of Waste Connections' predecessors on September 30, 1997. The increase resulted primarily from the acquisitions of our predecessors and the inclusion of their depreciation and amortization for a full 12 months in 1998 and other acquisitions closed since the beginning of 1998. Depreciation and amortization as a percentage of revenues increased 1.9% to 7.6% for 1998 from 5.7% for 1997. The increase in depreciation and amortization as a percentage of revenues was primarily a result of amortization of goodwill associated with acquisitions.

Stock Compensation Expense. Stock compensation expense decreased $3.8 million, or 85.6%, to $632,000 for 1998 from $4.4 million for 1997. Our stock compensation expense in 1997 was attributable to the valuation of common stock issued upon the initial formation of the company. Stock compensation as a percentage of revenues decreased

69.3% to 1.2% for 1998 from 70.5% for 1997. Our stock compensation expense in 1998 was attributable to stock options granted with exercise prices less than the estimated fair value of our common stock on the date of grant.

Start Up and Integration Expense. Start up and integration expenses relate to expenses incurred in connection with our formation and integration costs relating to our initial acquisitions.

Operating Income. Operating income increased $11.7 million from a loss of $4.3 million in 1997 to $7.4 million in 1998. The increase was attributable to the decline in stock compensation expense combined with improved operating performance and the inclusion of a full year of our predecessors' operating results and other acquisitions closed since the beginning of 1998.

Interest Expense. Interest expense increased $1.2 million, or 118%, to $2.3 million for 1998 from $1.0 million for 1997. The increase was primarily attributable to higher debt levels incurred to fund certain of our acquisitions.

Provision for Income Taxes. Income taxes increased $2.7 million to $2.4 million for 1998 from a benefit of $332,000 for 1997. The effective income tax rate in 1998 was 46.3%, which is above the federal statutory rate of 34.0% as the result of state and local taxes, non-deductible goodwill associated with certain acquisitions and the non-deductibility of the stock compensation expense.

Extraordinary Charges. Extraordinary charges relate to the early termination of our bank credit facility when it was replaced by a new and larger facility. We had two new credit facilities during 1998.

Net Income. Net income increased by $6.8 million to $1.7 million for 1998, from a loss of $5.1 million for 1997. The increase was attributable to the decline in stock compensation expense combined with improved operating performance and the inclusion of a full year of our predecessors' operating results and other acquisitions closed since the beginning of 1998.

1997 VS. 1996

Because the predecessors existed for different periods, year-to-year comparisons are not meaningful and therefore we have not included discussions of SG&A, depreciation and amortization and interest.

Revenues. Our revenues for 1997 were $6.2 million. The revenues resulted primarily from the purchase of Waste Connections' predecessors on September 30, 1997. Revenues related to Waste Connections' Predecessors Combined for the nine months ended September 30, 1997 were $18.1 million. Waste Connections' Predecessors Combined for the period ended December 31, 1996 had revenues of $13.4 million. The Disposal Group Combined had revenues of $8.7 million for the period from January 1, 1996 to July 31, 1996. The monthly revenues for Waste Connections and Waste Connections' Predecessors Combined were essentially the same in 1997 and 1996.

Cost of Operations. Cost of operations in 1997 was $4.7 million, or 75.4% of revenues. The cost of operations was attributable to the purchase of Waste Connections' predecessors on September 30, 1997. Cost of operations of Waste Connections' Predecessors Combined for the nine months ended September 30, 1997 was $14.8 million, or 81.4% of revenues.

Waste Connections' Predecessors Combined for the period ended December 31, 1996 had cost of operations of $11.4 million, or 85.1% of revenues. During the period from January 1, 1996 to July 31, 1996, the Disposal Group had cost of operations of $6.2 million, or 70.7% of revenues. Our cost of operations as a percentage of revenues in 1997 declined from Waste Connections' Predecessors Combined cost of operations as a percentage of revenues in 1997 and 1996, due to price increases in the fourth quarter of 1997 and operating cost savings in lease expense, environmental accrual fee allocations from BFI, franchise fees and amortization of loss contract accrual. Waste Connections' Predecessors Combined cost of operations as a percentage of revenues for the nine months ended September 30, 1997 declined from 1996 due to the rollover effect of the acquisition of The Disposal Group in 1996, which had generally higher margins than the existing businesses.

SUPPLEMENTAL WASTE CONNECTIONS, INC. AND PREDECESSORS

1998 VS. 1997

Revenues. Total revenues increased $51.5 million, or 146.6%, to $86.6 million for 1998 from $35.1 million for 1997. Substantially all of the increase resulted primarily from the acquisitions of BFI's Washington operations and acquisitions closed since the beginning of 1998. Approximately $1.8 million resulted from growth in the base business.

Cost of Operations. Total cost of operations increased $35.2 million, or 126.2%, to $63.0 million for 1998 from $27.8 million for 1997. The increase resulted primarily from the acquisitions of BFI's Washington operations and acquisitions closed since the beginning of 1998. Cost of operations as a percentage of revenues declined 6.6% to 72.7% for 1998 from 79.3% for 1997. The decline in cost of operations as a percentage of revenues was a result of cost reductions at acquired businesses.

SG&A. SG&A expenses increased $5.2 million, or 175.6%, to $8.1 million for 1998 from $2.9 million for 1997. The increase was primarily attributable to the inclusion of BFI's Washington operations for 12 months and acquisitions closed since the beginning of 1998 and the additional corporate costs of being a public company and supporting the rapid pace of growth. SG&A as a percentage of revenues increased 0.9% to 9.4% for 1998 from 8.4% for 1997. The increase in SG&A as a percentage of revenues was a result of the acquisitions, which had generally higher overhead expenses and the additional corporate costs of being a public company and supporting the rapid pace of growth.

Depreciation and Amortization. Depreciation and amortization expense increased $4.6 million, or 265.6%, to $6.3 million for 1998 from $1.7 million for 1997. The increase was primarily attributable to depreciation from acquired assets and increased amortization of goodwill from acquisitions. Depreciation and amortization as a percentage of revenues increased 2.3% to 7.2% for 1998 from 4.9% for 1997. The increase in depreciation and amortization as a percentage of revenues was primarily a result of amortization of goodwill associated with acquisitions.

Stock Compensation Expense. Stock compensation expense decreased $3.8 million, or 85.6%, to $632,000 for 1998 from $4.4 million for 1997. Our stock compensation expense in 1997 was attributable to the valuation of common stock issued upon the initial formation of the Company. Stock compensation as a percentage of revenues decreased 11.8% to 0.7% for 1998 from 12.5% for 1997. Our stock compensation expense in 1998 was attributable to stock options granted with exercise prices less than the estimated fair value of our common stock on the date of grant.

Start Up and Integration Expense. Start up and integration expenses relate to expenses incurred in connection with Waste Connections' formation and integration costs relating to our initial acquisitions.

Operating Income. Operating income increased $10.8 million from a loss of $2.3 million in 1997 to $8.5 million in 1998. The increase was attributable to the decline in stock compensation expense combined with improved operating performance and the inclusion of a full year of the business acquired from BFI and other acquisitions closed since the beginning of 1998.

Interest Expense. Interest expense increased $1.4 million, or 97.3%, to $2.8 million for 1998 from $1.4 million for 1997. The increase was primarily attributable to higher debt levels incurred to fund all or a portion of the purchase price of acquired businesses.

Provision for Income Taxes. Income taxes increased $2.6 million to $2.9 million for 1998 from $302,000 for 1997. The increase was associated with the profitability of the operations acquired from BFI. The effective income tax rate in 1998 was 50.1%, which is above the federal statutory rate of 34.0% as the result of state and local taxes, non-deductible goodwill associated with certain acquisitions and the non-deductibility of the stock compensation expense.

Extraordinary Charges. Extraordinary charges relate to the early termination of our bank credit facility when it was replaced by a new and larger facility. We had two new credit facilities during 1998.

Net Income. Net income increased by $5.6 million to $1.9 million for 1998, from a loss of $3.8 million for 1997. The increase was attributable to the decline in stock compensation expense combined with improved operating performance and the inclusion of a full year of the operations acquired from BFI and other acquisitions closed since the beginning of 1998.

1997 VS. 1996

Revenues. Total revenues increased by $10.1 million, or 40.3%, to $35.1 million in 1997 from $25.0 million in 1996. This increase was primarily attributable to our acquisition of the predecessors from BFI on December 31,1997, increased volumes, price increases as a result of increased disposal fees, the acquisition of the assets of Vashon Island Disposal and additional services to existing customers.

Cost of Operations. Total cost of operations increased $7.4 million, or 36.0%, to $27.8 million in 1997 from $20.5 million in 1996. The increase was principally due to our acquisition of the predecessors from BFI on December 31,1997, increased volume, increased disposal costs and the cost of operations of Vashon Island Disposal. Cost of operations as a percentage of revenues declined 2.5% to 79.3% from 81.8% in 1996. The percentage decrease was primarily due to operating leverage as a result of increased volumes.

SG&A. SG&A expenses increased approximately $800,000, or 37.4%, to $2.9 million in 1997 from $2.1 million in 1996. The increase was principally due to our acquisition of the predecessors from BFI on December 31, 1997, and increased wages and contributions to the Murrey Companies' 401(k) plan. As a percentage of revenues, SG&A decreased 0.2% to 8.4% from 8.6% in 1996 as a result of operating leverage with the increased revenues.

Depreciation and Amortization. Depreciation and amortization expense increased approximately $489,000, or 39.6%, to $1.7 million in 1997 from $1.2 million in 1996. The increase resulted from our acquisition of the predecessors from BFI on December 31, 1997, and the purchase of additional collection equipment and containers. Depreciation and amortization expense remained constant as a percentage of revenues at 4.9%.

Interest Expense. Interest expense increased approximately $1.1 million, or 398.2%, to $1.4 million in 1997 from approximately $284,000 in 1996. The increased interest expense was a result of higher debt levels resulting from our acquisition of the predecessors from BFI on December 31, 1997 and the purchase of additional property and equipment.

LIQUIDITY AND CAPITAL RESOURCES

The Company's business is capital intensive. The Company's capital requirements include acquisitions and fixed asset purchases. The Company expects that in the future it will also make capital expenditures for landfill cell construction, landfill development and landfill closure activities. The Company plans to meet its capital needs through various financing sources, including internally generated funds and debt and equity financing.

As of December 31, 1998, the Company had a working capital deficit of $8.7 million, including cash and cash equivalents of $2.7 million. Approximately $8.5 million of the working capital deficit was a short-term note payable related to a business acquired in December 1998. In managing its working capital, the Company generally applies the cash generated from its operations that remains available after satisfying its working capital and capital expenditure requirements to reduce its indebtedness under its bank revolving credit facility and to minimize its cash balances. The Company finances its working capital requirements from internally generated funds and bank borrowings.

At inception, the Company sold 2,300,000 shares of Common Stock at $0.01 per share to its founders and 2,499,998 shares of Series A Preferred Stock at $2.80 per share. In May and June 1998, the Company received approximately $24.0 million in net proceeds from the sale of 2,300,000 shares in its initial public offering (including exercise by the underwriters of that offering of their overallotment option). In February 1999, the Company received approximately $65.3 million in net proceeds from the sale of 3,999,307 shares in a secondary public offering (including exercise by the underwriters of their overallotment option). As of April 15, 1999, the Company had sold or issued a total of 17,425,483 shares of Common Stock at a weighted average value of $10.69 per share, and had outstanding options and warrants to purchase 2,315,399 shares of Common Stock at a weighted average exercise price of $8.51 per share.

The Company has a $225.0 million revolving credit facility with a syndicate of banks for which BankBoston, N.A. acts as agent, which is secured by all assets of the Company, including the Company's interest in the equity securities of its subsidiaries. The credit facility matures in 2004 and bears interest at a rate per annum equal to, at the Company's discretion, either: (i) the BankBoston Base Rate plus applicable margin; or (ii) the Eurodollar Rate plus applicable margin. The credit facility requires the Company to maintain certain financial ratios and satisfy other predetermined requirements, such as minimum net worth, net income and limits on capital expenditures. It also requires the lenders' approval of acquisitions in certain circumstances. See "Risk
Factors -- Potential

Inability to Finance the Company's Potential Growth." As of April 16, 1999, an aggregate of approximately $95,700,000 was outstanding under the Company's credit facility, and the interest rate on outstanding borrowings under the credit facility was approximately 7.0%.

For the year ended December 31, 1998, net cash provided by operations was approximately $6.1 million, most of which was provided by operating results for the period, non-cash charges for stock compensation and one-time extraordinary non-cash charges for extinguishment of debt. This was offset by an approximately $3.3 million increase in working capital (net of acquisitions) in 1998.

For the year ended December 31, 1998, net cash used by investing activities was $62.5 million. Of this, approximately $56.3 million was used to fund the cash portion of acquisitions, with approximately $6.2 million invested in management information systems, trucks and landfill construction activities.

For the year ended December 31, 1998, net cash provided by financing activities was $58.3 million, which included net borrowings under the Company's debt arrangements and $24.0 million in proceeds from the sale of Common Stock in an initial public offering.

The Company made approximately $6.2 million in capital expenditures in 1998. The Company expects to make capital expenditures in 1999 of approximately $6.0 million in connection with its existing business. The Company intends to fund its planned 1999 capital expenditures principally through existing cash, internally generated funds, and borrowings under its existing credit facility. In addition, the Company may make substantial additional capital expenditures in acquiring solid waste collection and disposal businesses. If the Company acquires additional landfill disposal facilities, the Company may also be required to make significant expenditures to bring any such newly acquired disposal facilities into compliance with applicable regulatory requirements, obtain permits for any such newly acquired disposal facilities or expand the available disposal capacity at any such newly acquired disposal facilities. The Company cannot currently determine the amount of these expenditures, because they will depend on the nature and extent of any acquired landfill disposal facilities, the condition of any facilities acquired and the permitted status of any acquired sites. The Company believes that the credit facility, and the funds expected to be generated from operations, will provide adequate cash to fund the Company's working capital and other cash needs for the foreseeable future.

On January 19, 1999, the Company merged with the Murrey Companies. The transactions were accounted for as poolings-of-interest, whereby the Company issued 2,888,880 shares of Common Stock for all of the outstanding shares of the Murrey Companies. In connection with the mergers with the Murrey Companies, the Company incurred transaction related costs of approximately $6.2 million, which were charged to operations in the first quarter of 1999.

Effective February 9, 1999, the Company sold approximately four million shares of Common Stock at $17.50 per share. As a result of the offering, the Company received approximately $65.3 million in net proceeds and paid down approximately $50.2 million of its outstanding debt.

Effective March 1, 1999, the Company acquired the stock of two companies that are the sole partners of CRC and FBLP for total consideration of approximately $66.9 million in cash.

Goodwill represents the excess of the purchase price over the fair value of the net assets of the acquired entity and is amortized on a straight line basis over the period of expected benefit of 40 years. Accumulated amortization amounted to $64,000 and $1.4 million as of December 31, 1997 and 1998, respectively. Within the purchase price of an acquired company, the Company first assigns value to the tangible assets, followed by intangible assets, including covenants not to compete and certain contracts and customer lists that are determinable both in terms of size and life. Value of the other intangible assets is determined by considering, among other things, the present value of the cash flows associated with those assets.

The Company continually evaluates the value and future benefits of its intangible assets. The Company assesses the recoverability from future operations using income from operations of the related acquired businesses as a measure. Under this approach, the carrying value would be reduced if it becomes probable that the Company's best estimate for expected future cash flows of the related business over the remaining amortization period would be less than the carrying amount of the intangible assets. As of December 31, 1998, there have been no adjustments to the carrying amounts of intangibles resulting from these evaluations. As of December 31, 1998, the Company's goodwill represented approximately 63.7% of its total assets and 155.7% of stockholder's equity.

The Company derives a substantial portion of its revenues from exclusive municipal contracts and franchise agreements. Its single largest contract, with the City of Vancouver, accounted for approximately 18.1% of the Company's revenues during the period from inception (September 9, 1997) through December 31, 1997, and 8.7% during the year ended December 31, 1998. There are approximately nine years remaining under that contract. No other single contract or customer accounted for more than 7.1% of the Company's revenues during the period from inception (September 9, 1997) through December 31, 1997, or more than 5.0% during the year ended December 31, 1998.

INFLATION

To date, inflation has not significant affected the Company's operations. Consistent with industry practice, many of the Company's contracts allow the Company to pass through certain costs to the customers, including increases in landfill tipping fees and, in some cases, fuel costs. Therefore, the Company believes that it should be able to increase prices to offset many cost increases that result from inflation. However, competitive pressures may require the Company to absorb at least part of these cost increases, particularly during periods of high inflation.

SEASONALITY

Based on historic trends experienced by the businesses the Company has acquired, the Company expects its operating results to vary seasonally, with revenues typically lowest in the first quarter, higher in the second and third quarters and lower in the fourth quarter than in the second and third quarters. See "Risk Factors -- Seasonality of Business."

YEAR 2000 ISSUES

The Company will need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and afterwards. The Company expects to complete those modifications and upgrades during

1999, at a total cost of approximately $100,000. The Company has spent part of its Year 2000 budget on replacing its billing systems in Maltby and Vancouver. Because the Company's operations rely primarily on mechanical systems such as trucks to collect solid waste, the Company does not expect its operations to be significantly affected by Year 2000 issues. The Company's customers may need to make Year 2000 modifications to software and hardware that they use to generate records, bills and payments relating to the Company. The Company does not rely on vendors on a routine basis except for providers of disposal services. The Company brings waste to a site and is normally billed based on tonnage received. The Company believes that if its disposal vendors encounter Year 2000 problems, they will convert to manual billing based on scale recordings until they resolve those issues.

In assessing the Company's exposure to Year 2000 issues, management believes its biggest challenges lie in the following areas: Year 2000 issues at the Company's banks, large (typically municipal) customers, and acquired businesses between the time the Company acquires them and the time the Company implements its own systems. The Company is obtaining Year 2000 compliance certifications from its vendors, banks and customers. If the Company and its vendors, banks and customers do not complete the required Year 2000 modifications on time, the Year 2000 issue could materially affect the Company's operations. The Company believes, however, that in the most reasonably likely worst case, the effects of Year 2000 issues on its operations would be brief and small relative to the Company's overall operations. The Company has not made a contingency plan to minimize operational problems if the Company and its vendors, banks and customers do not timely complete all required Year 2000 modifications.

                                    BUSINESS

INTRODUCTION

Waste Connections is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S. As of April 15, 1999, the Company served more than 330,000 commercial, industrial and residential customers in California, Idaho, Kansas, Minnesota, Nebraska, Oklahoma, Oregon, South Dakota, Utah, Washington and Wyoming. The Company currently owns and operates 33 collection operations, 11 transfer stations and three Subtitle D landfills and operates an additional seven transfer stations, two Subtitle D landfills and nine recycling facilities.

Waste Connections was founded in September 1997 to execute an acquisition-based growth strategy in secondary markets of the Western U.S. The Company has acquired 64 solid waste services related businesses since its formation and has identified more than 300 independent operators of such businesses in the states where it currently operates, many of which it believes may be suitable for acquisition by the Company. In addition, the Company is currently assessing potential acquisitions of solid waste services operations in Colorado, Montana and Texas.

The Company has targeted secondary markets in the Western U.S. because it believes that: (i) a large number of independent solid waste services companies suitable for acquisition by the Company are located in these markets; (ii) there is less competition in these markets from large, well-capitalized solid waste services companies; and (iii) these markets have strong projected economic and population growth rates. In addition, the Company's senior management team has extensive experience acquiring and operating solid waste services businesses in the Western U.S.

INDUSTRY OVERVIEW

According to Waste Age, an industry trade publication, the U.S. solid waste services industry generated estimated revenues of $36.9 billion in 1997. The solid waste services industry has been significantly consolidated and integrated since 1990. The Company believes that, particularly in the Western U.S., this consolidation and integration have been caused primarily by: (i) stringent environmental regulation and enforcement, resulting in increased capital requirements for collection companies and landfill operators; (ii) the evolution of an industry competitive model that emphasizes integrating collection and disposal capabilities; (iii) the ability of larger integrated operators to achieve certain economies of scale; and (iv) the existence of a regulatory framework that allows the acquisition of exclusive, long-term waste collection rights through franchise agreements, municipal contracts and governmental certificates.

Increased Regulatory Impact. Stringent industry regulations, such as the Subtitle D regulations, have caused operating and capital costs to rise and have accelerated consolidation and acquisition activities in the solid waste collection and disposal industry. Many smaller industry participants have found these costs difficult to bear and have decided to either close their operations or sell them to larger operators. In addition, Subtitle D requires more stringent engineering of solid waste landfills, including liners, leachate collection and monitoring and gas collection and monitoring. These ongoing costs are combined with increased financial reserve requirements for solid waste landfill operators relating to closure and post-closure monitoring. As a result, the number of solid waste landfills is declining while the size of solid waste landfills is increasing.

Integrating Collection and Disposal Operations. Competitive pressures are forcing operators to become more efficient by establishing an integrated network of solid waste collection operations and transfer stations, through which they secure solid waste streams for disposal. Operators have adopted a variety of disposal strategies, including owning landfills, establishing strategic relationships to secure access to landfills and otherwise capturing significant waste stream volumes, to gain leverage in negotiating lower landfill fees and securing long-term, most-favored-pricing contracts with high capacity landfills.

Economies of Scale. Larger, integrated operators achieve economies of scale by vertically integrating their operations. These integrated companies have made more acquisitions and expanded the breadth of services and density in their market areas. Control of the waste stream in these market areas, combined with access to significant financial resources to make acquisitions, has allowed larger solid waste collection and disposal companies to be more cost-effective and competitive.

Despite the considerable consolidation and integration that has occurred in the solid waste industry since 1990, the industry remains primarily regional in nature and highly fragmented. Based on published industry sources, approximately 27% of the total revenues of the U.S. solid waste industry is accounted for by more than 5,000 private, predominantly small, collection and disposal businesses, approximately 41% by publicly traded solid waste companies and approximately 32% by municipal governments that provide collection and disposal services. The Company expects the current consolidation trends in the solid waste industry to continue, because many independent landfill and collection operators lack the capital resources, management skills and technical expertise necessary to comply with stringent environmental and other governmental regulations and to compete with larger, more efficient integrated operators. The Company believes that the fragmented nature of the industry offers significant consolidation and growth opportunities for companies with disciplined acquisition programs, decentralized operating strategies and access to financial resources.

Regulatory Framework. In the Western U.S., waste collection services are provided largely under three types of contractual arrangements: certificates or permits, franchise agreements and municipal contracts. Certificates or permits, such as G certificates awarded to waste collection service providers in unincorporated areas and electing municipalities of Washington by the Washington Utilities and Transportation Commission, typically grant the certificate holder the right, which is generally perpetual and exclusive, to provide specific residential, commercial and industrial waste services in a specified area. See "G Certificates" below. Franchise agreements typically provide an exclusive service period of five to ten years or longer and specify the service territory, a broad range of services to be provided, and rates for the services. They also often give the service provider a right of first refusal to extend the term of the agreement. Municipal contracts typically provide a shorter service period and a more limited scope of services than franchise agreements and generally require competitive bidding at the end of the contract term. Unless customers within the areas covered by certain permits or certificates (including G certificates), franchise agreements and municipal contracts elect not to receive any waste collection services, they are required to pay collection fees to the company providing such services in their area.

The Company operates five landfills, of which it owns three, and may acquire or operate others in the future. The Company believes, however, that in those secondary markets of the Western U.S. where waste collection services are provided under exclusive certificates, franchises or contracts, or where waste disposal is municipally funded or available from multiple sources, controlling the waste stream by providing collection services under exclusive arrangements is often more important to a waste services company's growth and profitability than owning or operating landfills. Several other characteristics of secondary markets in the Western U.S. limit the economic attractiveness of owning or operating landfills in those markets. For example, certain state and local regulations in the Western U.S. restrict the amount of waste that may be accepted from specific geographic areas. In addition, the relatively expansive geographic area of many western states increases the cost of interstate and long haul disposal, which heightens the effects of state and local regulations limiting the type and origin of waste that may be accepted at a landfill and makes it more difficult for a landfill to achieve the disposal volume necessary to operate profitably, given its capital and operating costs. The Company believes that significant opportunities exist for a well-capitalized company operating in secondary markets of the Western U.S., and that the highly fragmented nature of this industry should allow the Company to consolidate existing solid waste services businesses in this region.

STRATEGY

The Company's objective is to build a leading integrated solid waste services company in secondary markets of the Western U.S. The Company's strategy for achieving this objective is to: (i) acquire collection, transfer, disposal and recycling operations in new markets and through "tuck-in" acquisitions in existing markets; (ii) secure additional franchises, municipal contracts and governmental certificates; (iii) generate internal growth in existing markets by increasing market penetration and adding services to its existing operations; and (iv) enhance profitability by increasing operating efficiencies of existing and acquired operations. The Company's ability to implement this strategy is enhanced by the experience of the members of its senior management team and their knowledge of and reputation in the solid waste services industry in the Company's targeted markets. The Company intends to implement its strategy as follows:

EXPANSION THROUGH ACQUISITIONS

The Company intends to expand significantly the scope of its operations by: (i) acquiring solid waste collection, transfer, disposal and recycling operations in new markets; and (ii) acquiring solid waste collection, transfer, disposal and recycling operations in existing and adjacent markets through "tuck-in" acquisitions.

The Company intends to follow a regional expansion strategy by entering new markets through acquisitions. An initial acquisition in a new market is used as an operating base for the Company in that area. The Company then seeks to strengthen the acquired operation's presence in that market by providing additional services, adding new customers and making tuck-in acquisitions.

The Company can then broaden its regional presence by adding additional operations in markets adjacent to the new location. The Company is currently examining opportunities to expand its presence in the Western U.S. in states other than those where it currently operates and is assessing potential acquisitions of solid waste services operations in Colorado, Montana and Texas.

The Company believes that numerous "tuck-in" acquisition opportunities exist within its current and targeted market areas. For example, the Company has identified more than 300 independent entities that provide collection and disposal services in the states where it currently operates. The Company believes that throughout the Western U.S., many independent entities are suitable for acquisition by the Company and would provide the Company opportunities to increase market share and route density.

FRANCHISE AGREEMENTS, MUNICIPAL CONTRACTS AND GOVERNMENTAL CERTIFICATES

The Company intends to devote significant resources to securing additional franchise agreements and municipal contracts through competitive bidding and additional governmental certificates through the acquisition of other companies. In bidding for franchises and municipal contracts and evaluating the acquisition of companies holding governmental certificates, the Company's management team draws on its experience in the waste industry and its knowledge of local service areas in existing and target markets. The Company's district managers manage relationships with local governmental officials within their respective service areas, and sales representatives may be assigned to cover specific municipalities. These personnel focus on maintaining, renewing and renegotiating existing franchise agreements and municipal contracts and on securing additional agreements, contracts and governmental certificates.

INTERNAL GROWTH

To generate continued internal growth, the Company will focus on increasing market penetration in its current and adjacent markets, soliciting new commercial, industrial, and residential customers in markets where such customers may elect whether or not to receive waste collection services, marketing upgraded or additional services (such as compaction or automated collection) to existing customers and, where appropriate, raising prices. Where possible, the Company intends to leverage its franchise-based platforms to expand its customer base beyond its exclusive market territories. As customers are added in existing markets, the Company's revenue per routed truck increases, which generally increases the Company's collection efficiencies and profitability. In markets in which it has exclusive contracts, franchises and certificates, the Company expects internal growth to at least track population and business growth.

The Company expects to use transfer stations as an important part of its internal growth strategy, by extending the direct-haul reach of the Company and linking disparate collection operations with Company-owned, operated or contracted disposal capacity. The Company currently owns and/or operates 18 transfer stations. By operating transfer stations, the Company also engages in direct communications with municipalities and private operators that deliver waste to its transfer stations. This better positions the Company to gain additional business in its markets if any municipality privatizes its solid waste operations or rebids existing contracts, and it increases the Company's opportunities to acquire private collection operations.

OPERATING ENHANCEMENTS

The Company has developed company-wide operating standards, which are tailored for each of its markets based on industry standards and local conditions. Using these standards, the Company tracks collection and disposal routing efficiency and equipment utilization. It also implements cost controls and employee training and safety procedures, and establishes a sales and marketing plan for each market. The Company has installed a wide area network, implemented advanced management information systems and financial controls, and consolidated accounting, insurance and employee benefit functions, customer service, productivity reporting and dispatching systems. The Company believes that by establishing operating standards, closely monitoring performance and streamlining certain administrative functions, it can improve the profitability of existing operations.

To improve an acquired business' operational productivity, administrative efficiency and profitability, the Company applies the same operating standards, information systems and financial controls to acquired businesses as the Company's existing operations employ. Moreover, if the Company is able to internalize the waste stream of acquired operations, it can further increase operating efficiencies and improve capital utilization. Where not restricted by exclusive agreements, contracts, permits or certificates, the Company also solicits new commercial, industrial and residential customers in areas within and surrounding the markets served by acquired collection operations, to further improve operating efficiencies and increase the volume of solid waste collected by the acquired operations.

ACQUISITION PROGRAM

The Company currently operates in California, Idaho, Kansas, Minnesota, Nebraska, Oklahoma, Oregon, South Dakota, Utah, Washington and Wyoming and believes that these and other markets in the Western U.S. with similar characteristics offer significant opportunities for achieving its objective. The Company focuses on markets that are generally characterized by: (i) a geographically dispersed population, which the Company believes deters competition from larger, established waste management companies; (ii) a potential revenue base of at least $15 million; (iii) the opportunity for the Company to acquire a significant market share; (iv) the availability of adequate disposal capacity, either through acquisition by the Company or through agreements with third parties; (v) a favorable regulatory environment; or (vi) strong projected economic or population growth rates. The Company believes that these market characteristics provide significant growth opportunities for a well-capitalized market entrant and create economic and operational barriers to entry by new competitors.

The Company believes that its experienced management, decentralized operating strategy, financial strength and size make it an attractive buyer to certain solid waste collection and disposal acquisition candidates. The Company has developed a set of financial, geographic and management criteria to help management evaluate acquisition candidates. These criteria evaluate a variety of factors, including, but not limited to: (i) the candidate's historical and projected financial performance; (ii) the candidate's internal rate of return, return on assets and return on revenue; (iii) the experience and reputation of the candidate's management and customer service providers, their relationships with local communities and their willingness to continue as employees of the Company; (iv) the composition and size of the candidate's customer base and whether the customer base is served under franchise agreements, municipal contracts, governmental certificates or other exclusive arrangements; (v) whether the geographic location of the candidate will enhance or expand the Company's market area or ability to attract other acquisition candidates; (vi) whether the acquisition will increase the Company's market share or help protect the Company's existing customer base; (vii) any potential synergies that may be gained by combining the candidate with the Company's existing operations; and (viii) the liabilities of the candidate.

Before completing an acquisition, the Company performs extensive environmental, operational, engineering, legal, human resources and financial due diligence. All acquisitions must be evaluated and approved by the Company's management. Ronald J. Mittelstaedt is authorized to approve acquisitions with consideration of up to $1.0 million; the Executive Committee of the Board of Directors must approve all other acquisitions. The Company seeks to integrate each acquired business promptly and to minimize disruption to the ongoing operations of both the Company and the acquired business, and generally attempts to retain the senior management of acquired businesses. The Company believes its senior management team has a proven track record in integrating acquisitions.

The following table sets forth the Company's acquisitions completed from its inception in September 1997 through April 15, 1999:

       ACQUIRED BUSINESS         MONTH ACQUIRED   PRINCIPAL BUSINESS        LOCATION             MARKET AREA
       -----------------         --------------   ------------------        --------             -----------
R&S Cleanup                      April 1999       Collection           Seward, NE          Eastern Nebraska
Columbia Resource Co., L.P.      March 1999       Collection and       Vancouver, WA and   Southwestern Washington
and Finley-Buttes Limited                         Landfill             Heppner, OR         and Northern Oregon
Partnership
OZ Dispos-All                    March 1999       Collection           Eagle, NE           Eastern Nebraska
Jack Fleming Sanitary Service    March 1999       Collection           Portland, OR        Northwestern Oregon
Kansas Industrial Services,      March 1999       Collection           Arkansas City, KS   Southern Kansas
Inc.
Williams Trash Service           March 1999       Collection           Douglas, KS         Southern Kansas
Ritters Sanitary Service, Inc.   March 1999       Collection           Marshall, MN        Southwestern Minnesota
Wahoo Sanitation, Inc. and       March 1999       Collection           Wahoo, NE           Eastern Nebraska
Saunders County Disposal, Inc.
Sandy's Disposal Service and     March 1999       Collection           Eugene, OR          Western Oregon
Extra Mile Disposal
Columbus Sanitation Service      March 1999       Collection           Columbus, NE        Eastern Nebraska
Waste Away, LLC                  March 1999       Collection           Hooper, UT          Central Utah
Mrsny Sanitary Service, Inc.     March 1999       Collection           Wayne, NE           Eastern Nebraska
CRX, Inc., Dolpheide Sanitary    February 1999    Collection and       Fremont, NE         Eastern Nebraska
Service, Inc. and Better                          Landfill
Disposal Service, Inc.
Brecke Sanitation                January 1999     Collection           Wagner, SD          Western South Dakota
Murrey Companies                 January 1999     Collection           Fife, WA            Western Washington
Roche & Sons, Inc.               January 1999     Collection           Layton, UT          Central Utah
Butler County Landfill, Inc.     January 1999     Landfill             David City, NE      Eastern Nebraska
and Kobus Construction, Inc.
City Sanitation, Inc.            December 1998    Collection           Layton, UT          Central Utah
Amador Disposal Service, Inc.    December 1998    Collection           Ione, CA            North Central California
and Mother Lode Sani-Hut, Inc.
Heartland Waste Management,      December 1998    Collection           Arkansas City, KA   Southern Kansas
Inc.
Columbia Sanitary Service, Inc.  November 1998    Collection           Portland, OR        Northern Oregon and
and Moreland Sanitary Services,                                                            Southwestern Washington
Inc.
B&G Sanitation                   November 1998    Collection           Cottage Grove, OR   Southwestern Oregon
Veneta Garbage Service           November 1998    Collection           Veneta, OR          Southwestern Oregon
Siuslaw Disposal, Inc.           November 1998    Collection           Florence, OR        Southwestern Oregon
R&N, LLC                         October 1998     Collection           Mountain Home, ID   Southwestern Idaho
Westlane Disposal                September 1998   Collection           Florence, OR        Southwestern Oregon

       ACQUIRED BUSINESS         MONTH ACQUIRED   PRINCIPAL BUSINESS        LOCATION             MARKET AREA
       -----------------         --------------   ------------------        --------             -----------
Harrell's Septic Service         September 1998   Septic Services      Crescent City, CA   Northwestern California
                                                                                           and Southwestern Oregon
Evergreen Waste Systems Inc.     September 1998   Collection           Washougal, WA       Southwestern Washington
                                                                                           and Northwestern Oregon
Wolff's Trashmasher and Haul It  September 1998   Collection           Stanton, NE         Eastern Nebraska
All Sanitary Service
Country Garbage Services, Inc.   September 1998   Collection           Salt Lake City, UT  Central Utah
Youngclaus Enterprises           September 1998   Collection           Madera, CA          North Central California
Affiliated Waste LLC             September 1998   Collection           Norfolk, NE         Eastern Nebraska
J&J Sanitation, Inc.             August 1998      Collection           O'Neill, NE         Eastern Nebraska
Contractors Waste, Inc.          August 1998      Collection           Salt Lake City, UT  Central Utah
Big Red Roll Off Inc.            August 1998      Collection           O'Neill, NE         Eastern Nebraska
ABC Waste, Inc.                  August 1998      Collection           Salt Lake City, UT  Central Utah
Miller Containers, Inc.          July 1998        Collection           Salt Lake City, UT  Central Utah
Shrader Refuse and Recycling     July 1998        Collection           Papillion, NE       Eastern Nebraska
Service Company
Red Carpet Landfill, Inc.        June 1998        Landfill             Enid, OK            Western Oklahoma
B&B Sanitation, Inc.             June 1998        Collection           Enid, OK            Western Oklahoma
Darlin Equipment, Inc.           June 1998        Equipment leasing    Enid, OK            Western Oklahoma
Oregon Waste Technology          June 1998        Collection           Brookings, OR       Southwestern Oregon
Curry Transfer and Recycling,    June 1998        Collection           Brookings, OR       Southwestern Oregon
Inc.
Contractors' Waste Removal, L.C  June 1998        Collection           Orem, UT            Central Utah
Arrow Sanitary Service, Inc.     June 1998        Collection           Portland, OR        Northwestern Oregon and
                                                                                           Southwestern Washington
T&T Disposal, Inc.               May 1998         Collection           Gillette, WY        Northeastern Wyoming
Sunshine Sanitation,             May 1998         Collection           Spearfish, SD       Western South Dakota
Incorporated
Sowers' Sanitation, Inc.         May 1998         Collection           Belle Fourche, SD   Western South Dakota
Jesse's Disposal                 April 1998       Collection           Gillette, WY        Northeastern Wyoming
A-1 Disposal, Inc.               April 1998       Collection           Gillette, WY        Northeastern Wyoming
Hunter Enterprises, Inc.         March 1998       Collection           Shelley, ID         Eastern Idaho
Madera Disposal Services Inc.    February 1998    Collection and       Madera, CA          North Central California
                                                  Landfill
Waste Connections of Idaho,      January 1998     Collection           Idaho Falls, ID     Eastern Idaho
Inc.
Fibres International, Inc.       September 1997   Collection           Issaquah, WA        North Central Washington
                                                                                           and Central Oregon
Browning-Ferris Industries of    September 1997   Collection           Clark County, WA    Southwestern Washington
Washington, Inc.

SERVICES

COMMERCIAL, INDUSTRIAL AND RESIDENTIAL WASTE SERVICES

The Company serves more than 330,000 commercial, industrial and residential customers. Of these, the Company serves more than 94,100 under G certificates that grant the Company rights, which are generally perpetual and exclusive, to provide services within specified areas, more than 28,900 under exclusive franchise agreements with remaining terms ranging from seven to 18 years, and more than 129,100 under exclusive municipal contracts with generally shorter contract terms.

The Company's commercial and industrial services that are not performed under G certificates, franchise agreements or municipal contracts are provided under one to five year service agreements. Fees under these agreements are determined by such factors as collection frequency, level of service, route density, the type, volume and weight of the waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged in its markets for similar service. Collection of larger volumes associated with commercial and industrial waste streams generally helps improve the Company's operating efficiencies, and consolidation of these volumes allows the Company to negotiate more favorable disposal prices. The Company's commercial and industrial customers use portable containers for storage, enabling the Company to service many customers with fewer collection vehicles. Commercial and industrial collection vehicles normally require one operator. The Company provides one to eight cubic yard containers to commercial customers, 10 to 50 cubic yard containers to industrial customers, and 30 to 95 gallon carts to residential customers. For an additional fee, the Company installs stationary compactors that compact waste prior to collection on the premises of a substantial number of large volume customers.

The Company's residential waste services that are not performed under G certificates, franchise agreements or municipal contracts are provided under contracts with homeowners' associations, apartment owners or mobile home park operators, or on a subscription basis with individual households. Residential contract fees are based primarily on route density, the frequency and level of service, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged in that market for similar services. Collection fees are paid either by the municipalities from tax revenues or directly by the residents receiving the services.

TRANSFER STATION SERVICES

The Company has an active program to acquire, develop, own and operate transfer stations in markets proximate to its operations. Currently, the Company operates three transfer stations in California, four transfer stations in Nebraska, six transfer stations in Washington and five transfer stations in Oregon, which receive, compact, and transfer solid waste to be transported by larger vehicles to landfills. The Company believes that the transfer stations benefit the Company by: (i) concentrating the waste stream from a wider area, which increases the volume of disposal at Company-operated landfills and gives the Company greater leverage in negotiating for more favorable disposal rates at other landfills; (ii) improving utilization of collections personnel and equipment; and (iii) building relationships with municipalities and private operators that deliver waste, which can lead to additional growth opportunities.

LANDFILLS

The Company operates five Subtitle D landfills: the Fairmead Landfill, the Red Carpet Landfill, the Butler County Landfill, the Finley-Buttes Regional Landfill, and the Coalition Landfill. Of these the Company owns the Red Carpet Landfill, the Butler County Landfill and the Finley-Buttes Regional Landfill.

The Company operates the Fairmead Landfill under an operating agreement with Madera County. As of March 31, 1999, the Fairmead Landfill consisted of 160 total acres, of which 77 acres were permitted for disposal. As of that date, the Fairmead Landfill had approximately 2.86 million tons of unused permitted capacity remaining, with approximately 2.04 million additional tons of capacity in various stages of permitting, and was estimated to have a remaining life of 26 years. The Fairmead Landfill is currently permitted to accept up to 395 tons per day of municipal solid waste.

As of March 31, 1999, the Red Carpet Landfill consisted of 82 total acres, all of which 40 acres were permitted for disposal. As of that date, the Red Carpet Landfill had approximately 525,000 tons of unused permitted capacity remaining, with approximately 1.75 million additional tons of capacity in various stages of permitting, and was estimated to have a remaining life of 15 years. The Red Carpet Landfill is currently permitted to accept up to 350 tons per day of municipal solid waste.

As of March 31, 1999, the Butler County Landfill consisted of 282 total acres, of which 84 were permitted for disposal. As of that date, the Butler County Landfill had approximately 2.32 million tons of unused permitted capacity remaining, with approximately 1.60 million additional tons of capacity in various stages of permitting, and was estimated to have a remaining life of 25 years.

As of March 31, 1999, the Finley-Buttes Regional Landfill consisted of 1,800 total acres, of which 476 acres were permitted for disposal. As of that date, the Finley-Buttes Regional Landfill had approximately 65.99 million tons of unused permitted capacity remaining, with approximately 56.88 million additional tons of capacity in various stages of permitting, and was estimated to have a remaining life of 190 years.

The Company operates the Coalition Landfill under an operating agreement with the Northeast Nebraska Solid Waste Coalition. As of March 31, 1999, the Coalition Landfill consisted of 160 total acres, had approximately 3.68 million tons of unused permitted capacity remaining, and was estimated to have a remaining life of 46 years.

The Company monitors the available permitted in-place disposal capacity of its landfills on an ongoing basis and evaluates whether to seek to expand this capacity. In making this evaluation, the Company considers various factors, including the volume of waste projected to be disposed of at the landfill, the size of the unpermitted acreage included in the landfill, the likelihood that the Company will be successful in obtaining the necessary approvals and permits required for the expansion and the costs that would be involved in developing the additional capacity. The Company also regularly considers whether it is advisable, in light of changing market conditions and/or regulatory requirements, to seek to expand or change the permitted waste streams or to seek other permit modifications.

The Company seeks to identify solid waste landfill acquisition candidates to achieve vertical integration in markets where the economic and regulatory environment makes such acquisitions attractive. The Company believes that in some markets, acquiring landfills would provide opportunities to vertically integrate its collection, transfer and disposal operations while improving operating margins. The Company evaluates landfill candidates by determining, among other things, the amount of waste that could be diverted to the landfill in question, whether access to the landfill is economically feasible from the Company's existing market areas either directly or through transfer stations, the expected life of the landfill, the potential for expanding the landfill, and current disposal costs compared to the cost of acquiring the landfill. Where the acquisition of a landfill is not attractive, the Company pursues long term disposal contracts with facilities located in proximity to its markets.

RECYCLING AND OTHER SERVICES

The Company offers municipal, commercial, industrial and residential customers recycling services for a variety of recyclable materials, including cardboard, office paper, plastic containers, glass bottles and ferrous and aluminum metals. The Company operates nine recycling processing facilities and sells other collected recyclable materials to third parties for processing before resale. The profits from the Company's resale of recycled materials are often shared between the Company and the other parties to its recycling contracts. For example, certain of the Company's municipal recycling contracts in Washington and Idaho, which were negotiated before the Company acquired those businesses, specify certain benchmark resale prices for recycled commodities. To the extent the prices the Company actually receives for the processed recycled commodities collected under the contract exceed the prices specified in the contract, the Company shares the excess with the municipality, after recovering any previous shortfalls resulting from actual market prices falling below the prices specified in the contract. In an effort to reduce its exposure to commodity price risk with respect to recycled materials, the Company has adopted a pricing strategy of charging collection and processing fees for recycling volume collected from third parties. The Company believes that recycling will continue to be an important component of local and state solid waste management plans, due to the public's increasing environmental awareness and expanding regulations that mandate or encourage recycling.

The Company also provides other waste management services, most of which are project-based, including transporting and disposing of non-hazardous contaminated soils and similar materials, transporting special waste products, including asbestos, and arranging for the transportation of construction and demolition waste and disposal of soil and special waste products and providing portable toilet and septic pumping services.

OPERATIONS

The Company is managed on a decentralized basis. This places decision-making authority close to the customer, enabling the Company to identify customers' needs quickly and to address those needs in a cost-effective manner. The Company believes that decentralization provides a low-overhead, highly efficient operational structure that allows the Company to expand into geographically contiguous markets and operate in relatively small communities that larger competitors may not find attractive. The Company believes that this structure gives the Company a strategic competitive advantage, given the relatively rural nature of much of the Western U.S., and makes the Company an attractive buyer to many potential acquisition candidates.

The Company currently delivers its services from 33 operating locations serving 12 market areas, or districts. Each district has a district manager, who has autonomous service and decision-making authority for that district and is responsible for maintaining service quality, promoting safety in the district's operations, implementing marketing programs, and overseeing day-to-day operations, including contract administration. District managers also help identify acquisition candidates. Once the Company begins an acquisition, business development managers, under the supervision of district and executive managers, obtain the permits and other governmental approvals required for the Company to operate the acquired business, including those related to zoning, environmental and land use.

The Company's financial management, accounting, management information systems, environmental compliance, risk management and certain personnel functions are centralized and shared among locations to improve productivity, lower operating costs and stimulate internal growth. The Company has installed a Company-wide management information system that assists district personnel in making decisions based on centralized, real-time financial, productivity, maintenance and customer information. While district management operates with a high degree of autonomy, the Company's senior officers monitor district operations and require adherence to the Company's accounting, purchasing, marketing and internal control policies, particularly with respect to financial matters. The Company's executive officers regularly review the performance of district managers and operations.

G CERTIFICATES

The Company performs a substantial portion of its collection business in Washington under G certificates awarded by the Washington Utilities and Transportation Commission (the "WUTC"). G certificates apply only to unincorporated areas of Washington and municipalities that have elected to have their solid waste collection overseen by the WUTC. G certificates generally grant the holder the perpetual right to provide specified solid waste collection and transportation services in a specified territory. The WUTC has repeatedly determined that, in enacting the statute authorizing G certificates, the Washington Legislature intended to favor grants of exclusive, rather than overlapping, service rights for conventional solid waste services. Accordingly, most G certificates currently grant exclusive solid waste collection and transportation rights for conventional solid waste services in their specified territories.

The WUTC and the Washington Legislature have generally construed G certificates as conferring vested property rights that may be defeated, diminished or cancelled only upon the occurrence of specified events of default, the demonstrated lack of fitness of the certificate holder, or municipalities' annexation of territory covered by a certificate. Thus, a certificate holder is entitled to due process in challenging any action that affects its rights. In addition, legislation passed in 1997 requires a municipality that annexes territory covered by a G certificate either to grant the certificate holder an exclusive franchise, generally with a minimum term of seven years, to continue to provide services in the affected area, or to negotiate with the certificate holder some other compensation for the collection rights in the affected area. The statute expressly permits the certificate holder to sue the annexing municipality for measurable damages that exceed the value of a seven-year franchise agreement to provide services in the affected area. Under one of the contracts with a municipality in Washington acquired by a predecessor of the Company, the predecessor purported to waive its rights to compensation or damages under the statute in return for the right to service any current or prospectively annexed areas formerly covered by its G certificate.

In addition to awarding G certificates, the WUTC is required by statute to establish just, reasonable and compensatory rates to customers of regulated solid waste collection companies. The WUTC is charged with balancing the needs of service providers to earn fair and sufficient returns on their investments in plant and equipment against the needs of commercial and residential customers to receive adequate and reasonably priced services. Over the past decade, the WUTC has used a ratemaking methodology known as the "Lurito-Gallagher" method. This method calculates rates based on the income statements and balance sheets of each service provider, with the goal of establishing rates that reflect the costs of providing service and that motivate service providers to invest in equipment that improves operating efficiency in a cost-effective manner. The Lurito-Gallagher rate-setting methodology was adjusted in the early 1990's to better reflect the costs of providing recycling services, by accounting for providers' increasing use of automated equipment and adjusting for the cyclicality of the secondary recyclables markets. This has often resulted in more frequent rate adjustments in response to material cost shifts.

SALES AND MARKETING

In most of the Company's existing markets, waste collection, transfer and disposal services are provided to municipalities and governmental authorities under exclusive franchise agreements, municipal contracts and G certificates; service providers do not contract directly with individual customers. In addition, because the Company has grown to date primarily through acquisitions, the Company has generally assumed existing franchise agreements, municipal contracts and G certificates from the acquired companies, rather than obtaining new contracts. For these reasons, the Company's sales and marketing efforts to date have been narrowly focused. The Company expects to add sales and marketing personnel as necessary to: (i) solicit new customers in markets where it is not the exclusive provider of solid waste services; (ii) expand its presence into areas adjacent to or contiguous with its existing markets; and (iii) market additional services to existing customers.

COMPETITION

The solid waste services industry is highly competitive and fragmented and requires substantial labor and capital resources. The industry presently includes four large national waste companies: Allied Waste Industries, Inc., (which has announced a proposed purchase of Browning-Ferris Industries, Inc.), Browning-Ferris Industries, Inc., Republic Services Inc., and Waste Management, Inc. Several other public companies have annual revenues in excess of $100 million, including Casella Waste Systems, Inc., Superior Services, Inc. and Waste Industries, Inc. Certain of the markets in which the Company competes or will likely compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill in their markets. The Company also competes with operators of alternative disposal facilities, including incinerators, and with counties, municipalities, and solid waste districts that maintain their own waste collection and disposal operations. Public sector operations may have financial advantages over the Company, because of their access to user fees and similar charges, tax revenues and tax-exempt financing.

The Company competes for collection, transfer and disposal volume based primarily on the price and quality of its services. From time to time, competitors may reduce the price of their services in an effort to expand their market shares or service areas or to win competitively bid municipal contracts. These practices may cause the Company to reduce the price of its services or, if it elects not to do so, to lose business. The Company provides a substantial portion of its residential, commercial and industrial collection services under exclusive franchise and municipal contracts and certificates, some of which are subject to periodic competitive bidding. The Company provides the balance of its services under subscription agreements with individual households and one to five year service contracts with commercial and industrial customers.

Intense competition exists not only for collection, transfer and disposal volume, but also for acquisition candidates. The Company generally competes for acquisition candidates with publicly owned regional and large national waste management companies.

REGULATION

INTRODUCTION

The Company's landfill operations and non-landfill operations, including waste transportation, transfer stations, vehicle maintenance shops and fueling facilities, are all subject to extensive and evolving federal, state and local environmental laws and regulations, the enforcement of which has become increasingly stringent in recent years. The environmental regulations affecting the Company are administered by the EPA and other federal, state and local environmental, zoning, health and safety agencies. The WUTC regulates the portion of the Company's collection business in Washington performed under G certificates, which generally grant the Company perpetual and exclusive collection rights in certain areas. The Company is currently in substantial compliance with applicable federal, state and local environmental laws, permits, orders and regulations. The Company does not currently anticipate any material environmental costs necessary to bring its operations into compliance (although there can be no assurance in this regard). The Company anticipates that regulation, legislation and regulatory enforcement actions related to the solid waste services industry will continue to increase. The Company attempts to anticipate future regulatory requirements and to plan in advance as necessary to comply with them.

The principal federal, state and local statutes and regulations that apply to the Company's operations are described below. All of the federal statutes described below contain provisions that authorize, under certain circumstances, lawsuits by private citizens to enforce the provisions of the statutes. In addition to a penalty award by the United States, some of those statutes authorize an award of attorneys' fees to parties that successfully bring such an action. Enforcement actions under these statutes may include both civil and criminal penalties, as well as injunctive relief in some instances.

THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 ("RCRA")

RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to ensure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and nonhazardous. Wastes are generally classified as hazardous if they either (i) are specifically included on a list of hazardous wastes, or (ii) exhibit certain characteristics defined as hazardous. Household wastes are specifically designated as nonhazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as nonhazardous, and businesses that deal with hazardous waste are subject to regulatory obligations in addition to those imposed on handlers of nonhazardous waste.

The EPA regulations issued under Subtitle C of RCRA impose a comprehensive "cradle to grave" system for tracking the generation, transportation, treatment, storage and disposal of hazardous wastes. The Subtitle C Regulations impose obligations on generators, transporters and disposers of hazardous wastes, and require permits that are costly to obtain and maintain for sites where such material is treated, stored or disposed. Subtitle C requirements include detailed operating, inspection, training and emergency preparedness and response standards, as well as requirements for manifesting, record keeping and reporting, corrective action, facility closure, post-closure and financial responsibility. Most states have promulgated regulations modeled on some or all of the Subtitle C provisions issued by the EPA. Some state regulations impose different, additional and more stringent obligations, and may regulate certain materials as hazardous wastes that are not so regulated under the federal Subtitle C Regulations. From the date of inception through April 19, 1999, the Company did not, to its knowledge, transport hazardous wastes under circumstances that would subject the Company to hazardous waste regulations under RCRA. Some of the Company's ancillary operations (e.g., vehicle maintenance operations) may generate hazardous wastes. The Company manages these wastes in substantial compliance with applicable laws.

In October 1991, the EPA adopted the Subtitle D Regulations governing solid waste landfills. The Subtitle D Regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. In addition, the Subtitle D Regulations require that new landfill sites meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) intended to keep leachate out of groundwater and have extensive collection systems to carry away leachate for treatment prior to disposal. Groundwater monitoring wells must also be installed at virtually all landfills to monitor groundwater quality and, indirectly, the effectiveness of the leachate collection system. The Subtitle D Regulations also require, where certain regulatory thresholds are exceeded, that facility owners or operators control emissions of methane gas generated at landfills in a manner intended to protect human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed by the EPA on landfill owners and operators in that state. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills in the state comply with the Subtitle D Regulations. Various states in which the Company operates or in which it may operate in the future have adopted regulations or programs as stringent as, or more stringent than, the Subtitle D Regulations.

RCRA also regulates underground storage of petroleum and other regulated materials. RCRA requires registration, compliance with technical standards for tanks, release detection and reporting, and corrective action, among other things. Certain of the Company's facilities and operations are subject to these requirements.

THE FEDERAL WATER POLLUTION CONTROL ACT OF 1972, AS AMENDED
(THE "CLEAN WATER ACT")

The Clean Water Act regulates the discharge of pollutants from a variety of sources, including solid waste disposal sites and transfer stations, into waters of the United States. If run-off from the Company's transfer stations or run-off or collected leachate from the Company's owned or operated landfills is discharged into streams, rivers or other surface waters, the Clean Water Act would require the Company to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with the EPA's storm water regulations issued in November 1990, which are designed to prevent contaminated landfill storm water runoff from flowing into surface waters. The Company believes that its facilities comply in all material respects with the Clean Water Act requirements. Various states in which the Company operates or in which it may operate in the future have been delegated authority to implement the Clean Water Act permitting requirements, and some of these states have adopted regulations that are more stringent than the federal requirements. For example, states often require permits for discharges to ground water as well as surface water.

THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND
LIABILITY ACT OF 1980 ("CERCLA")

CERCLA established a regulatory and remedial program intended to provide for the investigation and cleanup of facilities where or from which a release of any hazardous substance into the environment has occurred or is threatened. CERCLA's primary mechanism for remedying such problems is to impose strict joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, any person who arranges for the transportation, disposal or treatment of the hazardous substances, and the transporters who select the disposal and treatment facilities. CERCLA also imposes liability for the cost of evaluating and remedying any damage to natural resources. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend on the existence or disposal of "hazardous waste" as defined by RCRA; it can also be based on the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA, many of which can be found in household waste. In addition, the definition of "hazardous substances" in CERCLA incorporates substances designated as hazardous or toxic under the federal Clean Water Act, Clear Air Act and Toxic Substances Control Act. If the Company were found to be a responsible party for a CERCLA cleanup, the enforcing agency could hold the Company, or any other generator, transporter or the owner or operator of the contaminated facility, responsible for all investigative and remedial costs, even if others were also liable. CERCLA also authorizes the imposition of a lien in favor of the United States on all real property subject to, or affected by, a remedial action for all costs for which a party is liable. CERCLA gives a responsible party the right to bring a contribution action against other responsible parties for their allocable shares of investigative and remedial costs. The Company's ability to obtain reimbursement from others for their allocable shares of such costs would be limited by its ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties. Various state laws also impose liability for investigation, cleanup and other damages associated with hazardous substance releases.

THE CLEAN AIR ACT

The Clean Air Act generally, through state implementation of federal requirements, regulates emissions of air pollutants from certain landfills based on factors such as the date of the landfill construction and volume per year of emissions of regulated pollutants. Larger landfills and landfills located in areas where the ambient air does not meet certain requirements of the Clean Air Act may be subject to even more extensive air pollution controls and emission limitations. In addition, the EPA has issued standards regulating the disposal of asbestos-containing materials. Air permits to construct may be required for gas collection and flaring systems, and operating permits may be required, depending on the potential air emissions. State air regulatory programs may implement the federal requirements but may impose additional restrictions. For example, some state air programs uniquely regulate odor and the emission of toxic air pollutants.

THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970 (THE "OSH ACT")

The OSH Act is administered by the Occupational Safety and Health Administration ("OSHA"), and in many states by state agencies whose programs have been approved by OSHA. The OSH Act establishes employer responsibilities for worker health and safety, including the obligation to maintain a workplace free of recognized hazards likely to cause death or serious injury, to comply with adopted worker protection standards, to maintain certain records, to provide workers with required disclosures and to implement certain health and safety training programs. Various OSHA standards may apply to the Company's operations, including standards concerning notices of hazards, safety in excavation and demolition work, the handling of asbestos and asbestos-containing materials, and worker training and emergency response programs.

FLOW CONTROL/INTERSTATE WASTE RESTRICTIONS

Certain permits and approvals, as well as certain state and local regulations, may limit a landfill or transfer station to accepting waste that originates from specified geographic areas, restrict the importation of out-of-state waste or wastes originating outside the local jurisdiction or otherwise discriminate against non-local waste. These restrictions, generally known as flow control restrictions, are controversial, and some courts have held that some flow control schemes violate constitutional limits on state or local regulation of interstate commerce. From time to time, federal legislation is proposed that would allow some local flow control restrictions. Although no such federal legislation has been enacted to date, if such federal legislation should be enacted in the future, states in which the Company operates landfills could limit or prohibit the importation of out-of-state waste or direct that wastes be handled at specified facilities. Such state actions could adversely affect the Company's landfills. These restrictions could also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, its business, financial condition and operating results could be adversely affected.

Certain state and local jurisdictions may also seek to enforce flow control restrictions through local legislation or contractually. In certain cases, the Company may elect not to challenge such restrictions. These restrictions could reduce the volume of waste going to landfills in certain areas, which may adversely affect the Company's ability to operate its landfills at their full capacity and/or reduce the prices that the Company can charge for landfill disposal services. These restrictions may also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, its business, financial condition and operating results could be adversely affected.

STATE AND LOCAL REGULATION

Each state in which the Company now operates or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, occupational safety and health, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. State and local permits and approval for these operations may be required and may be subject to periodic renewal, modification or revocation by the issuing agencies. In addition, many states have adopted statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting the Company's operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct or restrict the delivery of solid wastes to specific facilities, laws that grant the right to establish franchises for collection services and then put such franchises out for bid, and bans or other restrictions on the movement of solid wastes into a municipality.

Permits or other land use approvals with respect to a landfill, as well as state or local laws and regulations, may specify the quantity of waste that may be accepted at the landfill during a given time period, and/or specify the types of waste that may be accepted at the landfill. Once an operating permit for a landfill is obtained, it must generally be renewed periodically.

There has been an increasing trend at the state and local level to mandate and encourage waste reduction at the source and waste recycling, and to prohibit or restrict the disposal of certain types of solid wastes, such as yard wastes, leaves and tires, in landfills. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could prevent the Company from operating its facilities at their full capacity.

Some state and local authorities enforce certain federal laws in addition to state and local laws and regulations. For example, in some states, RCRA, the OSH Act, parts of the Clean Air Act and parts of the Clean Water Act are enforced by local or state authorities instead of by the EPA, and in some states those laws are enforced jointly by state or local and federal authorities.

PUBLIC UTILITY REGULATION

In many states, public authorities regulate the rates that landfill operators may charge. The rates that the Company may charge at the Fairmead Landfill for the disposal of municipal solid waste are regulated by the Madera County Board of Supervisors. The adoption of rate regulation or the reduction of current rates in states in which the Company owns or operates landfills could adversely affect the Company's business, financial condition and operating results.

Solid waste collection services in all unincorporated areas of Washington and in electing municipalities in Washington are provided under G certificates awarded by the Washington Utilities and Transportation Commission. The WUTC also sets rates for regulated solid waste collection services in Washington.

RISK MANAGEMENT, INSURANCE AND PERFORMANCE BONDS

The Company maintains an environmental and other risk management programs appropriate for its business. The Company's environmental risk management program includes evaluating existing facilities and potential acquisitions for environmental law compliance. The Company does not presently expect environmental compliance costs to increase above current levels, but it cannot predict whether future acquisitions will cause such costs to increase. The Company also maintains a worker safety program that encourages safe practices in the workplace. Operating practices at all Company operations emphasize minimizing the possibility of environmental contamination and litigation. The Company's facilities comply in all material respects with applicable federal and state regulations.

The Company carries a broad range of insurance, which its management considers adequate to protect the Company's assets and operations. The coverage includes general liability, comprehensive property damage, workers' compensation and other coverage customary in the industry. These policies generally exclude coverage for damages associated with environmental conditions. Because of the limited availability and high cost of environmental impairment liability insurance, and in light of the Company's limited landfill operations, the Company has not obtained such coverage. If the Company were to incur liability for environmental cleanups, corrective action or damage, its financial condition could be materially and adversely affected. The Company will continue to investigate the possibility of obtaining environmental impairment liability insurance, particularly if it acquires or operates additional landfills. The Company believes that most other landfill operators do not carry such insurance.

Municipal solid waste collection contracts may require performance bonds or other means of financial assurance to secure contractual performance. Certain environmental regulations also require demonstrated financial assurance to meet closure and post-closure requirements for landfills. The Company has not experienced difficulty in obtaining performance bonds or letters of credit for its current operations. At April 15, 1999, the Company had provided customers and various regulatory authorities with surety bonds and letters of credit in the aggregate amount of approximately $4.7 million to secure its obligations. The Company's credit facility provides for the issuance of letters of credit in an amount up to $20 million, but any letters of credit issued reduce the availability of borrowings for acquisitions and other general corporate purposes. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it could be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

PROPERTY AND EQUIPMENT

As of April 15, 1999, the Company owned and operated 33 collection operations, 11 transfer stations and three Subtitle D landfills and operated an additional seven transfer stations, two Subtitle D landfills and nine recycling facilities. The Company leases various offices and facilities, including its corporate offices in Roseville, California. The real estate owned by the Company is not subject to material encumbrances. The Company owns various equipment, including waste collection and transportation vehicles, related support vehicles, carts, containers, and heavy equipment used in landfill operations. The Company believes that its existing facilities and equipment are generally adequate for its current operations. However, the Company expects to make additional investments in property and equipment for expansion and replacement of assets and in connection with future acquisitions.

EMPLOYEES

At April 15, 1999, the Company employed approximately 965 full-time employees, including approximately 65 persons classified as professionals or managers, approximately 775 employees involved in collection, transfer, disposal and recycling operations, and approximately 125 sales, clerical, data processing or other administrative employees.

Approximately 67 drivers and mechanics at the Company's Vancouver, Washington operation are represented by the Teamsters Union, with which Browning-Ferris Industries of Washington, Inc., the Company's predecessor in Vancouver, entered a four-year collective bargaining agreement in January 1997. Approximately 11 drivers at Arrow are currently represented by the Teamsters Union, with which Arrow entered a three-year collective bargaining agreement in March 1998. Approximately 46 drivers at Murrey's Disposal Company and American Disposal Company are represented by the Teamsters Union, with which those companies entered into a three-year collective bargaining agreement in June 1996. The Company is not aware of any other organizational efforts among its employees and believes that its relations with its employees are good.

LEGAL PROCEEDINGS

The Company is a party to various legal proceedings in the ordinary course of business and as a result of the extensive governmental regulation of the solid waste industry. Management does not believe that these proceedings, either individually or in the aggregate, are likely to have a material adverse effect on the Company's business, financial condition, operating results or cash flows.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information concerning the Company's executive officers and directors as of April 15, 1999:

            NAME               AGE                    POSITIONS
            ----               ---                    ---------
Ronald J.                            President, Chief Executive Officer and
  Mittelstaedt(1)(2).........  35    Chairman
Steven F. Bouck..............  42    Executive Vice President and Chief
                                     Financial Officer
Eugene V. Dupreau............  51    Vice President -- Madera; Director
Charles B. Youngclaus........  58    Vice President -- Madera; Advisory Director
Darrell W. Chambliss.........  34    Vice President -- Operations; Secretary
Michael R. Foos..............  33    Vice President and Corporate Controller
Eric J. Moser................  32    Treasurer and Assistant Corporate
                                     Controller
David M. Hall................  41    Vice President -- Business Development
Irmgard R. Wilcox............  56    Vice President -- Finance -- Northern
                                     Washington; Director
Michael W. Harlan(1)(2)(3)...  37    Director
William J.
  Razzouk(1)(2)(3)...........  51    Director

-------------------------
(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

Ronald J. Mittelstaedt has been President, Chief Executive Officer and a director of the Company since it was formed, and was elected Chairman in January 1998. He also served as a consultant to the Company in August and September 1997. Mr. Mittelstaedt has more than ten years of experience in the solid waste industry. He served as a consultant to United Waste Systems, Inc., with the title of Executive Vice President, from January 1997 to August 1997, where he was responsible for corporate development for all states west of Colorado. As Regional Vice President of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.) from November 1993 to January 1997, he was responsible for all operations in 16 states and Canada. Mr. Mittelstaedt held various positions at Browning-Ferris Industries, Inc. from August 1987 to November 1993, most recently as Division Vice President in northern California, overseeing the San Jose market. Previously he was the District Manager responsible for BFI's operations in Sacramento and the surrounding areas. He holds a B.S. in Finance from the University of California at Santa Barbara.

Steven F. Bouck has been Executive Vice President and Chief Financial Officer of the Company since February 1998. Mr. Bouck held various positions with First Analysis Corporation from 1986 to 1998, including most recently as Managing Director coordinating corporate finance. In that capacity, he provided merger and acquisition advisory services to companies in the environmental industry. Mr. Bouck was also responsible for assisting in investing venture capital funds focussed on the environmental industry that were managed by First Analysis. In connection with those investments, he served on the boards of directors of several companies. While at First Analysis, Mr. Bouck also provided analytical research coverage of a number of publicly traded environmental services companies. Mr. Bouck holds B.S. and M.S. degrees in mechanical engineering from Rensselaer Polytechnic Institute and an M.B.A. in Finance from the Wharton School. He has been a Chartered Financial Analyst since 1990.

Eugene V. Dupreau has been Vice President -- Madera and a director of the Company since February 23, 1998. Mr. Dupreau served as President and a director of Madera Disposal Systems, Inc. beginning in 1981 and 1985, respectively, and held both positions until the Company acquired Madera in 1998. Mr. Dupreau holds a B.S. in Business Administration from Fresno State University and has completed advanced coursework in waste management. He serves as a director of several civic and charitable organizations in Madera County.

Charles B. Youngclaus has been Vice President -- Madera and an advisory director of the Company since February 23, 1998. Mr. Youngclaus founded Madera Disposal Systems, Inc. in 1981 and was its Chief Operating Officer and Vice President before its acquisition by the Company in 1998. Mr. Youngclaus owned and operated Madera's predecessor company, Madera County Disposal, from 1965 to 1981. Mr. Youngclaus holds a B.S. from Fresno State University and has completed advanced coursework in waste management, including certification in clay liner construction by the University of Texas in 1992. Mr. Youngclaus is a Board Member of the California Refuse Removal Council and is incoming Treasurer of the Northern California chapter.

Darrell W. Chambliss has been Vice President -- Operations and Secretary of the Company since October 1, 1997. Mr. Chambliss held various management positions at USA Waste Services, Inc. (including Sanifill, Inc. and United Waste, Inc., both of which were acquired by USA Waste Services, Inc.) from April 1995 to September 1997, including most recently Division Manager in Corning, California, where he was responsible for the operations of 19 operating companies as well as supervising and integrating acquisitions. From July 1989 to April 1995, he held various management positions with Browning-Ferris Industries, Inc., including serving as Assistant District Manager in San Jose, California, where he was responsible for a significant hauling operation, and serving as District Manager in Tucson, Arizona for more than three years. Mr. Chambliss holds a B.S. in Business Administration from the University of Arkansas.

Michael R. Foos has been Vice President and Corporate Controller of the Company since October 1, 1997. Mr. Foos served as Division Controller of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.) from October 1996 to September 1997, where he was responsible for financial compilation and reporting and acquisition due diligence for a seven-state region. Mr. Foos served as Assistant Regional Controller at USA Waste Services, Inc. from August 1995 to September 1996, where he was responsible for internal financial reporting for operations in six states and Canada. Mr. Foos also served as District Controller for Waste Management, Inc. from February 1990 to July 1995, and was a member of the audit staff of Deloitte & Touche from 1987 to 1990. Mr. Foos holds a B.S. in Accounting from Ferris State University.

David M. Hall has been Vice President -- Business Development since August 1, 1998. Mr. Hall has over twelve years experience in the solid waste industry with extensive operating and marketing experience in the Western U.S. From October, 1995 to July, 1998, Mr. Hall was the Divisional Vice President of USA Waste Services, Inc., Rocky Mountain Division (including for Sanifill, Inc. which was acquired by USA Waste

Services, Inc.). In that position, he oversaw all operations and business development in six Rocky Mountain states. Prior to Sanifill, Mr. Hall held various management positions with BFI from October, 1986 to October, 1995, including Vice President of Sales for the Western United States. Prior to the solid waste industry, Mr. Hall was employed from 1979 to 1986 in a variety of sales and marketing management positions in the high technology sector. Mr. Hall received a BS degree in Management and Marketing in 1979 from SW Missouri State University.

Eric J. Moser has been the Company's Treasurer and Assistant Corporate Controller since October 1, 1997. From August 1995 to September 1997, Mr. Moser held various finance positions at USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), most recently as Controller of the Ohio Division, where he was responsible for internal financial compilation and reporting and acquisition due diligence. Previously Mr. Moser was Controller of the Michigan Division of USA Waste Services, Inc., where he was responsible for internal financial reporting. Mr. Moser served as Controller for Waste Management, Inc. from June 1993 to August 1995, where he was responsible for internal financial reporting for a hauling company, landfill and transfer station. Mr. Moser holds a B.S. in Accounting from Illinois State University.

Irmgard R. Wilcox has been Vice President -- Finance -- Northern Washington of the Company since January 19, 1999, and a director of the Company since February 1999. Ms. Wilcox served as Chief Financial Officer, Secretary and Treasurer of the Murrey Companies from 1982 until they merged with the Company in 1999. Ms. Wilcox joined the Murrey Companies in 1975. She holds a B.A. in Business Administration from Pacific Lutheran University with a concentration in accounting.

Michael W. Harlan has been a director of the Company since January 30, 1998. He is Senior Vice President, Chief Financial Officer and a director of U.S. Concrete, Inc., a company focused on acquiring businesses in the ready-mix concrete industry. From November 1997 to January 30, 1998, Mr. Harlan served as a consultant to the Company on various financial matters. From March 1997 to August 1998, Mr. Harlan was Vice President and Chief Financial Officer of Apple Orthodontix, Inc., a publicly traded company that provides practice management services to orthodontic practices in the U.S. and Canada. From April 1991 to December 1996, Mr. Harlan held various positions in the finance and acquisition departments of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), including serving as Treasurer and Assistant Secretary beginning in September 1993. From May 1982 to April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Andersen LLP, where he was a Manager since July 1986. Mr. Harlan is a Certified Public Accountant and holds a B.A. from the University of Mississippi.

William J. Razzouk has been a director of the Company since January 30, 1998. Since September 1998, Mr. Razzouk has been Chairman and Chief Executive Officer of PlanetRx, an e-commerce start-up focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was also the President, Chief Operating Officer and a director of Storage USA, Inc., a publicly traded real estate investment trust that owns and operates more than 350 mini storage warehouses. He served as the President and Chief Operating

Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, World Wide Customer Operations, with full worldwide profit and loss responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He is a member of the Board of Directors of Fritz Companies, Inc. and previously was a director of Sanifill, Inc., Cordis Corp. and La Quinta Motor Inns. He holds a Bachelor of Journalism degree from the University of Georgia.

CLASSIFICATION OF BOARD OF DIRECTORS

The Board of Directors is divided into three classes. The term of office of the first class (currently comprised of Eugene V. Dupreau) will expire at the annual meeting of stockholders following the fiscal year ending December 31, 1998. The term of office of the second class (currently comprised of Michael W. Harlan and William J. Razzouk) will expire at the annual meeting of stockholders following the fiscal year ending December 31, 1999. The term of office of the third class (currently comprised of Ronald J. Mittelstaedt and Irmgard R. Wilcox) will expire at the annual meeting of stockholders following the fiscal year ending December 31, 2000. At each annual meeting, stockholders will elect successors to the directors of the class whose term expires at such meeting, to serve for three-year terms and until their successors are elected and qualified. See "Description of Capital Stock -- Certain Charter and By-Law
Provisions -- Classified Board of Directors."

COMMITTEES OF THE BOARD

The Board of Directors has established an Executive Committee and has authorized an Audit Committee and a Compensation Committee. A majority of the members of the Executive Committee are, and both members of each of the Audit and Compensation Committees are, independent directors who are not employees of the Company or one of its subsidiaries.

COMPENSATION OF DIRECTORS

Directors who are officers or employees of the Company do not currently receive any compensation for attending meetings of the Board of Directors. Each independent director receives a fee of $1,500 for attending each Board meeting and each committee meeting (unless held on the same day as the full Board meeting), in addition to reimbursement of reasonable expenses.

Each independent director who has not been an employee of the Company at any time during the 12 months preceding his initial election and appointment to the Board is granted an option to purchase 15,000 shares of the Company's Common Stock at the time of his or her initial election or appointment. The Company has granted to each of Messrs. Harlan and Razzouk options to purchase 15,000 shares of Common Stock at $3.00 per share, exercisable on October 1, 1998.

The Company grants each independent director, on February 1 of each year during which such person serves on the Board, an option to purchase 7,500 shares of the Company's Common Stock. All such options have an exercise price equal to the fair market value of the Common Stock on the grant date, vest in full on the grant date, and expire upon the earlier to occur of ten years after the grant date or one year after the director ceases to be a member of the Board. Effective February 1, 1999, the Company granted to each of Messrs. Harlan and Razzouk immediately exercisable options to purchase 7,500 shares of Common Stock at $17.9375 per share.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

The Company was incorporated in September 1997. The following table contains information about the annual and long-term compensation earned in 1997 and 1998 by the Chief Executive Officer and the other Executive Officers who were paid or earned more than $100,000. The persons named in the table are sometimes referred to herein as the "named executive officers." No officer other than Mr. Mittelstaedt was paid or earned more than $100,000 in 1997. The Chief Executive Officer has been compensated in accordance with the terms of his Employment Agreement described below.

SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                                                        COMPENSATION            SHARES
                          ANNUAL COMPENSATION       --------------------      UNDERLYING
                       --------------------------             RESTRICTED   OPTIONS/WARRANTS      ALL OTHER
                       TERM  SALARY(1)   BONUS(1)    OTHER      STOCK         GRANTED(2)      COMPENSATION(3)
                       ----  ---------   --------   -------   ----------   ----------------   ---------------
Ronald J.
  Mittelstaedt.......  1997  $ 39,903    $ 25,000        --       --           200,000            $10,000
Ronald J.
  Mittelstaedt.......  1998   176,577     100,000   $10,254       --                --                 --
Steven F. Bouck......  1998    92,887     115,008        --       --           250,000                 --
Darrell W.
  Chambliss..........  1998    89,972      89,322        --       --                --                 --
Michael R. Foos......  1998    89,809      71,788        --       --                --                 --
Eric J. Moser........  1998    74,115      45,563        --       --                --                 --

-------------------------
(1) Mr. Mittelstaedt's salary and bonus figures for 1997 reflect employment from October 1, 1997 through December 31, 1997. His bonus figure for 1997 reflects portion earned during 1997; such bonus was paid in 1998.

(2) See "Option and Warrant Grants" below.

(3) Consists of consulting fees for services rendered prior to the Company's formation.

STOCK OPTIONS AND WARRANTS

Option and Warrant Grants. The following table contains information concerning the grant during 1998 to the named executive officers of options and warrants to purchase shares of the Company's Common Stock. No options or warrants were granted to Messrs. Mittelstaedt, Chambliss, Foos or Moser in 1998.

1998 OPTION GRANTS

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                       NUMBER OF                                                        ANNUAL RATES OF
                         SHARES      % OF TOTAL                                           STOCK PRICE
                       UNDERLYING   OPTIONS AND                                        APPRECIATION FOR
                        OPTIONS       WARRANT                                           OPTION/WARRANT
                          AND        GRANTED TO                                             TERM(3)
       NAME OF          WARRANT     EMPLOYEES IN   EXERCISE PRICE    EXPIRATION     -----------------------
  BENEFICIAL OWNER     GRANTED(1)       1998        PER SHARE(2)        DATE            5%          10%
  ----------------     ----------   ------------   --------------   -------------   ----------   ----------
Steven F. Bouck......   150,000         29.4           $ 2.80       Jan. 31, 2008   $3,873,956   $6,134,140
--                       50,000          9.8           $ 9.50       Jan. 31, 2008   $  956,319   $1,709,713
--                       50,000          9.8           $12.50       Jan. 31, 2008   $  806,319   $1,559,713

-------------------------
(1) All options vested 33% on October 1, 1998 and will vest an additional 33% on October 1, 1999 and 34% on October 1, 2000.

(2) The options and warrant were granted at or above fair market value as determined by the Board of Directors on the date of grant.

(3) Amounts reported in these columns represent amounts that the named executive officer could realize on exercise of options and warrant immediately before they expire, assuming that the Company's Common Stock appreciates at 5% or 10% annually. These amounts do not take into account taxes and expenses that may be payable on such exercise. The amount actually realized will depend on the price of the Common Stock when the options or warrants are exercised, which may be before the term expires. The Commission requires the table to reflect 5% and 10% annualized rates of stock price appreciation; the Company does not project those rates. The Common Stock may not appreciate at those rates.

Option and Warrant Values. The following table shows the value of the named executive officers' exercises of options during 1998 and the value of their unexercised options and warrants outstanding as of December 31, 1998.

AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION AND WARRANT VALUES

                                                  NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS AND         IN-THE-MONEY OPTIONS AND
                                                           WARRANT AT                      WARRANT AT
                           SHARES                      DECEMBER 31, 1998              DECEMBER 31, 1998(1)
                          ACQUIRED      VALUE     ----------------------------    ----------------------------
                         ON EXERCISE   REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                         -----------   --------   -----------    -------------    -----------    -------------
Ronald J.
  Mittelstaedt.........        --            --     133,000          67,000       $2,071,475      $1,043,525
Steven F. Bouck........    92,919      $861,311      23,749         133,332          160,711       1,529,985
Darrell W. Chambliss...     --            --         50,000         100,000          650,422       1,300,828
Michael R. Foos........     --            --         50,000         100,000          650,422       1,300,828
Eric J. Moser..........     --            --         28,334          56,666          351,466         702,909

-------------------------
(1) Based on the Common Stock's closing price of $18.375 on the Nasdaq National Market on December 31, 1998.

EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with Steven F. Bouck, Eugene
V. Dupreau, Charles B. Youngclaus, Darrell W. Chambliss, Michael R. Foos, Eric
J. Moser and David M. Hall. Each agreement has a three-year term.

The Company entered into an employment agreement with Ronald J. Mittelstaedt, the President and the Chief Executive Officer, on October 1, 1997. The initial annual base salary is $170,000. Mr. Mittelstaedt's base salary was adjusted to $200,000 on October 1, 1998. Mr. Mittelstaedt is also entitled to a performance bonus of up to 100% of his annual base salary.

The agreement has an initial five-year term, and then automatically renews for additional successive one-year terms unless terminated earlier upon written notice of either Mr. Mittelstaedt or the Company or extended further by the Board. The Company or Mr. Mittelstaedt may terminate the agreement with or without cause at any time. If the Company terminates the agreement without cause (as defined in the agreement) or if Mr. Mittelstaedt terminates the agreement for good reason (as defined in the agreement), the Company is required to make certain severance payments, and all of Mr. Mittelstaedt's unvested options, warrants and rights relating to capital stock of the Company will immediately vest. A change of control of the Company (as defined in the agreement) is generally treated as a termination of Mr. Mittelstaedt without cause.

Under the employment agreement, the Company sold Mr. Mittelstaedt 617,500 shares of the Company's Common Stock for $0.01 per share and 357,143 shares of the Company's Series A Preferred Stock for $1,000,000. Mr. Mittelstaedt may recommend nominees for election to the Company's Board of Directors. If the Board has five or fewer members, Mr. Mittelstaedt may recommend two nominees, and if it consists of more than five members, he may recommend three nominees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The full Board of Directors served as the compensation committee of the Board during 1997. When the employment agreement with Mr. Mittelstaedt was approved by the Board of Directors, Mr. Mittelstaedt was one of three members of the Board of Directors. The Compensation Committee was appointed in 1998, and Mr. Mittelstaedt served on that committee for the remainder of the year. He is no longer a member of the Compensation Committee. No executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

1997 STOCK OPTION PLAN

The 1997 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors effective as of October 1, 1997, and was approved by the stockholders on March 12, 1998, and amended on January 19, 1999. The Stock Option Plan is intended to provide employees, consultants and directors with additional incentives by increasing their proprietary interests in the Company. Under the Stock Option Plan, the Company may grant options with respect to a maximum of 12% of the shares of Waste Connections Common Stock outstanding at any given time. As of April 15, 1999, the Company had outstanding options to purchase 1,420,447 shares of Common Stock at a weighted average exercise price of $10.99 per share.

The Compensation Committee of the Board of Directors currently administers the Stock Option Plan. The administrator of the Stock Option Plan determines the employees, consultants and directors to whom options are granted (the "Optionees"), the type, size and term of the options, the grant date, the expiration date, the vesting schedule and other terms and conditions of the options.

The Stock Option Plan provides for the grant of incentive stock options ("ISOs") as defined in section 422 of the Internal Revenue Code, as amended, and nonqualified stock options. Only employees of the Company may receive ISOs. The aggregate fair market value, as of the grant date, of the Common Stock subject to ISOs that become exercisable by any employee during any calendar year may not exceed $100,000. Options generally become exercisable in installments pursuant to a vesting schedule set forth in the option agreement. No option may be granted after September 30, 2007. No option will remain exercisable later than 10 years after the grant date (or five years in the case of ISOs granted to Optionees owning more than 10% of the total combined voting power of all classes of the Company's outstanding capital stock (a "Ten Percent Stockholder")). The exercise price of ISOs granted under the Stock Option Plan must be at least the fair market value of a share of Common Stock on the grant date (or 110% of such fair market value, in the case of ISOs granted to Ten Percent Stockholders).

If an Optionee with outstanding options retires or becomes disabled and does not die within the three months after retirement or disability, the Optionee may exercise his or her options, but generally only within the period ending on the earlier of: (i) six months after retirement or disability; or (ii) the expiration of the option set forth in the option agreement. If the Optionee does not exercise his or her options within that time period, the options terminate, and the shares of Common Stock subject to the options become available for issuance under the Stock Option Plan. If the Optionee ceases to be an employee, consultant or director of the Company other than because of retirement, death or disability, his or her options generally terminate on the date such relationship terminates, and the shares of Common Stock subject to the options become available for issuance under the Stock Option Plan. Each option agreement may give the Company the right to repurchase shares acquired by an Optionee under the Stock Option Plan upon termination of the Optionee.

                              CERTAIN TRANSACTIONS

INITIAL FUNDING

In September and October 1997, the Company sold 2,300,000 shares of Common Stock at $0.01 per share and 2,499,998 shares of Series A Preferred Stock at $2.80 per share to 19 accredited investors, including certain officers and directors of the Company, in a private placement. The sales were made in accordance with Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The investors included the following officers and directors of the Company, their immediate family members, and entities controlled by them:

Mittelstaedt Family Trust dated 6/18/97 (trustee is Ronald J. Mittelstaedt, President, Chief Executive Officer and Chairman): 357,143 shares of Series A Preferred for $1,000,000 and 617,500 shares of Common Stock for $6,175;

J. Bradford Bishop (former director; resigned January 30, 1998): 678,750 shares of Common Stock for $6,787.50;

James N. Cutler, Jr. (former director; resigned January 30, 1998): 678,750 shares of Common Stock for $6,787.50;

Bishop-Cutler L.L.C. (controlled by former directors J. Bradford Bishop and James N. Cutler, Jr.): 339,285 shares of Series A Preferred Stock for $950,000;

Frank W. Cutler (brother of former director James N. Cutler, Jr.): 142,857 shares of Series A Preferred Stock for $400,000 and 275,000 shares of Common Stock for $2,750;

Darrell W. Chambliss (Vice President -- Operations): 20,000 shares of Common Stock for $200;

Michael R. Foos (Vice President and Corporate Controller): 20,000 shares of Common Stock for $200;

Eric J. Moser (Treasurer and Assistant Corporate Controller): 10,000 shares of Common Stock for $100.

OPTIONS AND WARRANTS TO MANAGEMENT GROUP

On October 1, 1997, Darrell W. Chambliss, Michael R. Foos and Eric J. Moser were granted options to purchase 150,000, 150,000 and 85,000 shares, respectively, of Common Stock, pursuant to their respective employment agreements with the Company.

On December 15, 1997, each of then directors James N. Cutler and J. Bradford Bishop and Board consultant Frank W. Cutler was granted a warrant to purchase 247,000 shares of Common Stock at an exercise price of $2.80 per share. Messrs. Cutler and Bishop resigned as directors on January 30, 1998, and Frank W. Cutler's consulting relationship with the Board terminated on that date. On December 15, 1997, Ronald J. Mittelstaedt was granted a warrant to purchase 100,000 shares of Common Stock at an exercise price of $2.80 per share and an option to purchase 100,000 shares of Common Stock at an exercise price of $2.80 per share. All of the above warrants and options are currently exercisable, except for the option to purchase 100,000 shares granted to Mr. Mittelstaedt, one-third of which becomes exercisable on each of October 1, 1998, October 1, 1999, and October 1, 2000.

On December 15, 1997, Michael W. Harlan was granted a warrant to purchase 5,000 shares of Common Stock at an exercise price of $2.80 per share, exercisable on October 1, 1998. On January 30, 1998, Mr. Harlan and William J. Razzouk were each granted an option to purchase 15,000 shares of Common Stock at an exercise price of $3.00 per share, exercisable on October 1, 1998.

On February 1, 1998, Steven F. Bouck was granted options to purchase 200,000 shares of Common Stock, pursuant to his employment agreement with the Company. These options include an option to purchase 100,000 shares at an exercise price of $2.80 per share, of which one-third is exercisable on each of October 1, 1998, October 1, 1999, and October 1, 2000. Of Mr. Bouck's remaining options, an option to purchase 50,000 shares has an exercise price of $9.50 per share, and an option to purchase 50,000 shares has an exercise price of $12.50 per share; one-third of each of these options vests on each of October 1, 1998, October 1, 1999, and October 1, 2000. On February 1, 1998, Mr. Bouck was granted an immediately exercisable warrant to purchase 50,000 shares of Common Stock at an exercise price of $2.80 per share, which he exercised in March 1998.

On February 23, 1998, Eugene V. Dupreau and Charles B. Youngclaus were granted warrants in connection with the Company's acquisition of Madera. See "Purchase of Madera Disposal Systems, Inc." below.

On July 7, 1998, David M. Hall was granted options to purchase 50,000 shares of Common Stock at an exercise price of $18.125 per share, one third of which become exercisable on each of October 1, 1998, October 1, 1999, and October 1, 2000.

On January 19, 1999, Eugene V. Dupreau, Charles B. Youngclaus and Irmgard R. Wilcox were granted options to purchase 10,000, 7,000 and 5,000 shares of Common Stock, respectively, at an exercise price of $17.9375 per share, one-third of which become exercisable on each of January 19, 2000, January 19, 2001 and January 19, 2002.

On January 19, 1999, Ronald J. Mittelstaedt, Steven F. Bouck, Darrell W. Chambliss, Michael R. Foos, Eric J. Moser and David M. Hall were granted options to purchase 100,000, 50,000, 40,000, 40,000, 40,000 and 15,000 shares of Common
Stock, respectively, at an exercise price of $17.9375 per share, one-third of which become exercisable on each of January 19, 2000, January 19, 2001, and January 19, 2002.

PURCHASE OF WASTE CONNECTIONS OF IDAHO, INC.

On January 30, 1998, the Company purchased all of the outstanding stock of Waste Connections of Idaho, Inc. ("Waste Connections Idaho") from Ronald J. Mittelstaedt, J. Bradford Bishop and James N. Cutler, Jr., the sole shareholders of Waste Connections Idaho. The purchase price was $3,000, which was the aggregate price that Messrs. Mittelstaedt, Bishop and Cutler had paid initially for the shares. Messrs. Mittelstaedt, Bishop and Cutler formed Waste Connections Idaho in September 1997 for the purpose of acquiring certain assets from Browning-Ferris Industries of Idaho, Inc.

PURCHASE OF MADERA DISPOSAL SYSTEMS, INC.

Eugene V. Dupreau was President and a 16.7% shareholder of Madera Disposal Systems, Inc. before it was acquired by the Company on February 23, 1998. Charles B. Youngclaus was Chief Operating Officer and a 16.7% shareholder of Madera before it was acquired by the Company. For their shares of Madera's common stock, each of Messrs. Dupreau and Youngclaus received $630,662 in cash, 333,333 shares of the Company's Common Stock and warrants to purchase 66,667 shares of the Company's Common Stock at an exercise price of $4.00 per share. Each of Messrs. Dupreau and Youngclaus has been engaged by the Company as Vice President -- Madera. Mr. Dupreau was appointed a director of the Company, effective February 23, 1998.

Pursuant to the agreement under which the Company acquired Madera, the Company will issue additional restricted shares of the Company's Common Stock to former Madera shareholders, including Messrs. Dupreau and Youngclaus, with respect to the successful extension of a franchise agreement that was being negotiated by Madera at the time of the Company's acquisition of Madera.

PURCHASE OF YOUNGCLAUS ENTERPRISES.

On September 9, 1998, the Company purchased the business assets of Youngclaus Enterprises, a proprietorship, from Charles B. Youngclaus. The aggregate purchase price was $139,000, which was paid through the issuance of Common Stock.

TRANSACTIONS WITH FIBRES INTERNATIONAL.

The Company has entered into certain transactions with Continental Paper, LLC, an Oregon limited liability company doing business as Fibres International ("Fibres"). J. Bradford Bishop and James N. Cutler, Jr. own 60% of the membership interests in Fibres, were directors of the Company when some of these transactions occurred and may be deemed promoters of the Company. In markets where Fibres has processing facilities (which include three of the Company's current markets), the Company delivers to Fibres' processing facilities all of the Company's collected recyclable materials for which Fibres pays the market rate (adjusted to reflect the Company's costs of transporting the materials to Fibres or another processor) otherwise obtainable by the Company for such materials. The Company received approximately $222,701 in gross revenues from Fibres from the Company's inception through December 31, 1997. After deducting the fees the Company paid to Fibres for the right to collect the recyclables, the Company retained approximately $10,860. The Company made net payments of $108,000 to Fibres in 1998.

MERGERS WITH THE MURREY COMPANIES.

Donald J. Hawkins was the President, Chief Executive Officer and a 5% shareholder of the Murrey Companies before the Company merged with them in January 1999. Irmgard R. Wilcox was the Chief Financial Officer, Treasurer, Secretary and a 5% shareholder of the Murrey Companies until the Company merged with them. For their shares of the Murrey Companies' common stock each of Mr. Hawkins and Ms. Wilcox received 144,442 shares of the Company's Common Stock. The Company engaged Mr. Hawkins as Vice President -- Operations -- Northern Washington division and Ms. Wilcox as Vice President -- Controller -- Northern Washington division, and each of Mr. Hawkins and Ms. Wilcox received a $2,000,000 signing bonus pursuant to their employment agreements with the Company. The Company appointed Ms. Wilcox to its Board of Directors in February 1999.

                             PRINCIPAL STOCKHOLDERS

The following table shows the amount of the Company's Common Stock beneficially owned, as of April 15, 1999, by: (i) each person or entity that the Company knows owns more than 5% of the Company's Common Stock; (ii) the "named executive officers" identified in "Executive Compensation" and each director of the Company; and (iii) all current directors and executive officers of the Company as a group.

              NAME OF BENEFICIAL OWNER(1)                  NUMBER      PERCENTAGE
              ---------------------------                 ---------    ----------
Murrey Trust UTA August 5, 1993, as amended(2)(3).......  1,949,997       11.2%
Eugene P. Polk(2)(4)....................................  1,311,574        7.5
Ronald J. Mittelstaedt(2)(5)............................  1,058,376        6.0
Eugene V. Dupreau(2)(6).................................    407,148        2.3
Irmgard R. Wilcox(2)....................................    144,942        0.8
Steven F. Bouck(2)(7)...................................    116,668        0.7
Darrell W. Chambliss(2)(8)..............................     77,501        0.4
Michael R. Foos(2)(8)...................................     80,430        0.5
Eric J. Moser(2)(9).....................................     58,452        0.3
Michael W. Harlan(2)(10)................................     27,500        0.2
William J. Razzouk(2)(11)...............................     22,500        0.1
All executive officers and directors as a group (11
  persons)..............................................  2,405,844       13.5

---------------
 (1) Beneficial ownership is determined in accordance with the rules of the Commission. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Shares of Common Stock subject to options and/or warrants currently exercisable or exercisable within 60 days of the date of this Prospectus count as outstanding for computing the percentage beneficially owned by the person holding such options. Except as otherwise indicated by footnote, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock shown.

 (2) The address of the Murrey Trust is c/o US Bank, 5530 Pacific Highway, Suite A, Fife, Washington 98424. The address of Messrs. Mittelstaedt, Bouck, Chambliss, Foos and Moser is 2260 Douglas Boulevard, Suite 280, Roseville, California 95661. The address of Eugene P. Polk is P.O. Box 1151, Prescott, Arizona 86302. The address of Frank W. Cutler is 711 North Bayfront, Newport Beach, California 92662. The address of Eugene V. Dupreau is Madera Disposal Systems, Inc., 21739 Road 19, Chowchilla, California 93610. The address of Michael W. Harlan is 2777 Allen Parkway, Suite 700, Houston, Texas 77019. The address of William J. Razzouk is 5915 River Oaks Road, Memphis, Tennessee 38120. The address of Irmgard R. Wilcox is 4622 70 Avenue East, Fife, Washington 98731.

 (3) The trustees of the Murrey Trust are Bonnie L. Murrey, Irmgard R. Wilcox and Donald Hawkins. Under the rules of the Commission, the trustees may also be deemed beneficial owners of the shares owned by the Murrey Trust. The shares listed exclude 144,942 and 144,442 shares of Common Stock owned individually by Irmgard R. Wilcox and Donald Hawkins, respectively.

 (4) Includes 297,704 shares beneficially owned through three trusts for which Eugene Polk serves as a trustee (190,562 shares -- Eugene P. Polk and Barbara J. Polk Revocable Trust U/A 11/18/68; 53,571 shares -- Margaret T. Morris Trust U/A 5/1/67; and 53,571 shares -- Margaret T. Morris Trust U/A 4/19/69); and 170,714 shares held by the Polk Investment Partnership 93-1, for which Eugene Polk serves as a Manager; and 281,052 shares held by Kieckhefer Trust Partnership, for which Eugene Polk serves as Manager; and 562,104 shares held by Kieckhefer Partnership 84-1, for which Eugene Polk serves as Managing Partner.

 (5) Includes 100,000 shares purchasable under currently exercisable warrants and 33,333 shares purchasable under currently exercisable options. Also includes 567,900 shares held by the Mittelstaedt Family Trust dated 6/18/97, of which Mr. Mittelstaedt is the Trustee.

 (6) Includes 66,667 shares purchasable under immediately exercisable warrants and 5,000 shares purchasable under immediately exercisable options.

 (7) Includes 23,749 shares purchasable under currently exercisable options.

 (8) Includes 50,000 shares purchasable under currently exercisable options.

 (9) Includes 36,667 shares purchasable under currently exercisable options.

(10) Includes 5,000 shares purchasable under immediately exercisable warrants and 22,500 shares purchasable under immediately exercisable options

(11) Includes 22,500 shares purchasable under immediately exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of April 19, 1999, there were 17,425,483 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

The holders of shares of Common Stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Cumulative voting for the election of directors is not permitted. Subject to any preferences to which holders of Preferred Stock are entitled, the holders of outstanding shares of Common Stock are entitled to receive ratably any dividends that the Board of Directors declares. If the Company liquidates, dissolves or winds up, the holders of shares of Common Stock are entitled to receive pro rata all assets of the Company that are available for distribution to stockholders. The holders of shares of Common Stock do not have any preemptive, subscription, redemption, conversion or sinking fund rights. The outstanding shares of Common Stock, and the shares of Common Stock to be issued pursuant to this Prospectus and any Prospectus Supplement, are fully paid and nonassessable.

PREFERRED STOCK

The Company is authorized by its Amended and Restated Certificate of Incorporation to issue a maximum of 10,000,000 shares of Preferred Stock, in one or more series. The Board determines the rights, privileges and limitations of Preferred Stock, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights and/or sinking fund rights. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors believes appropriate. There are no shares of Preferred Stock outstanding, and the Company has no current plans to issue Preferred Stock.

One effect of having Preferred Stock authorized is that the Company's Board of Directors alone may be able to authorize the issuance of Preferred Stock in ways that render more difficult or discourage an attempt to obtain control of the Company by a tender offer, proxy contest, merger or otherwise, and thereby protect the continuity of the Company's management. The issuance of shares of Preferred Stock may adversely affect the voting and other rights of holders of Common Stock. For example, Preferred Stock may rank prior to the Common Stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into Common Stock. Accordingly, the issuance of Preferred Stock may discourage bids for the Common Stock or otherwise adversely affect the market price of the Common Stock.

CERTAIN STATUTORY, CHARTER AND BY-LAW PROVISIONS

Classified Board of Directors. The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that the Board will be divided into three classes serving staggered terms, and that the number of directors in each class will be as nearly equal as is possible based on the number of directors constituting the entire

Board. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms.

The classification of directors makes it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to change the majority of the Board. This delay may help ensure that the Company's directors, if confronted by a third party attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal and available alternatives and to act in what they believe to be the best interests of the stockholders. However, such classification could also discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might benefit the Company and its stockholders. The classification of the Board could thus make it more likely that incumbent directors will retain their positions.

Number of Directors; Removal; Filling Vacancies. The Restated Certificate provides that the number of directors will be fixed from time to time by a majority of the directors then in office. In no event may there be less than three or more than nine directors, unless approved by at least two-thirds of the directors then in office. In addition, the Restated Certificate provides that newly created directorships resulting from an increase in the authorized number of directors, vacancies on the Board resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board (and not by the stockholders unless there are no directors in office), if a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

The Restated Certificate allows directors to be removed only for cause and only on the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

The provisions of the Restated Certificate governing the number of directors, their removal and the filling of vacancies may discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company, or attempting to change the composition or policies of the Board, even though such attempts might benefit the Company or its stockholders. These provisions of the Restated Certificate could thus increase the likelihood that incumbent directors retain their positions.

Limitation on Special Meetings; No Stockholder Action by Written Consent. The Restated Certificate and the Amended and Restated By-laws (the "Restated By-laws") provide that: (i) only a majority of the Board of Directors or the President or Chairman of the Board may call a special meeting of stockholders;
(ii) only matters stated in the notice of meeting or properly brought before the meeting by or at the direction of the Board of Directors may be transacted at the meeting; and (iii) stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration of stockholder proposals over the opposition of the Board, except at an annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder
Proposals. The Restated By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure"). In general, only persons who are nominated by or at the direction of the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company, may be elected as directors. At an annual meeting, only business that has been brought before the meeting by, or at the direction of, the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company, may be conducted. To be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by the Company not less than 60 days nor more than 90 days before the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then the 15th day following the earlier of the day such notice was mailed or the day such public disclosure was made).

By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure gives the Board an opportunity to consider the qualifications of the proposed nominees and inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure provides a more orderly procedure for conducting annual meetings of stockholders. It also gives the Board an opportunity to inform stockholders in advance of any business proposed to be conducted at such meetings, together with the Board's recommendations regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although the Restated By-laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the Stockholder Notice Procedure may preclude a contest for the election of directors or the consideration of stockholder proposals. It may also discourage or deter a third party from soliciting proxies to elect its own slate of directors or to approve its own proposal, even though consideration of such nominees or proposals might benefit the Company and its stockholders.

Certain Provisions Relating to Potential Change of Control. The Restated Certificate authorizes the Board and any committee of the Board to take such action as it determines to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with the Board and management about transactions that may result in a change of control of the Company. The Board and its committees may also contest or oppose any such transaction that the Board determines to be unfair, abusive or otherwise undesirable to the Company, its business, assets, properties or stockholders. The Board or any Board committee may adopt plans or to issue securities of the Company, and to determine the terms and conditions on which such securities may be exchangeable or convertible into cash or other securities. In addition, the Board or Board committee may treat any holder or class of holders of such designated securities differently than all other security holders in respect of the terms, conditions, provisions and rights of such securities.

This authority is intended to give the Board flexibility to act in the best interests of stockholders in the event of a potential change of control. Such provisions may, however, deter potential acquirors from proposing unsolicited transactions not approved by the Board and might enable the Board to hinder or frustrate such a transaction if proposed.

Limitation of Liability of Directors. The Restated Certificate provides that a director will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as so amended.

Amendment of the Certificate of Incorporation and By-laws. The Restated Certificate contains provisions requiring the affirmative vote of the holders of at least 66 2/3% of the voting power of the Voting Stock to amend certain provisions of the Restated Certificate (including the provisions discussed above relating to the size and classification of the Board, replacement and/or removal of Board members, action by written consent, special stockholder meetings, the authorization for the Board to take steps to encourage or oppose, as the case may be, transactions which may result in a change of control of the Company, and limitation of the liability of directors) or to amend any provision of the Restated By-laws by action of stockholders. These provisions make it more difficult for stockholders to make changes in the Restated Certificate and the Restated By-laws, including changes designed to facilitate the exercise of control over the Company.

Business Combination Provisions of Delaware Law. The Company is a Delaware corporation and is subject to section 203 of the Delaware Law. Section 203 generally prevents a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of the outstanding voting stock of a corporation (an "Interested Stockholder") from engaging in certain business combinations with the corporations for three years after the date such person became an Interested Stockholder, subject to certain exceptions. Business combinations covered by section 203 include a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales and other transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

TRANSFER AGENT AND REGISTRAR

BankBoston, N.A., c/o Boston EquiServe, L.P., serves as transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

As of April 19, 1999, the Company had 17,425,483 shares of Common Stock outstanding. Of those shares, the 2,300,000 sold in the Company's initial public offering, the 3,999,307 shares sold in the Company's secondary public offering, and an additional 4,355,265 shares are freely saleable in the public market, unless acquired by affiliates of the Company. An additional 5,908,483 of the currently outstanding shares are currently eligible for resale in the public market, an additional 361,732 of the currently outstanding shares will become eligible for resale in the public market later in 1999, an additional 302,342 of the currently outstanding shares will become eligible for resale in the public market in 2000, and an additional 198,354 of the currently outstanding shares will become eligible for resale in the public market in subsequent years, in each case subject to the restrictions of Rule 144 promulgated under the Securities Act. Shares of Common Stock held by affiliates of the Company are subject to certain volume and other limitations discussed below under Rule 144.

In general, under Rule 144, a person (or persons whose shares are aggregated), including persons who may be deemed affiliates of the Company, who has beneficially owned his or her shares for at least one year may sell in any three-month period a number of shares equal to the greater of 1% of the outstanding shares of the Common Stock (174,254 shares as of April 19, 1999) or the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144(k), a person (or persons whose shares are aggregated) who is not or has not been deemed an "affiliate" of the Company for at least three months and who has beneficially owned his or her shares for at least two years may sell such shares under Rule 144 without regard to the limitations discussed above.

The Common Stock has been publicly traded only since May 22, 1998, and it is possible that no active public market for the Common stock will develop or be sustained. Sales of substantial amounts of the Common Stock, or the perception that such sales could occur, could cause the market price of the Common Stock to decline and impair the Company's ability to raise capital or fund acquisitions by issuing Common Stock.

In July 1998, the Company filed a registration statement on Form S-4 under the Securities Act to register up to 3,000,000 shares issuable from time to time in connection with the Company's acquisitions of solid waste services businesses. In October 1998, the Company filed an additional registration statement on Form S-4 under the Securities Act to increase by 20% the number of shares covered by the previous registration statement. Also in October 1998, the Company filed a third registration statement on Form S-4 to register up to 3,000,000 shares issuable from time to time in connection with acquisitions of solid waste services businesses. As of April 15, 1999, the Company had issued 3,768,207 shares under the original registration statement on Form S-4, and an additional 2,875,958 shares were issuable under the three Form S-4 registration statements.

In September 1998, the Company filed a registration statement under the Securities Act to register 309,700 shares issuable on exercise of stock options or other awards granted or to be granted under its Stock Option Plan. In February 1999, the Company filed a registration statement under the Securities Act to register an additional 820,132 shares issuable on exercise of such options or awards. Subject to certain restrictions under Rule 144, those shares will be freely saleable in the public market immediately following exercise of such options.

               OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

Persons who receive shares of Common Stock covered by the Registration Statement in acquisitions of businesses by the Company, or their transferees ("Selling Stockholders"), may use this Prospectus and Post-Effective Amendments and Prospectus Supplements to sell such shares.

The Company will not receive any of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. The Company will pay printing, certain legal, filing and other similar expenses of this offering. Selling Stockholders will bear all other expenses of this offering, including any brokerage fees, underwriting discounts or commissions.

If a Selling Stockholder notifies the Company of an arrangement with a broker-dealer to sell shares through a block trade, special offering, exchange distribution or secondary distribution, the Company will file a Prospectus Supplement pursuant to Rule 424 under the Securities Act. The Prospectus Supplement will set forth (i) the name of such Selling Stockholder and the participating broker-dealer, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (v) that such broker-dealer did not conduct any investigation to verify the information set out in this Prospectus, and (vi) other facts material to the transaction.

Selling Stockholders may sell the shares being offered through this Prospectus in transactions on the Nasdaq National Market or on a securities exchange on which the Company's Common Stock may then be listed, in negotiated transactions or otherwise, at market prices or at negotiated prices. Selling Stockholders may sell the shares in transactions involving broker-dealers, who may act as agents and/or acquire shares as principals. Broker-dealers who participate in such transactions as agents may receive commissions from Selling Stockholders (and, if they act as agents for the purchasers of such shares, from such purchasers). Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent they are unable to do so acting as agents for the Selling Stockholders, to purchase as principals any unsold shares at the price required to fulfill their commitments to the Selling Stockholders.

The Selling Stockholders may also sell shares by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to the rules of the Nasdaq National Market or on a securities exchange on which the Company's Common Stock may then be listed. They may pay commissions in excess of the customary commission prescribed by the rules of such securities exchange to participating broker-dealers. In certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principals may subsequently resell such shares in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers) on the Nasdaq National Market or on a securities exchange on which the Company's Common Stock may then be listed, in negotiated transactions or otherwise, at market prices or at negotiated prices. In connection with such resales, the broker-dealers may pay to or receive commissions from the purchasers of such shares.

Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Shartsis, Friese & Ginsburg LLP, San Francisco, California. The statements pertaining to the Company's G certificates awarded by the WUTC under "Risk Factors -- Highly Competitive Industry," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General," "Business -- Industry Overview," and "Business -- G Certificates" will be passed upon for the Company by Williams, Kastner & Gibbs PLLC, Seattle, Washington.

                                    EXPERTS

The following financial statements appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere in this Prospectus and Registration Statement:

          (a) financial statements of Waste Connections, Inc. and Predecessors as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998;

          (b) combined financial statements of The Murrey Companies (which consist of Murrey's Disposal Company, Inc., American Disposal Company, Inc., D.M. Disposal Co., Inc. and Tacoma Recycling Company, Inc.) as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998;

          (c) Supplemental consolidated financial statements of Waste Connections, Inc. and Predecessors as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998.

Such financial statements have been included in this Prospectus and Registration Statement in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

The combined financial statements of Columbia Resource Co., L.P. and Finley-Buttes Limited Partnership as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998 in this Prospectus and Registration Statement have been audited by Perkins & Company, P.C., independent auditors, as set forth in their report thereon appearing elsewhere in this Prospectus and Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
WASTE CONNECTIONS, INC. UNAUDITED PRO FORMA FINANCIAL
  STATEMENTS
  Introduction to Unaudited Pro Forma Financial
     Statements.............................................   F-3
  Unaudited Pro Forma Statement of Operations for the year
     ended December 31, 1998................................   F-4
  Notes to Unaudited Pro Forma Statement of Operations......   F-5
  Unaudited Pro Forma Balance Sheet as of December 31,
     1998...................................................   F-7
  Notes to Unaudited Pro Forma Consolidated Balance Sheet...   F-8

WASTE CONNECTIONS, INC. AND PREDECESSORS
  Report of Ernst & Young LLP, Independent Auditors.........   F-9
  Consolidated Balance Sheets of Waste Connections, Inc. as
     of December 31, 1997 and 1998..........................  F-10
  Statement of Operations of Predecessors for the nine
     months ended September 30, 1997........................  F-11
  Consolidated Statements of Operations of Waste
     Connections, Inc. for the period from inception
     (September 9, 1997) through December 31, 1997 and the
     year ended December 31, 1998...........................  F-11
  Combined Statement of Operations of The Disposal Group for
     the period from January 1, 1996 through July 31,
     1996...................................................  F-12
  Combined Statement of Operations of Predecessors for the
     period ended December 31, 1996.........................  F-12
  Consolidated Statements of Redeemable Stock and
     Stockholders' Equity (Deficit) of Waste Connections,
     Inc. for the period from inception (September 9, 1997)
     through December 31, 1997 and the year ended December
     31, 1998...............................................  F-13
  Statement of Cash Flows of Predecessors for the nine
     months ended September 30, 1997........................  F-14
  Consolidated Statements of Cash Flows of Waste
     Connections, Inc. for the period from inception
     (September 9, 1997) through December 31, 1997 and the
     year ended December 31, 1998...........................  F-14
  Combined Statement of Cash Flows of The Disposal Group for
     the period from January 1, 1996 through July 31,
     1996...................................................  F-15
  Combined Statement of Cash Flows of Predecessors for the
     period ended December 31, 1996.........................  F-15
  Notes to Financial Statements.............................  F-16

THE MURREY COMPANIES
  Report of Ernst & Young LLP, Independent Auditors.........  F-37
  Combined Balance Sheets as of December 31, 1997 and
     1998...................................................  F-38
  Combined Statements of Income and Retained Earnings for
     each of the three years in the period ended December
     31, 1998...............................................  F-39
  Combined Statements of Cash Flows for each of the three
     years in the period ended December 31, 1998............  F-40
  Notes to Combined Financial Statements....................  F-42

COLUMBIA RESOURCE CO., L.P. AND FINLEY-BUTTES LIMITED
  PARTNERSHIP
  Independent Auditors' Report..............................  F-51
  Combined Balance Sheets as of December 31, 1997 and
     1998...................................................  F-52
  Combined Statements of Income for each of the three years
     in the period ended December 31, 1998..................  F-53
  Combined Statements of Partners Capital and Comprehensive
     Income for each of the three years in the period ended
     December 31, 1998......................................  F-54
  Combined Statements of Cash Flows for each of the three
     years in the period ended December 31, 1998............  F-55
  Notes to Financial Statements.............................  F-56

SUPPLEMENTAL WASTE CONNECTIONS, INC. AND PREDECESSORS
  Report of Ernst & Young LLP, Independent Auditors.........  F-64
  Supplemental Consolidated Balance Sheets of Waste
     Connections, Inc. as of December 31, 1997 and 1998.....  F-65

                                                              PAGE
                                                              ----
  Combined Statement of Operations of Predecessors for the
     nine months ended September 30, 1997...................  F-66
  Supplemental Consolidated Statements of Operations of
     Waste Connections, Inc. for the years ended December
     31, 1997 and 1998......................................  F-66
  Combined Statement of Operations of The Disposal Group for
     the period from January 1, 1996 through July 31,
     1996...................................................  F-67
  Combined Statement of Operations of Predecessors for the
     period ended December 31, 1996.........................  F-67
  Supplemental Consolidated Statement of Operations of Waste
     Connections, Inc. for the year ended December 31,
     1996...................................................  F-67
  Supplemental Consolidated Statement of Redeemable Stock
     and Stockholders' Equity of Waste Connections, Inc. for
     each of the three years in the period ended December
     31, 1998...............................................  F-68
  Combined Statement of Cash Flows of Predecessors for the
     nine months ended September 30, 1997...................  F-69
  Supplemental Consolidated Statements of Cash Flows of
     Waste Connections, Inc. for the years ended December
     31, 1997 and 1998......................................  F-69
  Combined Statement of Cash Flows of The Disposal Group for
     the period from January 1, 1996 through July 31,
     1996...................................................  F-71
  Combined Statement of Cash Flows of Predecessors for the
     period ended December 31, 1996.........................  F-71
  Supplemental Consolidated Statement of Cash Flows of Waste
     Connections, Inc. for the year ended December 31,
     1996...................................................  F-71
  Notes to Financial Statements.............................  F-72

                            WASTE CONNECTIONS, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA
                              FINANCIAL STATEMENTS

     The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1998 gives effect to the business combination involving WCI and Columbia Resource Co., LP and Finley-Buttes Limited Partnership ("CRCFBLP") as if such business combination occurred on January 1, 1998 and was accounted for using the purchase method of accounting. In addition to reflecting the business combination involving WCI and CRCFBLP, the following Unaudited WCI and the Murrey Companies Pro Forma Combined Statement of Operations for the year ended December 31, 1998 reflects the mergers with the Murrey Companies as poolings-of-interests.

     The following Unaudited Pro Forma Balance Sheet as of December 31, 1998 assumes WCI's acquisition of CRCFBLP occurred on December 31, 1998. In addition to reflecting the business combinations involving WCI and CRCFBLP, the following Unaudited Pro Forma Combined Balance Sheet as of December 31, 1998 reflects the mergers with the Murrey Companies as poolings-of-interests.

     WCI has preliminarily analyzed the savings that it expects to be realized by consolidating certain operational and general and administrative functions. WCI has not and cannot quantify all of these savings due to the short period of time since the CRCFBLP and Murrey Companies acquisitions occurred. It is anticipated that these savings will be partially offset by the costs of being a publicly held company and the incremental increase in costs related to WCI's corporate management. However, these costs, like the savings they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the Unaudited Pro Forma Financial Statements.

     The Unaudited Pro Forma Financial Statements include certain adjustments to the historical financial statements, including adjusting depreciation expense to reflect purchase price allocations of the entities acquired by WCI, adjusting interest expense to reflect acquisition-related debt and the related income tax effects of these adjustments.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The Unaudited Pro Forma Financial Statements do not purport to represent what WCI's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project WCI's financial position or results of operations for any future period. Because WCI, the Murrey Companies and CRCFBLP were not under common control or management for all periods, historical combined results may not be comparable to, or indicative of, future performance. The Unaudited Pro Forma Financial Statements should be read in conjunction with the other financial statements and notes thereto included elsewhere herein, as well as information included under the headings "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included elsewhere herein.

                            WASTE CONNECTIONS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  WASTE                                                      THE MURREY
                            CONNECTIONS, INC.     CRCFBLP       PRO FORMA                    COMPANIES     PRO FORMA
                              CONSOLIDATED        COMBINED     ADJUSTMENTS     PRO FORMA      COMBINED     COMBINED
                            -----------------   ------------   -----------    ------------   ----------   -----------
Revenues..................     $   54,042         $22,511        $(7,017)(a)   $   69,536     $32,528     $   102,064
Operating expenses:
  Cost of operations......         36,554          10,675         (7,017)(a)       40,166      26,410          66,576
                                                                     (46)(b)
  Selling, general and
    administrative........          5,317           2,956             --            8,273       2,791          11,064
  Depreciation and
    amortization..........          4,112           2,729           (683)(c)        6,158       2,194           8,352
  Stock compensation......            632              --             --              632          --             632
                               ----------         -------        -------       ----------     -------     -----------
Income from operations....          7,427           6,151            729           14,307       1,133          15,440
Interest expense..........         (2,257)         (1,258)        (5,280)(d)       (8,795)       (535)         (9,330)
Other income (expense),
  net.....................             --              29             --               29          79             108
                               ----------         -------        -------       ----------     -------     -----------
Income before income
  taxes...................          5,170           4,922         (4,551)           5,541         677           6,218
Income tax provision......         (2,395)             --         (1,968)(e)       (2,543)       (535)         (3,078)
                                                                   1,820(f)
                               ----------         -------        -------       ----------     -------     -----------
Income before
  extraordinary item......          2,775           4,922         (4,699)           2,998         142           3,140
Extraordinary
  item -- early
  extinguishment of debt,
  net of tax benefit of
  $264....................         (1,027)             --             --           (1,027)         --          (1,027)
                               ----------         -------        -------       ----------     -------     -----------
Net income................     $    1,748         $ 4,922        $(4,699)      $    1,971     $   142     $     2,113
                               ==========         =======        =======       ==========     =======     ===========
Redeemable convertible
  preferred stock
  accretion...............           (917)             --             --             (917)         --            (917)
                               ----------         -------        -------       ----------     -------     -----------
Net income applicable to
  common stockholders.....     $      831         $ 4,922        $(4,699)      $    1,054     $   142     $     1,196
                               ==========         =======        =======       ==========     =======     ===========
Basic earnings per share:
  Income before
    extraordinary item....     $     0.29                                      $     0.32                 $      0.24
  Extraordinary item......          (0.16)                                          (0.16)                      (0.11)
                               ----------                                      ----------                 -----------
  Net income per share....     $     0.13                                      $     0.16                 $      0.13
                               ==========                                      ==========                 ===========
Diluted earnings per
  share:
  Income before
    extraordinary item....     $     0.22                                      $     0.25                 $      0.20
  Extraordinary item......          (0.12)                                          (0.12)                      (0.09)
                               ----------                                      ----------                 -----------
  Net income per share....     $     0.10                                      $     0.13                 $      0.11
                               ==========                                      ==========                 ===========
Shares used in calculating
  basic earnings per
  share...................      6,460,293                                       6,460,293                   9,349,173
                               ==========                                      ==========                 ===========
Shares used in calculating
  diluted earnings per
  share...................      8,371,415                                       8,371,415                  11,260,295
                               ==========                                      ==========                 ===========

                            See accompanying notes.

                            WASTE CONNECTIONS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

     ASSUMPTIONS. The unaudited pro forma statement of operations for the year ended December 31, 1998 is presented as if the acquisition of CRCFBLP occurred on January 1, 1998. In addition, the unaudited pro forma combined statement of operations for the year ended December 31, 1998 combines the pro forma statements of operations for that period with the historical statement of operations for the Murrey Companies for the year ended December 31, 1998.

     BUSINESS COMBINATIONS. The acquisition of CRCFBLP is being accounted for under the purchase method of accounting for business combinations. Certain items affecting the purchase price and its allocation are preliminary. The preliminary purchase price consists of the following:

                                                            CRCFBLP
                                                            -------
Cash paid to shareholders.................................  $66,911
Liabilities assumed.......................................   18,935
Acquisition costs.........................................      316
                                                            -------
                                                            $86,162
                                                            =======

     The Company has preliminarily allocated the purchase price as follows:

                                                            CRCFBLP
                                                            -------
Tangible assets purchased, including landfill.............  $85,962
Covenant not to compete...................................      200
                                                            -------
                                                            $86,162
                                                            =======

     WCI's mergers with the Murrey Companies are accounted for under the pooling-of-interests method of accounting for business combinations. The pro forma financial statements assume the issuance of 2,888,880 shares, which represents the actual number of shares exchanged.

     PRO FORMA ADJUSTMENTS. The unaudited pro forma statement of operations does not reflect non-recurring costs resulting directly from the merger between the Company and the Murrey Companies. The management of the Company estimates that these costs will approximate $6,200 and will be charged to operations in the quarter that the merger is consummated. The amount includes costs to merge the companies, signing bonuses to be paid to Murrey Company officers, and professional fees. The following adjustments have been made to the unaudited pro forma statement of operations:

 (a) Eliminate intercompany revenue and expense between WCI and CRCFBLP.

(b) To record closure and post closure amortization in accordance with the Company's policies.

 (c) To record site depletion expense in accordance with the Company's policies.

(d) To record interest expense on the debt obligations incurred by the Company in connection with the acquisition of CRCFBLP.

 (e) To record income tax provision for CRCFBLP which were limited partnerships for income tax purposes for all periods prior to the acquisition by the Company.

 (f) To recorded estimate tax benefit for the year ended December 31, 1998 associated with the pro forma adjustments.

                            WASTE CONNECTIONS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

     PRO FORMA COMBINED PER SHARE DATA. The shares used in computing the unaudited pro forma combined net income per share for the year ended December 31, 1998 are based upon the pro forma number of common shares as summarized in the table below. See Note 11 of the Company's notes to financial statements included elsewhere herein for information concerning the computation of basic and diluted net income per share.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Basic Share Count:
  Company weighted average shares outstanding...............    6,460,293
  Shares issued in exchange for the Murrey Companies'
     stock..................................................    2,888,880
                                                              -----------
  Shares used in calculating pro forma combined basic net
     income (loss) per share................................    9,349,173
                                                              ===========
Diluted Share Count:
                                                              -----------
  Shares used in calculating the Company's diluted income
     (loss) per share.......................................    8,371,415
  Shares issued in exchange for the Murrey Companies'
     stock..................................................    2,888,880
                                                              -----------
  Shares used in calculating pro forma combined diluted net
     income (loss) per share................................   11,260,295
                                                              ===========

     ACQUISITION COSTS. The Company incurred costs of $316 related to the CRCFBLP acquisition which have been factored into the purchase price allocation. Costs incurred by CRCFBLP were expensed as incurred.

     No adjustments have been made in these pro forma statements of operations to conform accounting policies of the Murrey Companies with those of the Company. The nature and extent of such adjustments, if any, are not expected to be significant.

                            WASTE CONNECTIONS, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                     ASSETS

                                  WASTE                                                     THE MURREY
                            CONNECTIONS, INC.   CRCFBLP     PRO FORMA                       COMPANIES     PRO FORMA     PRO FORMA
                              CONSOLIDATED      COMBINED   ADJUSTMENTS          PRO FORMA    COMBINED    ADJUSTMENTS    COMBINED
                            -----------------   --------   -----------          ---------   ----------   -----------    ---------
Current assets:
  Cash and equivalents....      $  2,675        $ 2,048     $     --(2)(4)(5)   $  4,723     $   173       $    --      $  4,896
  Investments in
    Marketable
    Securities............            --          5,640           --               5,640          --            --         5,640
  Accounts receivable,
    net...................        10,769          2,330       (1,276)(8)          11,823       3,007            --        14,830
  Prepaid expenses and
    other current
    assets................         2,246          1,105           --               3,351          27            --         3,378
                                --------        -------     --------            --------     -------       -------      --------
        Total current
          assets..........        15,690         11,123       (1,276)             25,537       3,207            --        28,744
Property and equipment,
  net.....................        33,043         19,820       54,222(3)          107,085      13,943            --       121,028
Intangible assets, net....        98,785             --          200(3)           98,985       1,801            --       100,786
Other assets..............         1,794          2,389           --               4,183         184            --         4,367
                                --------        -------     --------            --------     -------       -------      --------
                                $149,312        $33,332     $ 53,146            $235,790     $19,135       $    --      $254,925
                                ========        =======     ========            ========     =======       =======      ========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings...      $     --        $    --     $     --            $     --     $ 1,500       $    --      $  1,500
  Accounts payable........         6,598          1,155       (1,276)(8)           6,477       1,509            --         7,986
  Advances from a related
    party.................            --             --           --                  --         543            --           543
  Deferred revenue........         2,052             --           --               2,052       1,095            --         3,147
  Accrued liabilities.....         4,154            536           --               4,690       1,330            --         6,020
  Current portion of
    long-term debt........         9,516          1,779         (839)(4)          10,456         731            --        11,187
  Other current
    liabilities...........         2,087            668           --               2,755         106            --         2,861
  Accrued merger related
    expenses..............            --             --           --                  --          --         6,200(1)      6,200
                                --------        -------     --------            --------     -------       -------      --------
        Total current
          liabilities.....        24,407          4,138       (2,115)             26,430       6,814         6,200        39,444
Long-term debt............        60,106         16,298       68,066(4)(5)       144,470       3,879            --       148,349
Deferred income taxes.....         1,645             --           --               1,645         623            --         2,268
Other long-term
  liabilities.............         2,091             --           91(7)            2,182         353            --         2,535
Stockholders' equity:
  Common stock............            94             --           --                  94          45           (16)(1)       123
  Additional paid-in
    capital...............        66,163             --           --              66,163         455            16(1)     66,634
  Deferred stock
    compensation..........          (428)                                           (428)         --            --          (428)
  Retained earnings
    (deficit).............        (4,766)                                         (4,766)      6,966        (6,200)(1)    (4,000)
  Accumulated other
    comprehensive
    income................            --            740         (740)(6)              --          --            --            --
  Other Partners'
    Capital...............            --         12,156      (12,156)(6)              --          --            --            --
                                --------        -------     --------            --------     -------       -------      --------
        Total
          stockholders'
          equity..........        61,063         12,896      (12,896)             61,063       7,466        (6,200)       62,329
                                --------        -------     --------            --------     -------       -------      --------
                                $149,312        $33,332     $ 53,146            $235,790     $19,135       $    --      $254,925
                                ========        =======     ========            ========     =======       =======      ========

                            See accompanying notes.

                            WASTE CONNECTIONS, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     ASSUMPTIONS. The unaudited pro forma balance sheet as of December 31, 1998 combines the historical balance sheet of Waste Connections, Inc. with the historical balance sheets of CRCFBLP to be accounted for as a purchase, and the historical balance sheet of the Murrey Companies to be accounted for as poolings-of-interests as of December 31, 1998.

     PRO FORMA ADJUSTMENTS. The following adjustments have been made to the unaudited pro forma consolidated balance sheet.

     (1) To record Merger related entries consisting of estimated non-recurring costs of the Merger with the Murrey Companies and the issuance of 2,888,880 shares of the Company's common stock. The management of the Company estimates that the non-recurring costs will approximate $6,200 and will be charged to operations in the quarter the merger is consummated. This estimated expense, has been charged to retained earnings on the accompanying unaudited pro forma balance sheet.

     (2) Cash payments to former owners of CRCFBLP ($66,911) and payment of acquisition costs ($316).

     (3) To increase site costs of CRCFBLP for the excess of purchase price over net assets acquired of $54,422 and to record the fair value of the covenant not to compete ($200).

     (4) Pay off debt obligations of CRCFBLP ($8,512).

     (5) Record additional long term debt associated with the acquisition of CRCFBLP of $75,739.

     (6) To eliminate equity accounts of CRCFBLP.

     (7) To accrue closure and post closure liability in accordance with the Company's policies

     (8) To eliminate intercompany receivable between WCI and CRCFBLP.

     No adjustments have been made in the unaudited pro forma balance sheet to conform accounting policies of the Murrey Companies with those of the Company. The nature and extent of such adjustments, if any, are not expected to be significant.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Waste Connections, Inc.

     We have audited the accompanying financial statements of Waste Connections, Inc. and Predecessors as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998 which appear on pages F-10 through F-15 herein as listed in the accompanying Index to Financial Statements. Our audits also included the financial statement schedule listed in Item 21.b. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waste Connections, Inc. and Predecessors at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                               ERNST & YOUNG LLP

Sacramento, California
February 17, 1999,
except for the third and fourth
paragraphs of Note 14, as to
which the dates are
March 31, 1999

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                              WASTE CONNECTIONS, INC.
                                                                   CONSOLIDATED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1997          1998
                                                              ---------    ----------
Current assets:
  Cash and equivalents......................................   $   820      $  2,675
  Accounts receivable, less allowance for doubtful accounts
     of $19 and $362 at December 31, 1997 and December 31,
     1998, respectively.....................................     3,940        10,769
  Prepaid expenses and other current assets.................       358         2,246
                                                               -------      --------
          Total current assets..............................     5,118        15,690
Property and equipment, net.................................     4,185        33,043
Intangible assets, net......................................     9,550        98,785
Other assets................................................        27         1,794
                                                               -------      --------
                                                               $18,880      $149,312
                                                               =======      ========

                   LIABILITIES AND STOCKHOLDERS' EQUITY (Deficit)
Current liabilities:
  Accounts payable..........................................   $ 2,609      $  6,598
  Deferred revenue..........................................       597         2,052
  Accrued liabilities.......................................       825         4,154
  Current portion of long-term debt.........................        --         9,516
  Other current liabilities.................................       251         2,087
                                                               -------      --------
          Total current liabilities.........................     4,282        24,407
Long-term debt..............................................     6,762        60,106
Deferred income taxes.......................................       162         1,645
Other long-term liabilities.................................       702         2,091
Commitments and contingencies (Note 7)
  Redeemable convertible preferred stock: $.01 par value;
  2,500,000 shares authorized at December 31, 1997 (none
  authorized at December 31, 1998); 2,499,998 shares issued
  and outstanding at December 31, 1997; no shares issued and outstanding at December 31, 1998 (aggregate liquidation
  preference of $10,500 at December 31, 1997)...............     7,523            --
Stockholders' equity (deficit):
  Preferred stock: $.01 par value; 7,500,000 and 10,000,000
     shares authorized at December 31, 1997 and 1998,
     respectively; none issued and outstanding..............        --            --
  Common stock: $.01 par value; 50,000,000 shares
     authorized; 2,300,000 and 9,435,233 shares issued and
     outstanding at December 31, 1997 and 1998,
     respectively...........................................        23            94
  Additional paid-in capital................................     5,105        66,163
  Stockholder notes receivable..............................       (82)           --
  Deferred stock compensation...............................        --          (428)
  Accumulated deficit.......................................    (5,597)       (4,766)
                                                               -------      --------
          Total stockholders' equity (deficit)..............      (551)       61,063
                                                               -------      --------
                                                               $18,880      $149,312
                                                               =======      ========

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                    WASTE CONNECTIONS, INC. CONSOLIDATED
                                                   PREDECESSORS    ---------------------------------------
                                                     COMBINED            PERIOD
                                                    NINE MONTHS      FROM INCEPTION
                                                       ENDED       (SEPTEMBER 9, 1997)
                                                   SEPTEMBER 30,         THROUGH            YEAR ENDED
                                                   1997 (NOTE 1)    DECEMBER 31, 1997    DECEMBER 31, 1998
                                                   -------------   -------------------   -----------------
Revenues.........................................     $18,114          $    6,237           $   54,042
Operating expenses:
  Cost of operations.............................      14,753               4,703               36,554
  Selling, general and administrative............       3,009                 619                5,317
  Depreciation and amortization..................       1,083                 354                4,112
  Start-up and integration.......................          --                 493                   --
  Stock compensation.............................          --               4,395                  632
                                                      -------          ----------           ----------
Income (loss) from operations....................        (731)             (4,327)               7,427
Interest expense.................................        (456)             (1,035)              (2,257)
Other income (expense), net......................          14                 (36)                  --
                                                      -------          ----------           ----------
Income (loss) before income taxes................      (1,173)             (5,398)               5,170
Income tax (provision) benefit...................          --                 332               (2,395)
                                                      -------          ----------           ----------
Income (loss) before extraordinary item..........      (1,173)             (5,066)               2,775
Extraordinary item -- early extinguishment of
  debt, net of tax benefit of $264...............          --                  --               (1,027)
                                                      -------          ----------           ----------
Net income (loss)................................     $(1,173)         $   (5,066)          $    1,748
                                                      =======          ==========           ==========
Redeemable convertible preferred stock
  accretion......................................                            (531)                (917)
                                                                       ----------           ----------
Net income (loss) applicable to common
  stockholders...................................                      $   (5,597)          $      831
                                                                       ==========           ==========
Basic income (loss) per share:
  Income (loss) before extraordinary item........                      $    (2.99)          $     0.29
  Extraordinary item.............................                              --                (0.16)
                                                                       ----------           ----------
  Net income (loss) per share....................                      $    (2.99)          $     0.13
                                                                       ==========           ==========
Diluted income (loss) per common share:
  Income (loss) before extraordinary item........                      $    (2.99)          $     0.22
  Extraordinary item.............................                              --                (0.12)
                                                                       ----------           ----------
  Net income (loss) per common share.............                      $    (2.99)          $     0.10
                                                                       ==========           ==========
Shares used in calculating basic income (loss)
  per share......................................                       1,872,567            6,460,293
                                                                       ==========           ==========
Shares used in calculating diluted income (loss)
  per share......................................                       1,872,567            8,371,415
                                                                       ==========           ==========

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                          PREDECESSORS
                                                           ------------------------------------------
                                                            THE DISPOSAL
                                                                GROUP
                                                              COMBINED
                                                             PERIOD FROM           PREDECESSORS
                                                           JANUARY 1, 1996        COMBINED PERIOD
                                                               THROUGH        ENDED DECEMBER 31, 1996
                                                            JULY 31, 1996            (NOTE 1)
                                                           ---------------    -----------------------
Revenues.................................................      $8,738                 $13,422
Operating expenses:
  Cost of operations.....................................       6,174                  11,420
  Selling, general and administrative....................       2,126                   1,649
  Depreciation and amortization..........................         324                     962
                                                               ------                 -------
Income (loss) from operations............................         114                    (609)
Interest expense.........................................         (12)                   (225)
Other income (expense), net..............................       2,661                    (147)
                                                               ------                 -------
Income (loss) before income taxes........................       2,763                    (981)
Income tax (provision) benefit...........................        (505)                     --
                                                               ------                 -------
Net income (loss)........................................      $2,258                 $  (981)
                                                               ======                 =======

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                  CONSOLIDATED STATEMENTS OF REDEEMABLE STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)
                   PERIOD FROM INCEPTION (SEPTEMBER 9, 1997)
         THROUGH DECEMBER 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                        WASTE CONNECTIONS, INC. CONSOLIDATED
                                    -----------------------------------------------------------------------------
                                                                                  STOCKHOLDERS' EQUITY (DEFICIT)
                                         REDEEMABLE                               -------------------------------
                                        CONVERTIBLE             REDEEMABLE
                                      PREFERRED STOCK          COMMON STOCK          COMMON STOCK      ADDITIONAL
                                    --------------------   --------------------   ------------------    PAID-IN
                                      SHARES     AMOUNT      SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL
                                    ----------   -------   ----------   -------   ---------   ------   ----------
Balances at inception.............          --   $    --           --   $    --          --    $--      $    --
Sale of redeemable convertible
  preferred stock.................   2,499,998     6,992           --        --          --     --           --
Sale of common stock..............          --        --           --        --   2,300,000     23        4,395
Issuance of common stock
  warrants........................          --        --           --        --          --     --          710
Issuance of stockholder notes
  receivable......................          --        --           --        --          --     --           --
Accretion of redeemable
  convertible preferred stock.....          --       531           --        --          --     --           --
Net loss..........................          --        --           --        --          --     --           --
                                    ----------   -------   ----------   -------   ---------    ---      -------
Balances at December 31, 1997.....   2,499,998     7,523           --        --   2,300,000     23        5,105
Issuance of redeemable common
  stock...........................          --        --    1,000,000     7,500          --     --           --
Issuance of common stock
  warrants........................          --        --           --        --          --     --        2,388
Common stock sold in connection
  with initial public offering....          --        --           --        --   2,300,000     23       23,963
Issuance of common stock..........          --        --           --        --   1,054,634     10       17,783
Accretion of redeemable
  convertible preferred stock.....          --       917           --        --          --     --           --
Preferred stock dividend..........          --      (161)          --        --          --     --           --
Conversion of redeemable preferred
  stock...........................  (2,499,998)   (8,279)          --        --   2,499,998     25        8,254
Conversion of redeemable common
  stock...........................          --        --   (1,000,000)   (7,500)  1,000,000     10        7,490
Deferred stock compensation
  associated with stock options...          --        --           --        --          --     --          821
Amortization of deferred stock
  compensation....................          --        --           --        --          --     --           --
Exercise of stock options.........          --        --           --        --      57,912      1          223
Exercise of warrants..............          --        --           --        --     222,689      2          136
Payment of stockholder notes
  receivable......................          --        --           --        --          --     --           --
Net income........................          --        --           --        --          --     --           --
                                    ----------   -------   ----------   -------   ---------    ---      -------
Balances at December 31, 1998.....          --   $    --           --   $    --   9,435,233    $94      $66,163
                                    ==========   =======   ==========   =======   =========    ===      =======

                                           WASTE CONNECTIONS, INC. CONSOLIDATED
                                    --------------------------------------------------
                                              STOCKHOLDERS' EQUITY (DEFICIT)
                                    --------------------------------------------------

                                    STOCKHOLDER     DEFERRED
                                       NOTES         STOCK       ACCUMULATED
                                    RECEIVABLE    COMPENSATION     DEFICIT      TOTAL
                                    -----------   ------------   -----------   -------
Balances at inception.............     $ --          $  --         $    --     $    --
Sale of redeemable convertible
  preferred stock.................       --             --              --          --
Sale of common stock..............       --             --              --       4,418
Issuance of common stock
  warrants........................       --             --              --         710
Issuance of stockholder notes
  receivable......................      (82)            --              --         (82)
Accretion of redeemable
  convertible preferred stock.....       --             --            (531)       (531)
Net loss..........................       --             --          (5,066)     (5,066)
                                       ----          -----         -------     -------
Balances at December 31, 1997.....      (82)            --          (5,597)       (551)
Issuance of redeemable common
  stock...........................       --             --              --          --
Issuance of common stock
  warrants........................       --             --              --       2,388
Common stock sold in connection
  with initial public offering....       --             --              --      23,986
Issuance of common stock..........       --             --              --      17,793
Accretion of redeemable
  convertible preferred stock.....       --             --            (917)       (917)
Preferred stock dividend..........       --             --              --          --
Conversion of redeemable preferred
  stock...........................       --             --              --       8,279
Conversion of redeemable common
  stock...........................       --             --              --       7,500
Deferred stock compensation
  associated with stock options...       --           (821)             --          --
Amortization of deferred stock
  compensation....................       --            393              --         393
Exercise of stock options.........       --             --              --         224
Exercise of warrants..............       --             --              --         138
Payment of stockholder notes
  receivable......................       82             --              --          82
Net income........................       --             --           1,748       1,748
                                       ----          -----         -------     -------
Balances at December 31, 1998.....     $ --          $(428)        $(4,766)    $61,063
                                       ====          =====         =======     =======

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                                 (IN THOUSANDS)

                                                              PREDECESSORS     WASTE CONNECTIONS, INC. CONSOLIDATED
                                                                COMBINED      ---------------------------------------
                                                               NINE MONTHS        PERIOD FROM
                                                                  ENDED            INCEPTION
                                                              SEPTEMBER 30,   (SEPTEMBER 9, 1997)
                                                                  1997              THROUGH            YEAR ENDED
                                                                (NOTE 1)       DECEMBER 31, 1997    DECEMBER 31, 1998
                                                              -------------   -------------------   -----------------
Cash Flows From Operating Activities:
  Net income (loss).........................................     $(1,173)          $ (5,066)            $  1,748
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Gain on sale of assets..................................          (4)                --                   --
    Depreciation and amortization...........................       1,083                354                4,112
    Deferred income taxes...................................          --               (369)               1,391
    Amortization of debt issuance costs, debt guarantee fees
      and accretion of discount on long-term debt...........          --                860                  192
    Stock compensation......................................          --              4,395                  632
    Extraordinary item -- extinguishment of debt............          --                 --                1,291
    Changes in operating assets and liabilities, net of
      effects from acquisitions:
      Accounts receivable, net..............................        (604)            (1,021)              (2,159)
      Prepaid expenses and other current assets.............         (74)               (51)              (1,587)
      Accounts payable......................................        (221)             2,607                 (566)
      Deferred revenue......................................        (137)               169                  878
      Accrued liabilities...................................        (450)               801                   49
      Other liabilities.....................................          --                (65)                  85
                                                                 -------           --------             --------
  Net cash provided by (used in) operating activities.......      (1,580)             2,614                6,066
Cash Flows From Investing Activities:
  Proceeds from sale of property and equipment..............         188                 --                  132
  Payments for acquisitions, net of cash acquired...........          --            (11,493)             (56,341)
  Prepaid acquisition costs.................................          --                (20)                  --
  Capital expenditures for property and equipment...........        (735)              (264)              (6,248)
  Decrease (increase) in other assets.......................          22                (19)                 (94)
  Proceeds from stockholder notes receivable................          --                 --                   82
  Issuance of stockholder notes receivable..................          --                (82)                  --
                                                                 -------           --------             --------
  Net cash used in investing activities.....................        (525)           (11,878)             (62,469)
Cash Flows From Financing Activities:
  Net intercompany balance..................................       2,142                 --                   --
  Proceeds from short-term borrowings.......................          --                600                   --
  Proceeds from long-term debt..............................          --              5,500               77,402
  Principal payments on notes payable.......................         (38)            (2,724)              (3,374)
  Principal payments on long-term debt......................          --               (157)             (39,103)
  Proceeds from sale of redeemable convertible preferred
    stock...................................................          --              6,992                   --
  Proceeds from sale of common stock........................          --                 23               23,986
  Proceeds from option and warrant exercises................          --                 --                  362
  Payment of preferred stock dividend.......................          --                 --                 (161)
  Debt issuance costs.......................................          --               (150)                (854)
                                                                 -------           --------             --------
  Net cash provided by financing activities.................       2,104             10,084               58,258
                                                                 -------           --------             --------
Net increase (decrease) in cash and equivalents.............          (1)               820                1,855
Cash and equivalents at beginning of period.................         102                 --                  820
                                                                 -------           --------             --------
Cash and equivalents at end of period.......................     $   101           $    820             $  2,675
                                                                 =======           ========             ========
Supplementary Disclosures of Cash Flow Information and
  Non-Cash Transactions:
  Cash paid for income taxes................................     $    --           $     --             $    509
                                                                 =======           ========             ========
  Cash paid for interest....................................     $    --           $    183             $  1,590
                                                                 =======           ========             ========
  Redeemable convertible preferred stock accretion..........                       $    531             $    917
                                                                                   ========             ========
  In connection with the BFI related acquisitions (Note 2),
    the Company assumed liabilities as follows:
    Fair value of assets acquired...........................                       $ 17,040             $120,507
    Cash paid for acquisitions (including acquisition
      costs)................................................                        (11,493)             (56,341)
                                                                                   --------             --------
    Liabilities assumed, stock and notes payable issued to
      sellers...............................................                       $  5,547             $ 64,166
                                                                                   ========             ========

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                                 (IN THOUSANDS)

                                                                             PREDECESSORS
                                                              -------------------------------------------
                                                              THE DISPOSAL GROUP
                                                               COMBINED PERIOD
                                                                     FROM           PREDECESSORS COMBINED
                                                               JANUARY 1, 1996          PERIOD ENDED
                                                                   THROUGH            DECEMBER 31, 1996
                                                                JULY 31, 1996             (NOTE 1)
                                                              ------------------    ---------------------
Cash Flows From Operating Activities:
  Net income (loss).........................................        $2,258                 $  (981)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................           324                     962
     Deferred income taxes..................................           298                      --
     Changes in operating assets and liabilities, net of
       effects from acquisitions:
       Accounts receivable, net.............................         1,201                  (1,992)
       Prepaid expenses and other current assets............            (2)                   (104)
       Accounts payable.....................................           (45)                    713
       Deferred revenue.....................................          (522)                    421
       Accrued liabilities..................................          (987)                    428
                                                                    ------                 -------
  Net cash provided by (used in) operating activities.......         2,525                    (553)
Cash Flows From Investing Activities:
  Proceeds from sale of property and equipment..............            --                     117
  Capital expenditures for property and equipment...........            (7)                   (282)
  Decrease in other assets..................................            --                      33
                                                                    ------                 -------
Net cash used in investing activities.......................            (7)                   (132)
Cash Flows From Financing Activities:
  Net intercompany balance..................................            --                     642
  Proceeds from long-term debt..............................           142                      --
  Principal payments on long-term debt......................          (427)                     --
  Principal payments on notes payable.......................            --                     (39)
                                                                    ------                 -------
Net cash provided by (used in) financing activities.........          (285)                    603
                                                                    ------                 -------
Net increase (decrease) in cash and equivalents.............         2,233                     (82)
Cash and equivalents at beginning of period.................           961                     184
                                                                    ------                 -------
Cash and equivalents at end of period.......................        $3,194                 $   102
                                                                    ======                 =======

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 1. ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business

     Waste Connections, Inc. ("WCI" or "the Company") was incorporated in Delaware on September 9, 1997 and commenced its operations on October 1, 1997 through the purchase of certain solid waste operations in Washington, as more fully described below and in Note 2. The Company is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customers in California, Idaho, Kansas, Nebraska, Oklahoma, Oregon, South Dakota, Utah, Washington and Wyoming.

  Basis of Presentation

     The consolidated financial statements of the Company include the accounts of WCI and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     The entities the Company acquired in September 1997 from Browning-Ferris Industries, Inc. ("BFI") are collectively referred to herein as the Company's predecessors. BFI acquired the predecessor operations at various times during 1995 and 1996, and prior to being acquired by BFI, the predecessors operated as separate stand-alone businesses.

     During the periods in which the Company's predecessors operated as wholly owned subsidiaries of BFI, they maintained intercompany accounts with BFI for recording intercompany charges for costs and expenses, intercompany purchases of equipment and additions under capital leases and intercompany transfers of cash, among other transactions. It is not feasible to ascertain the amount of related interest expense that would have been recorded in the historical financial statements had the predecessors been operated as stand-alone entities. Charges for interest expense were allocated to the Company's predecessors by BFI as disclosed in the accompanying Statement of Operations. The interest expense allocations from BFI are based on formulas that do not necessarily correspond with the balances in the related intercompany accounts. Moreover, the financial position and results of operations of the predecessors during this period may not necessarily be indicative of the financial position or results of operations that would have been realized had the predecessors been operated as stand-alone entities. For the periods in which the predecessors operated as wholly owned subsidiaries of BFI, the statements of operations include amounts allocated by BFI to the predecessors for selling, general and administrative expenses based on certain allocation methodologies which the Company's management believes are reasonable.

     During the periods prior to their acquisition by BFI, the Company's predecessors operated as separate stand-alone businesses. The acquisitions of the predecessors by BFI were accounted for using the purchase method of accounting, and the respective purchase prices were allocated to the fair values of the assets acquired and liabilities assumed. Similarly, the Company's acquisitions of the predecessors from BFI in September 1997 were accounted for using the purchase method of accounting, and the purchase price was allocated to the fair value of the assets acquired and liabilities assumed. Consequently, the amounts of depreciation and amortization included in the statements of operations for the periods presented reflect the changes in basis of the underlying assets that were made as a result of the changes in ownership that occurred during the periods presented. In addition, because the predecessor companies operated independently and were not under common control or management during these periods, and because different tax strategies may have influenced their results of operations, the data may not be comparable to or indicative of their operating results after their acquisition by BFI.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Due to the manner in which BFI intercompany transactions were recorded as described above, it is not feasible to present a detailed analysis of transactions reflected in the net intercompany balance with BFI. The change in the predecessors' combined intercompany balance with BFI (net of income (loss) and initial investment in the acquired companies) was $642 and $2,142 during the period ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

     The accompanying statements of operations and cash flows for the Company and its predecessors for the years ended December 31, 1996, 1997 and 1998 are comprised of the following entities for the periods indicated:

YEAR ENDED DECEMBER 31, 1996:
  The Disposal Group Combined                  January 1, 1996 through July 31, 1996 (BFI
                                               acquisition date)
  Predecessors Combined                        Period ended December 31, 1996 (represents
                                               the combined results of operations of The
                                               Disposal Group subsequent to the BFI
                                               acquisition date and the operations for the
                                               year ended December 31, 1996 of Fibres
                                               International, Inc. which was acquired by BFI
                                               in 1995)
YEAR ENDED DECEMBER 31, 1997:
  Predecessors Combined                        Nine months ended September 30, 1997
                                               (represents the combined results of
                                               operations for the nine month period of the
                                               entities acquired by BFI in 1995 and 1996
                                               described above)
  Waste Connections, Inc.                      Period from inception (September 9, 1997)
                                               through December 31, 1997
YEAR ENDED DECEMBER 31, 1998:
  Waste Connections, Inc.                      Year ended December 31, 1998

     The Disposal Group Combined consists of three entities that were under common control prior to their acquisition by BFI: Diamond Fab and Welding Service, Inc., Buchmann Sanitary Service, Inc., and The Disposal Group.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Common Stock Valuation

     In connection with the Company's organization and initial capitalization in September 1997, the Company sold 2.3 million shares of common stock for $.01 per share to certain directors, consultants, and management. As a result, the Company recorded a non-recurring, non-cash stock compensation charge of $4,395 in the accompanying consolidated statement of operations, representing the difference between the amount paid for the shares and the estimated fair value of the shares of $1.92 per share on the date of sale. The estimated fair value of the common shares was determined by the Company based on an independent valuation of the common stock.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  Cash equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 1998, cash equivalents consist of demand money market accounts.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

  Property and Equipment

     Property and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income (expense). Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     The estimated useful lives are as follows:

Machinery and equipment.....................................  3 - 10 years
Rolling stock...............................................      10 years
Containers..................................................  5 - 15 years
Furniture and fixtures......................................   3 - 6 years

     In connection with the Company's acquisitions (Note 2), the Company acquired certain used property and equipment. This used property and equipment is being depreciated using the straight-line method over the estimated remaining useful lives, which range from one to fifteen years.

     Capitalized landfill costs include expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to those activities, including legal, engineering and construction. Interest is capitalized on landfill permitting and construction projects and other projects under development while the assets are undergoing activities to ready them for their intended use. The interest capitalization rate is based on the Company's weighted average cost of indebtedness. No interest was capitalized in 1998. Landfill permitting, acquisition and preparation costs, are amortized as permitted airspace of the landfill is consumed. Landfill preparation costs include the costs of construction associated with excavation, liners, site berms and the installation of leak detection and leachate collection systems. In determining the amortization rate for a landfill, preparation costs include the total estimated costs to complete construction of the landfills' permitted capacity. Units-of-production amortization rates are determined annually for the Company's operating landfill. The rates are based on estimates provided by the Company's outside engineers and consider the information provided by surveys which are performed at least annually.

  Goodwill

     Goodwill represents the excess of the purchase price over the fair value of the net assets of the acquired entities, and is amortized on a straight-line basis over the period of expected benefit of 40 years. Accumulated amortization amounted to $64 and $1,443 as of December 31, 1997 and 1998, respectively.

     The Company continually evaluates the value and future benefits of its intangible assets, including goodwill. The Company assesses recoverability from future operations using cash flows and income from

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

operations of the related acquired business as measures. Under this approach, the carrying value would be reduced if it becomes probable that the Company's best estimate for expected future cash flows of the related business would be less than the carrying amount of the related intangible assets. There have been no adjustments to the carrying amounts of intangible assets resulting from these evaluations as of December 31, 1998.

  Fair Values of Financial Instruments

     The Company's financial instruments consist primarily of cash, trade receivables, restricted funds held in trust, trade payables and debt instruments. The carrying values of cash, trade receivables, restricted funds held in trust, and trade payables are considered to be representative of their respective fair values. The carrying values of the Company's debt instruments approximate their fair values as of December 31, 1997 and 1998, based on current incremental borrowing rates for similar types of borrowing arrangements.

  Interest Rate Protection Agreements

     Interest rate protection agreements are used to reduce interest rate risks and interest costs of the Company's debt portfolio. The Company enters into these agreements to change the fixed/variable interest rate mix of the portfolio to reduce the Company's aggregate exposure to increases in interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. Hedge accounting treatment is applied to interest rate derivative contracts that are designated as hedges of specified debt positions. Amounts payable or receivable under interest rate swap agreements are recognized as adjustments to interest expense in the periods in which they accrue. Net premiums paid for derivative financial instruments are deferred and recognized ratably over the life of the instruments. Under hedge accounting treatment, current period income is not affected by the increase or decrease in the fair market value of derivative instruments as interest rates change and these instruments are not reflected in the financial statements at fair market value. Early termination of a hedging instrument does not result in recognition of immediate gain or loss except in those cases when the debt instruments to which a contract is specifically linked is terminated.

  Income Taxes

     The Company and The Disposal Group use the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     During the periods in which the predecessors were owned by BFI, their operations were included in the consolidated income tax returns of BFI, and no allocations of income taxes were reflected in the historical statements of operations. For purposes of the combined predecessor financial statements, current and deferred income taxes have been provided on a separate income tax return basis.

  Revenue Recognition

     Revenues are recognized as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

  Start-Up and Integration Expenses

     During the period from inception (September 9, 1997) through December 31, 1997, the Company incurred certain start-up expenses relating to the formation of the Company, primarily for legal and other

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

professional services, and the costs associated with recruiting the Company's initial management team. In addition, the Company incurred certain integration expenses relating to its initial acquisitions. These start-up and integration expenses have been charged to operations as incurred.

  Stock-Based Compensation

     As permitted under the provisions of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS 123"), the Company has elected to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board's Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price or fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. None of the predecessor entities awarded stock-based compensation to employees. Consequently, the related disclosures in the accompanying financial statements and notes relate solely to the Company.

  Per Share Information

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been presented on the basis set forth in Statement 128 (Note 11). Earnings per share data have not been presented for the predecessor operations because such data is not meaningful.

  Closure and Post-Closure Costs

     The Company does not accrue for closure and post-closure costs related to the Fairmead Landfill it operates in Madera County, California. Madera County as required by state law, has established a special fund to pay such liabilities. In 1998, the Company acquired the stock of Red Carpet Landfill ("Red Carpet") in Oklahoma and Butler County Landfill ("Butler") in Nebraska. Both Red Carpet and Butler are engaged in landfilling of municipal solid waste and other acceptable waste streams. Accrued closure and post-closure costs include the current and non-current portion of accruals associated with obligations for closure and post-closure of the landfill. The Company, based as input from its outside engineers, estimates its future closure and post-closure monitoring and maintenance costs for solid waste landfills based on its interpretation of the technical standards of the U.S. Environmental Protection Agency's Subtitle D regulations and the air emissions standards under the Clean Air Act as they are being applied on a state-by-state basis. Closure and post-closure monitoring and maintenance costs represent the costs related to cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes. Accruals for closure and post-closure monitoring and maintenance requirements in the U.S. consider final capping of the site, site inspection, groundwater monitoring, leachate management, methane gas control and recovery, and operating and maintenance costs to be incurred during the period after the facility closes. Certain of these environmental costs, principally capping and methane gas control costs, are also incurred during the operating life of the site in accordance with the landfill operation requirements of Subtitle D and the air emissions standards. Reviews of the future requirements for closure and post-closure monitoring and maintenance costs for the Company's operating landfills are performed by the Company's consulting engineers at least annually and are the basis upon which the Company's estimates of these future costs and the related accrual rates are revised. The Company provides accruals for these estimated costs as the remaining permitted airspace of such facilities is

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

consumed. The states in which the Company operates its landfills require a specified portion of these accrued closure and post-closure obligations to be funded at any point in time. As of December 31, 1998, the Company estimates that total closure and post closure costs relating to its landfills will be approximately $5,474, of which approximately $1,233 has been accrued as of December 31, 1998 and included in other long-term liabilities in the accompanying balance sheet.

  Segment Information

     The Company adopted FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information in 1998. Statement 131 established standards for the way that public business enterprises report information about operating segments. It also established standards for related disclosures about products and services, geographic areas and major customers. Implementation of the provisions of Statement 131 did not have a significant impact on the Company's disclosures.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. The statement, which is to be applied prospectively, is effective for the Company's year ended December 31, 2000. The Company is currently evaluating the impact of SFAS No. 133 on its future results of operations and financial position.

     In April 1998, Statement of Position ("SOP") No. 98-5 -- "Reporting on the Costs of Start-Up Activities" was issued by the American Institute of Certified Public Accountants. The statement requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of the statement, which is effective for the Company's year ended December 31, 1999, is to be reported as a cumulative effect of a change in accounting principle. The Company believes that the future adoption of SOP No. 98-5 will not have a material effect on its results of operations or financial position.

  Reclassifications

     Certain amounts reported in the Company's prior year's financial statements have been reclassified to conform with the 1998 presentation.

 2. ACQUISITIONS

  1998 Acquisitions

     During 1998, the Company acquired 42 businesses, including 2 operational landfills, which were accounted for as purchases. Aggregate consideration for these acquisitions consisted of $56,341 in cash (net of cash acquired), $12,488 in notes payable to sellers, 2,054,634 shares of common stock valued at $25,293, and warrants to purchase 267,925 shares of common stock valued at $1,293. The results of operations of the acquired businesses have been included in the Company's consolidated financial statements from their respective acquisition dates.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Certain items affecting the purchase price allocations are preliminary. A summary of the preliminary purchase price allocations as of December 31, 1998 for the acquisitions consummated in 1998 is as follows:

Acquired assets:
  Accounts receivable.......................................  $  4,670
  Prepaid expenses and other current assets.................       301
  Property and equipment....................................    25,853
  Goodwill..................................................    86,358
  Long-term franchise agreements and other..................     2,390
  Non-competition agreement.................................       540
  Other assets..............................................       395
Assumed liabilities:
  Deferred revenue..........................................      (577)
  Accounts payable and accrued liabilities..................    (9,210)
  Other accrued liabilities.................................    (1,575)
  Long-term liabilities assumed.............................   (13,638)
  Deferred income taxes.....................................       (92)
                                                              --------
                                                              $ 95,415
                                                              ========

     In connection with certain of the acquisitions in 1998, the Company is required to pay contingent consideration to certain former shareholders of the respective companies, subject to the occurrence of specified events. As of December 31, 1998, contingent payments relating to these acquisitions total approximately $4,400, including 51,746 shares placed into escrow, are payable primarily in cash and stock, and are earned based upon the achievement of certain milestones. No amounts related to these contingent payments have been included in the Company's financial statements as the events which would give rise to such payments have not yet occurred nor are probable.

  Browning-Ferris Industries Related

     On September 29, 1997, the Company purchased all of the outstanding stock of Browning-Ferris Industries of Washington, Inc. and Fibres International, Inc. from BFI (collectively the "BFI Acquisitions"). The total purchase price for the BFI Acquisitions was approximately $15,036, comprised principally of $11,493 in cash and promissory notes payable to BFI totaling $3,543. Of the combined $15,036 purchase price, $9,869 was recorded as goodwill and $150 was assigned to a non-competition agreement. The BFI Acquisitions were accounted for in accordance with the purchase method of accounting and, accordingly, the net assets acquired were included in the Company's consolidated balance sheet based upon their estimated fair values on the date of the BFI Acquisitions. The Company's consolidated statement of operations includes the revenues and expenses of the acquired businesses after the effective date of the transaction.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     A summary of the purchase price allocation for the BFI Acquisitions is as follows:

Acquired assets:
  Accounts receivable.......................................  $ 2,919
  Prepaid expenses and other current assets.................      287
  Property and equipment....................................    4,106
  Goodwill..................................................    9,869
  Non-competition agreement.................................      150
Assumed liabilities:
  Deferred revenue..........................................     (428)
  Accounts payable and accrued liabilities..................      (26)
  Accrued losses on acquired contracts......................   (1,309)
  Deferred income taxes.....................................     (532)
                                                              -------
                                                              $15,036
                                                              =======

  Predecessor Acquisitions

     As described in Note 1, BFI acquired for cash and debt The Disposal Group Combined on July 31, 1996 in a transaction accounted for as a purchase. Accordingly, the respective purchase price was allocated to the fair values of the assets acquired and liabilities assumed. The following presents purchase price information for this acquisition:

Tangible assets acquired....................................  $2,076
Goodwill....................................................   2,671
Assumed liabilities.........................................     (33)
                                                              ------
                                                              $4,714
                                                              ======

     The following unaudited pro forma results of operations assume that the Company's significant acquisitions included above had occurred at the beginning of each period presented:

                                                         YEAR ENDED DECEMBER 31,
                                                         ------------------------
                                                           1997           1998
                                                         ---------      ---------
                                                               (UNAUDITED)
Total revenue..........................................   $61,347        $70,360
Net income (loss)......................................    (5,187)         2,678
Basic income (loss) per share..........................     (2.12)          0.26
Diluted income (loss) per share........................     (2.12)          0.20

     The unaudited pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 1997, nor are they necessarily indicative of future operating results.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 3. INTANGIBLE ASSETS

     Intangible assets consist of the following as of December 31, 1997 and 1998:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1998
                                                           ------    --------
Goodwill.................................................  $9,472    $ 96,545
Long-term franchise agreements and contracts.............      --       2,390
Non-competition agreement................................     150         690
Other....................................................      --         777
                                                           ------    --------
                                                            9,622     100,402
Less accumulated amortization............................     (72)     (1,617)
                                                           ------    --------
                                                           $9,550    $ 98,785
                                                           ======    ========

     The Company acquired certain long-term franchise agreements, contracts and non-competition agreements in connection with certain of its acquisitions. The estimated fair value of the acquired long-term franchise agreements and contracts was determined by management based on the discounted net cash flows associated with the agreements and contracts. The estimated fair value of the non-competition agreements was determined by management based on the discounted adjusted operating income stream that would have otherwise been subject to competition. The amounts assigned to the franchise agreements, contracts, and non-competition agreements is being amortized on a straight-line basis over the lesser of 40 years or the remaining term of the related agreements (ranging from 17 to 40 years).

 4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of December 31, 1997 and 1998:

                                                              DECEMBER 31,
                                                            -----------------
                                                             1997      1998
                                                            ------    -------
Land, buildings and improvements..........................  $   --    $13,287
Rolling stock.............................................   2,353     11,325
Containers................................................   1,995      7,410
Machinery and equipment...................................      60      3,866
Furniture and fixtures....................................      67         86
                                                            ------    -------
                                                             4,475     35,974
Less accumulated depreciation.............................    (290)    (2,931)
                                                            ------    -------
                                                            $4,185    $33,043
                                                            ======    =======

     Landfill costs of approximately $9,044 are included in land, buildings and improvements at December 31, 1998. No landfills were owned as of December 31, 1997.

     Combined depreciation expense for the predecessor operations was $1,101 and $789 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The Company's depreciation expense for the period from inception (September 9, 1997) through December 31, 1997 and for the year ended December 31, 1998 was $290 and $2,556, respectively.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 5. OTHER ASSETS

     Other assets consist of the following as of December 31, 1997 and 1998:

                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1998
                                                              ----    ------
Restricted funds held in trust..............................  $--     $1,521
Other.......................................................   27        273
                                                              ---     ------
                                                              $27     $1,794
                                                              ===     ======

     Restricted funds held in trust are included as part of other assets and consist of amounts on deposit with various banks that support the Company's financial assurance obligations for its landfill facilities' closure and postclosure costs and amounts outstanding under the Madera Bond (Note 6).

 6. LONG-TERM DEBT

     On January 30, 1998, the Company obtained a revolving credit facility from BankBoston N.A. (the "January Credit Facility"). The maximum amount available under the January Credit Facility was $25,000 including stand-by letters-of-credit, and the borrowings bore interest at various fixed and/or variable rates at the Company's option. The January Credit Facility allowed for the Company to issue up to $5,000 in stand-by letters-of-credit. The January Credit Facility required quarterly payments of interest and required the Company to pay an annual commitment fee equal to 0.5% of the unused portion of the January Credit Facility. In connection with the January Credit Facility the Company granted to an affiliate of BankBoston a warrant to purchase 140,000 shares of the Company's common stock with an exercise price of $2.80 per share and an expiration date of January 29, 2008 (Note 9).

     On May 28, 1998, the Company entered into a new revolving credit facility with a syndicate of banks for which BankBoston N.A. acted as agent (the "May Credit Facility"). The maximum amount available under the May Credit Facility was $60,000 (including stand-by letters of credit) and the borrowings bore interest at various fixed and/or variable rates at the Company's option. The May Credit Facility replaced the January Credit Facility. The May Credit Facility allowed for the Company to issue up to $5,000 in stand-by letters-of-credit. The May Credit Facility required quarterly payments of interest and borrowings were secured by virtually all of the Company's assets. The May Credit Facility required the Company to pay an annual commitment fee equal to 0.375% of the unused portion of the facility.

     On November 20, 1998, the Company entered into a new revolving credit facility with a syndicate of banks for which BankBoston N.A. acted as agent (the "November Credit Facility"). As of December 31, 1998, the maximum amount available under the November Credit Facility is $115,000 (including stand-by letters of credit) and the borrowings bear interest at various fixed and/or variable rates at the Company's option (approximately 7.0% as of December 31, 1998). The maximum amount available was increased to $125,000 in January 1999. The November Credit Facility replaced the May Credit Facility. The November Credit Facility allows for the Company to issue up to $15,000 in stand-by letters-of-credit, of which $1,829 were issued as of December 31, 1998. The November Credit Facility requires quarterly payments of interest and it matures in November 2003. Borrowings are secured by substantially all of the Company's assets and the Company is required to pay an annual commitment fee equal to 0.375% of the unused portion of the facility. The November Credit Facility places certain business, financial and operating restrictions on the Company relating to, among other things, the incurrence of additional indebtedness, investments, acquisitions, asset sales, mergers, dividends, distributions and repurchase and redemption of capital stock. The November Credit

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Facility also contains covenants that require specified financial ratios and balances be maintained. As of December 31, 1998, the Company was in compliance with these covenants.

     On June 16, 1998, the Company completed a $1,800 tax-exempt bond financing for its Madera subsidiary (the "Madera Bond"). These funds will be used for specified capital expenditures and improvements, including installation of a landfill gas recovery system. The bonds mature on May 1, 2016 and bear interest at variable rates based on market conditions for California tax exempt bonds (approximately 3.8% at December 31, 1998). The bonds are backed by a letter of credit issued by BankBoston N.A. under the November Credit Facility for $1,800. Funds from the bond offering are held by a trustee until the capital expenditures are completed. The unused funds are classified as restricted cash and included in other assets in the accompanying consolidated balance sheet.

     Long-term debt consists of the following as of December 31, 1997 and 1998:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              ------      -------
November Credit Facility....................................  $   --      $57,281
Madera Bond.................................................      --        1,800
Term loan payable to a bank bearing interest at the bank's
  prime rate plus 2.0% (aggregating 10.5% as of December 31,
  1997); monthly principal payments of $76 plus interest
  beginning October 1997 through August 2002; all
  outstanding principal and interest are due September 2002;
  secured by substantially all of the Company's assets;
  subordinate to the notes payable to BFI with respect to
  certain specified assets..................................   5,343           --
Note payable to sellers in connection with acquisition,
  non-interest bearing, due January 1999....................      --        8,546
Revolving line of credit from a bank bearing interest at the bank's prime rate plus 1.5% (aggregating 10% at December
  31, 1997); interest was payable monthly and the line was
  to expire on September 29, 1998; secured by substantially
  all of the Company's assets...............................     600           --
Note payable to BFI bearing interest at 6.0%; all
  outstanding principal and interest are due December 1997;
  secured by substantially all of the Company's accounts
  receivable................................................     319           --
Note payable to BFI bearing interest at 10%; quarterly
  payments of interest beginning December 1997; all
  outstanding principal and interest are due March 1998;
  secured by substantially all of WCII's assets.............     500           --
Other.......................................................      --        1,995
                                                              ------      -------
                                                               6,762       69,622
Less: current portion.......................................      --       (9,516)
                                                              ------      -------
                                                              $6,762      $60,106
                                                              ======      =======

     The term loan payable to the Bank and the notes payable to BFI were personally guaranteed by certain officers and stockholders of the Company (Note
9).

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     As of December 31, 1998, aggregate contractual future principal payments by calendar year on long-term debt are due as follows:

1999...............................................  $ 9,516
2000...............................................      561
2001...............................................      251
2002...............................................       84
2003...............................................   57,367
Thereafter.........................................    1,843
                                                     -------
                                                     $69,622
                                                     =======

     Management used borrowings from the January Credit Facility to pay off all amounts outstanding under the term loan payable to the bank and all notes payable to BFI, and as such, these amounts have been classified as long-term debt as of December 31, 1997.

     The Company has entered into an interest rate protection agreement (the "Interest Agreement"), with its primary banking institution to reduce its exposure to fluctuations in variable interest rates. The Interest Agreement, which is effective November 2, 1998 through November 2, 2000, effectively changes the Company's interest rate paid on a notional amount of $27,700 of its floating rate long-term debt to a weighted average fixed rate (approximately 6.43% at December 31, 1998). The fair value of the Interest Agreement as of December 31, 1998 was approximately $188, which reflects the estimated amounts that the Company would receive to terminate the Interest Agreement based on quoted market prices of comparable contracts as of December 31, 1998. In the event of nonperformance by the counterparty, the Company would be exposed to interest rate risk if the variable interest rate received were to exceed the fixed rate paid by the Company under the terms of the Interest Agreement.

 7. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

  Leases

     The Company leases its facilities and certain equipment under non-cancelable operating leases for periods ranging from one to five years. Combined rent expense for the predecessor operations was $412 and $441 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The Company's rent expense under operating leases during the period from inception (September 9, 1997) through December 31, 1997 and for the year ended December 31, 1998 amounted to $52 and $500, respectively.

     As of December 31, 1998, future minimum lease payments under these leases, by calendar year, are as follows:

1999................................................  $  521
2000................................................     539
2001................................................     490
2002................................................     418
2003................................................     413
Thereafter..........................................   1,774
                                                      ------
                                                      $4,155
                                                      ======

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  Performance Bonds and Letters of Credit

     Municipal solid waste collection contracts may require performance bonds or other means of financial assurance to secure contractual performance. As of December 31, 1998, the Company had provided customers and various regulatory authorities with bonds and letters of credit of approximately $3,692 to secure its obligations. The Company's November Credit Facility provides for the issuance of letters of credit in an amount up to $15,000, but any letters of credit issued reduce the availability of borrowings for acquisitions or other general corporate purposes. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it could be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

CONTINGENCIES

  Environmental Risks

     The Company is subject to liability for any environmental damage that its solid waste facilities may cause to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water, including damage resulting from conditions existing prior to the acquisition of such facilities by the Company. The Company may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's financial condition, results of operations or cash flows. As of December 31, 1998, the Company is not aware of any such environmental liabilities.

  Legal Proceedings

     In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Company is subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time the Company may also be subject to actions brought by citizens' groups or adjacent landowners or residents in connection with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which the Company operates.

     In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as of December 31, 1998 there is no current proceeding or litigation involving the Company that the Company believes will have a material adverse impact on its business, financial condition, results of operations or cash flows.

     During the period from January 1, 1996 through July 31, 1996, The Disposal Group won a lawsuit against the city of Vancouver, Washington relating to the city's annexation of certain territories served by The Disposal Group. The Disposal Group received approximately $2,600 from the lawsuit, which is included in other income in the accompanying statement of operations.

  Employees

     Approximately 67 drivers and mechanics at the Company's Vancouver, Washington operation are represented by the Teamsters Union, with which Browning-Ferris Industries of Washington, Inc., the

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Company's predecessor in Vancouver, entered a four-year collective bargaining agreement in January 1997. Approximately 11 drivers at Arrow Sanitary Services, Inc. ("Arrow"), a wholly owned subsidiary of the Company, are represented by the Teamsters Union, with which Arrow entered into a three-year collective bargaining agreement in March 1998. In addition, in July 1997, the employees at the Company's facility in Issaquah, Washington, adopted a measure to select a union to represent them in labor negotiations with management. The union and management operated under a one-year negotiating agreement, that ended July 27, 1998.

     Since July 27, 1998, negotiations have continued between the union and the Company, although the union is permitted to call a strike or call for arbitration of the outstanding issues. The employees at Issaquah have filed to decertify the union, and the union has filed a claim with the National Labor Relation Board to attempt to block the decertification. The Company is not aware of any other organizational efforts among its employees and believes that its relations with its employees are good.

 8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In September 1997, the Company received net proceeds of $6,992 from the sale of 2,499,998 shares of redeemable convertible preferred stock (the "Preferred Stock"). The Preferred Stock accrued cumulative dividends at the rate of $.098 per share annually. Accumulated and unpaid dividends on Preferred Stock amounted to $61 as of December 31, 1997. Each share of Preferred Stock was redeemable, at the holder's option, during the period from April 1, 1999 through October 1, 1999 for $4.20 per share plus any accumulated and unpaid dividends. The Preferred Stock and any accumulated and unpaid dividends were convertible at the holder's option into shares of the Company's common stock at the calculated rate of $2.80 per share divided by the "Conversion Price" subject to certain anti-dilution adjustments. Each share was automatically converted into common stock immediately upon the closing of the Company's initial public offering of common stock at a Conversion Price of $2.80 per share.

 9. STOCKHOLDERS' EQUITY (DEFICIT)

  Common Stock

     Of the 40,564,767 shares of common stock authorized but unissued as of December 31, 1998, the following shares were reserved for issuance:

Stock option plan...........................................  1,139,214
Stock purchase warrants.....................................  1,291,135
Shares held in escrow.......................................     51,746
                                                              ---------
                                                              2,482,095
                                                              =========

  Stockholder Notes Receivable

     In December 1997, the Company provided loans in the aggregate amount of $82 to certain employees, who are also common stockholders, for the purchase of shares of the Company's Preferred Stock. The notes bore interest at 8%, were secured by the Preferred Stock purchased and common stock owned by the employees, and were paid in full during 1998.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  Stock Options

     In November 1997, the Company's Board of Directors adopted a stock option plan in which all officers, employees, directors and consultants may participate (the "Option Plan"). Options granted under the Option Plan may either be incentive stock options or nonqualified stock options (the "Options"), generally have a term of 10 years from the date of grant, and will vest over periods determined at the date of grant. The exercise prices of the options are determined by the Company's Board of Directors and will be at least 100% or 110% of the fair market value of the Company's common stock on the date of grant as provided for in the Option Plan.

     In connection with the Option Plan, the Company's Board of Directors approved the reservation of 1,200,000 shares of common stock for issuance thereunder. As of December 31, 1997 and 1998, 35,000 and 333,121 options to purchase common stock were exercisable under the Option Plan, respectively. In addition, as of December 31, 1997 and 1998, options for 671,500 and 160,450 shares, respectively of common stock were available for future grants under the Option Plan.

     A summary of the Company's stock option activity and related information during the period from inception (September 9, 1997) through December 31, 1997 and the year ended December 31, 1998 is presented below:

                                                    NUMBER OF       WEIGHTED AVERAGE
                                                 SHARES (OPTIONS)    EXERCISE PRICE
                                                 ----------------   ----------------
Outstanding at inception.......................           --             $  --
Granted........................................      528,500              4.92
                                                     -------             -----
Outstanding as of December 31, 1997............      528,500              4.92
Granted........................................      511,050              9.58
Forfeited......................................        2,874              5.00
Exercised......................................       57,912              4.69
                                                     -------
Outstanding as of December 31, 1998............      978,764              7.38
                                                     =======

The following table summarizes information about stock options outstanding as of December 31, 1998:

                                        OPTIONS OUTSTANDING
                                  --------------------------------
                                                        WEIGHTED     OPTIONS EXERCISABLE
                                                         AVERAGE     --------------------
                                            WEIGHTED    REMAINING               WEIGHTED
                                            AVERAGE    CONTRACTUAL               AVERAGE
                                            EXERCISE      LIFE                  EXERCISE
         EXERCISE RANGE           SHARES     PRICE     (IN YEARS)     SHARES      PRICE
         --------------           -------   --------   -----------   --------   ---------
$2.80 to 5.00...................  544,099    $ 2.92        8.9       190,869     $ 2.97
$6.00 to 9.50...................   62,415      8.42        8.9        14,582       8.01
$10.50 to 12.50.................  240,000     11.06        9.2        80,003      11.05
$15.19 to 19.00.................   95,750     17.25        9.5        47,667      16.23
$21.00 to 22.13.................   36,500     21.90        9.6            --         --
                                  -------                            -------
                                  978,764      7.38        8.9       333,121       7.04
                                  =======                            =======

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The weighted average grant date fair values for options granted during 1997 and 1998 are as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1998
                                                              -----    -----
Exercise prices equal to market price of stock..............  $  --    $5.28
Exercise prices less than market price of stock.............     --     6.52
Exercise prices greater than market price of stock..........   0.30     3.09

     Pro Forma information regarding net income (loss) and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the period from inception (September 9, 1997) through December 31, 1997 and the year ended December 31, 1998: risk-free interest rate of 6% and 5%, respectively; dividend yield of zero; volatility factor of the expected market price of the Company's common stock of .40 and .55, respectively; and a weighted-average expected life of the option of 4 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The following table summarizes the Company's pro forma net loss and pro forma basic net loss per share for the period from inception (September 9, 1997) through December 31, 1997 and for the year ended December 31, 1998:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            -----------------
                                                             1997       1998
                                                            -------    ------
Pro forma net income (loss)...............................  $(5,070)   $  425
Pro forma net loss applicable to common stockholders......   (5,601)     (492)
Pro forma basic net loss per share........................    (2.99)    (0.08)

     During the year ended December 31, 1998, the Company recorded deferred stock compensation of $821 relating to stock options granted with exercise prices less than the estimated fair value of the Company's common stock on the date of grant. The deferred stock compensation is being amortized into expense over the vesting periods of the stock options which generally range from 1 to 3 years. Compensation expense of $393 was recorded during the year ended December 31, 1998 relating to these options, and the remaining $428 will be amortized into expense in future periods.

  Stock Purchase Warrants

     At December 31, 1998, the Company had outstanding warrants to purchase 1,291,135 shares of the Company's common stock at exercise prices between $0.01 and $22.13 per share. The warrants are exercisable upon vesting and notification and expire between 2000 and 2008.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     In September 1997, the Company issued a warrant to purchase 200,000 shares of the Company's common stock to the bank that provided the line of credit and term loan payable. The exercise price of the warrant is $.01 per share and contains provisions for a cashless exercise at the bank's option. The warrant was valued at $382 on its date of issuance using the Black-Scholes pricing model with an assumed stock price volatility of .40, risk-free interest rate of 6.0%, estimated fair value of the common stock of $1.92 per share and an expected life of 7 years. The value assigned to the warrant was reflected as a discount on long-term debt. The discount was fully accreted to interest expense using the straight-line method over the expected term of the debt agreements (approximately three months). In 1998, the bank received 172,578 shares of common stock through the exercise of 172,689 warrants.

     In connection with their guarantee of certain of the Company's debt obligations, the Company issued in December, 1997, warrants to purchase 841,000 shares of the Company's common stock to certain directors and stockholders of the Company. The exercise price of the warrants is $2.80 per share. The warrants were valued at $328 on their date of issuance using the Black-Scholes pricing model with an assumed stock price volatility of .40, risk-free interest rate of 6.0%, estimated fair value of the common stock of $1.92 per share and expected lives of 3 years. The value assigned to these warrants was fully amortized to interest expense over the expected term of the debt agreements (approximately three months).

     In December 1997, the Company issued to consultants warrants to purchase 15,000 shares of the Company's common stock. Warrants to purchase 10,000 and 5,000 shares of common stock had exercise prices of $5.00 per share and $2.80 per share, respectively.

     In January 1998, the Company issued a warrant to purchase 140,000 shares of its common stock to BankBoston N.A. in connection with the January Credit Facility. The exercise price of the warrant is $2.80 per share. The warrant was valued at $855 on its date of issuance using the Black-Scholes pricing model with an assumed stock price volatility of .40, risk-free interest rate of 6%, estimated fair value of the common stock of $7.50 per share and an expected life of 10 years. The value assigned to the warrant was reflected as a discount on long-term debt and accreted to interest expense using the interest method over the expected term of the January Credit Facility. The January Credit Facility was extinguished in May, 1998 and the unamortized discount on the debt was expensed as an extraordinary loss on early extinguishment of debt.

     In February 1998, the Company issued warrants to purchase 200,000 shares of its common stock with an exercise price of $4.00 per share in connection with an acquisition. The warrants were valued at $954 using the Black-Scholes pricing model and recorded as an element of purchase price for the acquisition.

     In February 1998, the Company granted warrants to an employee to purchase 50,000 shares of the Company's common stock at $2.80 per share. The Company recorded stock compensation expense of approximately $240 relating to these warrants. All such warrants were exercised in 1998.

     During 1998, the Company issued warrants to certain third party market development consultants to purchase 67,935 shares of the Company's common stock with exercise prices ranging from $12.00 to $22.13 per share. The warrants were valued at $339 using the Black-Scholes pricing model and recorded as an element of purchase price of the related acquisitions.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

10. INCOME TAXES

     The provision (benefit) for income taxes for the periods ended December 31, 1996, the nine months ended September 30, 1997, the period from inception (September 9, 1997) through December 31, 1997 and the year ended December 31, 1998 consists of the following:

                                PREDECESSORS
                             ------------------
                             THE DISPOSAL GROUP            WASTE CONNECTIONS, INC.
                                  COMBINED        -----------------------------------------
                                PERIOD FROM       PERIOD FROM INCEPTION
                              JANUARY 1, 1996      (SEPTEMBER 9, 1997)
                                  THROUGH                THROUGH             YEAR ENDED
                               JULY 31, 1996        DECEMBER 31, 1997     DECEMBER 31, 1998
                             ------------------   ---------------------   -----------------
Current:
  Federal..................         $207                  $  38                $  862
  State....................           --                     --                   142
Deferred:
  Federal..................          298                   (370)                1,252
  State....................           --                     --                   139
                                    ----                  -----                ------
                                    $505                  $(332)               $2,395
                                    ====                  =====                ======

     Significant components of the Company's deferred income tax assets and liability were as follows as of December 31, 1997 and 1998:

                                                            WASTE CONNECTIONS,
                                                                   INC.
                                                               DECEMBER 31,
                                                            ------------------
                                                             1997       1998
                                                            ------    --------
Deferred income tax assets:
     Accounts receivable reserves.........................  $   8     $   152
     Amortization.........................................    290          --
     Accrued expenses.....................................     --           8
     Vacation accrual.....................................     15           6
     State taxes..........................................     --          22
     Other................................................     --          49
     Net operating losses.................................     54          --
                                                            -----     -------
          Total deferred income tax assets................    367         237
  Deferred income tax liabilities:
     Amortization.........................................     --        (757)
     Depreciation.........................................   (529)       (745)
     Other liabilities....................................     --        (146)
     Prepaid expenses.....................................     --        (234)
                                                            -----     -------
          Total deferred income tax liabilities...........   (529)     (1,882)
                                                            -----     -------
  Net deferred income tax liability.......................  $(162)    $(1,645)
                                                            =====     =======

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The differences between the Company's provision (benefit) for income taxes as presented in the accompanying statements of operations and benefit for income taxes computed at the federal statutory rate is comprised of the items shown in the following table as a percentage of pre-tax income (loss):

                                                                       PREDECESSORS
                                                   ----------------------------------------------------
                                                    THE DISPOSAL
                                                        GROUP
                                                      COMBINED       PREDECESSORS       PREDECESSORS
                                                     PERIOD FROM       COMBINED           COMBINED
                                                   JANUARY 1, 1996   PERIOD ENDED     NINE MONTHS ENDED
                                                       THROUGH       DECEMBER 31,       SEPTEMBER 30,
                                                    JULY 31, 1996        1996               1997
                                                   ---------------   ------------     -----------------
Income tax provision (benefit) at the statutory
  rate...........................................        34.0%          (34.0)%             (34.0)%
Effect of valuation allowance....................       (16.0)%          34.0%               34.0%
                                                        -----           -----               -----
                                                         18.0%             --                  --
                                                        =====           =====               =====

                                                                     WASTE CONNECTIONS, INC.
                                                           -------------------------------------------
                                                           PERIOD FROM INCEPTION
                                                            (SEPTEMBER 9, 1997)
                                                                  THROUGH               YEAR ENDED
                                                             DECEMBER 31, 1997       DECEMBER 31, 1998
                                                           ---------------------     -----------------
Income tax provision/(benefit) at the statutory rate.....          (34.0)%                 34.0%
State taxes, net of federal benefit......................             --                    4.0%
Goodwill amortization....................................             --                    3.0%
Stock compensation expense...............................           28.0%                   4.0%
Other....................................................             --                    1.0%
                                                                   -----                   ----
                                                                    (6.0)%                 46.0%
                                                                   =====                   ====

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11. NET INCOME (LOSS) PER SHARE INFORMATION

     The following table sets forth the calculation of the numerator and denominator used in the computation of basic and diluted net income (loss) per share for the period from inception (September 9, 1997) through December 31, 1997 and the year ended December 31, 1998:

                                                       PERIOD FROM
                                                        INCEPTION
                                                   (SEPTEMBER 9, 1997)
                                                         THROUGH          YEAR ENDED DECEMBER 31, 1998
                                                    DECEMBER 31, 1997     -----------------------------
                                                    BASIC AND DILUTED       BASIC NET      DILUTED NET
                                                         NET LOSS         INCOME (LOSS)   INCOME (LOSS)
                                                        PER SHARE           PER SHARE       PER SHARE
                                                   --------------------   -------------   -------------
Numerator:
  Income (loss) before extraordinary item........       $   (5,066)        $    2,775      $    2,775
  Redeemable convertible preferred stock
     accretion...................................             (531)              (917)           (917)
                                                        ----------         ----------      ----------
  Income (loss) applicable to common stockholders
     before extraordinary item...................       $   (5,597)        $    1,858      $    1,858
                                                        ==========         ==========      ==========
  Extraordinary item.............................               --             (1,027)         (1,027)
                                                        ----------         ----------      ----------
  Net income (loss) applicable to common
     stockholders................................       $   (5,597)        $      831      $      831
                                                        ==========         ==========      ==========
Denominator:
  Weighted average common shares outstanding.....        1,872,567          6,460,293       6,460,293
  Dilutive effect of stock options and warrants
     outstanding.................................               --                 --       1,628,930
  Incremental common shares issuable upon
     redemption of redeemable common stock.......               --                 --         282,192
                                                        ----------         ----------      ----------
                                                         1,872,567          6,460,293       8,371,415
                                                        ==========         ==========      ==========

     As of December 31, 1998, outstanding options and warrants to purchase 87,832 shares of common stock (with exercise prices from $18.62 to $22.13) could potentially dilute basic net income per share in the future and have not been included in the computation of diluted net income per share because to do so would have been antidilutive for the period presented.

12. RELATED PARTY TRANSACTIONS

     The Company has entered into certain transactions with Continental Paper, LLC ("Continental"), in which the Company delivers to Continental all of the Company's collected recyclable materials in areas in which Continental has processing facilities and Continental pays the Company market rates for the recyclable materials. Certain of the Company's stockholders are the majority owners of Continental. During the period from inception (September 9, 1997) through December 31, 1997 and the year ended December 31, 1998, the Company received, after deducting amounts paid to Continental, approximately $10 and paid approximately $108, respectively, to/from Continental in these transactions.

13. EMPLOYEE BENEFIT PLAN

     The Company has a voluntary savings and investment plan (the "401(k) Plan"). The 401(k) Plan is available to all eligible, non-union employees of the Company. Under the 401(k) Plan, the Company's contributions are 40% of the first 5% of the employee's contributions. During the period from inception

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(September 9, 1997) through December 31, 1997 and the year ended December 31, 1998, the Company's 401(k) Plan expense was approximately $2 and $58, respectively.

14. SUBSEQUENT EVENTS

  Murrey Companies Merger

     On January 19, 1999, the Company merged with Murreys Disposal Company, Inc., DM Disposal Co., Inc., American Disposal Company, Inc., and Tacoma Recycling, Inc. (Collectively, the "Murrey Companies"). The transactions were accounted for as poolings-of-interests, whereby the Company issued 2,888,880 shares of its common stock for all of the outstanding shares of the Murrey Companies. In Connection with the merger with the Murrey Companies, the Company incurred transaction related costs of approximately $6,200, which will be charged to operations in the first quarter of 1999.

  Secondary Public Offering

     Effective February 9, 1999, the Company sold approximately 4,000,000 shares of its common stock at $17.50 per share. As a result of the offering, the Company received approximately $65,300 in net proceeds and used the proceeds to pay down approximately $50,200 of its then outstanding debt.

  Acquisition of Columbia Resource Co. L.P. and Finley-Buttes Limited Partnership (CRCFBLP)

     On March 31, 1999, the Company acquired the stock of two companies that are the sole partners of CRCFBLP. Total consideration paid for CRCFBLP was approximately $66,900 in cash.

  New Credit Facility

     On March 30, 1999, the Company obtained commitments from a syndicate of banks led by BankBoston, N.A., which increased the Company's borrowing capacity from $125,000 to $225,000 and modified certain covenants. The revised credit facility matures in 2004.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
Murrey's Disposal Company, Inc.
American Disposal Company, Inc.
D.M. Disposal Co., Inc.
Tacoma Recycling Company, Inc.

We have audited the accompanying combined balance sheets of Murrey's Disposal Company, Inc., American Disposal Company, Inc., D.M. Disposal Co., Inc., and Tacoma Recycling Company, Inc. (collectively the "Murrey Companies") as of December 31, 1997 and 1998, and the related combined statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Murrey Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Murrey Companies at December 31, 1997 and 1998, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Sacramento, California
February 4, 1999

                              THE MURREY COMPANIES

                            COMBINED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Current assets:
  Cash and equivalents......................................  $   126   $   173
  Accounts receivable, less allowance for doubtful accounts
     of $74 in 1997 and $149 in 1998........................    2,779     3,007
  Prepaid expenses and other current assets.................       79        27
                                                              -------   -------
Total current assets........................................    2,984     3,207
Property, plant and equipment, net..........................   14,819    13,943
Intangible assets, net......................................    1,862     1,801
Other assets................................................       31       184
                                                              -------   -------
                                                              $19,696   $19,135
                                                              =======   =======
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................  $ 1,628   $ 1,500
  Accounts payable..........................................    1,617     1,509
  Advances from a related party.............................      543       543
  Deferred revenue..........................................      919     1,095
  Other current liabilities.................................       --       106
  Accrued liabilities.......................................      832       993
  Income taxes payable......................................      228       337
  Current portion of long-term debt.........................      873       731
                                                              -------   -------
Total current liabilities...................................    6,640     6,814
Long-term debt..............................................    4,907     3,879
Deferred income taxes.......................................      658       623
Other long-term liabilities.................................       --       353
Commitments and contingencies (Note 7)
Shareholders' equity:
  Common stock at par value; 60,500 shares authorized; 1,470
     shares issued and outstanding..........................       45        45
  Additional paid-in capital................................      455       455
  Retained earnings.........................................    6,991     6,966
                                                              -------   -------
Total shareholders' equity..................................    7,491     7,466
                                                              -------   -------
                                                              $19,696   $19,135
                                                              =======   =======

See accompanying notes.

                              THE MURREY COMPANIES

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1996       1997       1998
                                                            -------    -------    -------
Revenues..................................................  $25,024    $28,874    $32,528
Operating expenses:
  Cost of operations......................................   20,465     23,133     26,410
  Selling, general and administrative.....................    2,142      2,323      2,791
  Depreciation and amortization...........................    1,236      1,371      2,194
                                                            -------    -------    -------
Income from operations....................................    1,181      2,047      1,133
Interest expense..........................................     (284)      (380)      (535)
Other income (expense), net...............................      309        283         79
                                                            -------    -------    -------
Income before income taxes................................    1,206      1,950        677
Income tax provision......................................     (543)      (634)      (535)
                                                            -------    -------    -------
Net income................................................      663      1,316        142
Retained earnings, beginning of period....................    5,095      5,758      6,991
Dividends.................................................       --        (83)      (167)
                                                            -------    -------    -------
Retained earnings, end of period..........................  $ 5,758    $ 6,991    $ 6,966
                                                            =======    =======    =======
Pro forma income taxes (unaudited -- Note 11).............  $  (432)   $  (697)   $  (238)
                                                            -------    -------    -------
Pro forma net income (unaudited -- Note 11)...............  $   774    $ 1,253    $   439
                                                            =======    =======    =======

See accompanying notes.

                              THE MURREY COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1996       1997      1998
                                                              -------    ------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   663    $1,316    $   142
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    1,236     1,371      2,194
     Deferred income taxes..................................      (19)      (44)       (35)
     Gain on sale of land...................................       --        --         (8)
     Changes in operating assets and liabilities:
       Accounts receivable, net.............................       63      (446)      (228)
       Prepaid expenses and other assets....................      (36)       40         52
       Accounts payable.....................................      932       509       (108)
       Deferred revenue.....................................       42       154        176
       Accrued liabilities..................................      129       127        161
       Other liabilities....................................       --        --        459
       Income taxes payable.................................     (232)      (93)       109
                                                              -------    ------    -------
Net cash provided by operating activities...................    2,778     2,934      2,914
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for acquisitions.................................       --    (2,900)        --
  Capital expenditures for property and equipment...........   (4,790)   (2,108)    (1,874)
  Proceeds from sale of land................................       --        --        625
  Net change in other assets................................       31       (28)      (153)
                                                              -------    ------    -------
Net cash used in investing activities.......................   (4,759)   (5,036)    (1,402)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................    1,418     3,414         --
  Principal payments on long-term debt......................     (615)     (928)    (1,170)
  Net change in short-term borrowings.......................      659        19       (128)
  Net change in advances from a related party...............     (259)     (275)        --
  Payment of dividends......................................       --       (83)      (167)
                                                              -------    ------    -------
Net cash provided by (used in) financing activities.........    1,203     2,147     (1,465)
                                                              -------    ------    -------
Net increase (decrease) in cash and equivalents.............     (778)       45         47
Cash and equivalents:
  Beginning of year.........................................      859        81        126
                                                              -------    ------    -------
  End of year...............................................  $    81    $  126    $   173
                                                              =======    ======    =======

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1996       1997      1998
                                                              -------    ------    -------
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION AND
  NON-CASH TRANSACTIONS:
  Cash paid for interest....................................  $   284    $  358    $   540
                                                              =======    ======    =======
  Cash paid for income taxes................................  $   792    $  744    $   461
                                                              =======    ======    =======
  Issuance of notes payable for land and buildings..........  $   260    $  315    $    --
                                                              =======    ======    =======
  In connection with acquisitions (Note 3) the Murrey
     Companies acquired assets and issued notes payable to
     sellers as follows:
     Fair value of assets acquired..........................  $    --    $3,100    $    --
     Notes payable to sellers...............................       --      (200)        --
                                                              -------    ------    -------
     Cash paid for acquisitions.............................  $    --    $2,900    $    --
                                                              =======    ======    =======

See accompanying notes.

                              THE MURREY COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. BUSINESS, ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

Murrey's Disposal Company, Inc. ("Murrey's"), American Disposal Company, Inc. ("American"), D.M. Disposal Co., Inc. ("DM"), and Tacoma Recycling Company, Inc. ("Tacoma") (collectively the "Murrey Companies") are regional, integrated, non-hazardous solid waste services companies that provide collection, transfer, and disposal of solid waste and recyclables to residential and commercial customers in and around the Tacoma, Washington area. Murrey's, American, DM and Tacoma were incorporated in Washington on March 13, 1963, October 27, 1966, July 12, 1979 and January 30, 1990, respectively.

Each of the Murrey Companies' Common Stock is owned 90% by one or both of two trusts. The beneficiary of both trusts is also an officer and director of the Murrey Companies. The remaining stock is owned by two individuals (5% each) who are also officers and directors of the Murrey Companies.

BASIS OF COMBINATION

The combined financial statements of the Murrey Companies include the accounts of Murrey's, American, DM and Tacoma as a result of their common management which exercises significant influence over their operations. Significant intercompany balances and transactions between the Murrey Companies have been eliminated in combination.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Murrey Companies consider all highly liquid investments with a maturity of three months or less to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Murrey Companies to concentrations of credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Murrey Companies' customer base.

The Murrey Companies maintain allowances for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to

                              THE MURREY COMPANIES

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income (expense). Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives are as follows:

Buildings..................................................      20 years
Machinery and equipment....................................  5 - 15 years
Rolling stock..............................................      10 years
Containers.................................................  5 - 15 years
Furniture and fixtures.....................................  3 -  5 years

In connection with the Acquisitions (Note 3) the Murrey Companies acquired certain used property and equipment. This used property and equipment is being depreciated using the straight-line method over its estimated remaining useful lives, which range from one to twelve years.

GOODWILL

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired (Notes 3 and 4), and is amortized on a straight-line basis over the period of expected benefit of 40 years.

The Murrey Companies continually evaluate the value and future benefits of its intangible assets, including goodwill. The Murrey Companies assess recoverability from future operations using cash flows and income from operations of the related acquired business as measures. Under this approach, the carrying value would be reduced if it becomes probable that the Murrey Companies' best estimate for expected future cash flows of the related business would be less than the carrying amount of the related intangible assets. There have been no adjustments to the carrying amounts of intangible assets resulting from these evaluations as of December 31, 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents approximate their fair values as of December 31, 1997 and 1998. The carrying values of short-term borrowings (Note 5) and long-term debt (Note 6) approximate their fair values as of December 31, 1997 and 1998, based on current incremental borrowing rates for similar types of borrowing arrangements.

REVENUE RECOGNITION

The Murrey Companies recognize revenues as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

INCOME TAXES

DM uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and

                              THE MURREY COMPANIES

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Murrey's, American and Tacoma operate under Subchapter S of the Internal Revenue Code for federal and state income tax reporting purposes. Consequently all of the income tax attributes and liabilities of these companies' operations flow through to the individual shareholders.

2. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 1997 and 1998 consists of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Land and buildings..........................................  $ 6,668    $ 6,174
Machinery and equipment.....................................    3,780      3,772
Rolling stock...............................................    7,570      8,388
Containers..................................................    4,380      5,234
Furniture and fixtures......................................      255        249
                                                              -------    -------
                                                               22,653     23,817
Less accumulated depreciation...............................   (7,834)    (9,874)
                                                              -------    -------
                                                              $14,819    $13,943
                                                              =======    =======

3. ACQUISITIONS

During 1997, the Murrey Companies purchased substantially all of the assets of Island Disposal (effective May 2, 1997) and Environmental Waste Systems and Olympic Disposal (both effective December 1, 1997) (collectively the "Acquisitions"). The total purchase price for the Acquisitions was approximately $3,100, comprised of $2,900 in cash and promissory notes payable to the sellers totaling $200. Of the combined $3,100 purchase price, $1,791 was recorded as goodwill and $80 was assigned to non-competition agreements. The Acquisitions were accounted for in accordance with the purchase method of accounting and, accordingly, the net assets acquired were included in the Murrey Companies' combined balance sheet based upon their estimated fair values on the date of the Acquisitions. The Murrey Companies' combined statement of operations includes the revenues and expenses of the acquired businesses after the effective date of the transactions.

A summary of the purchase price allocation for the Acquisitions is as follows:

Acquired assets:
  Property and equipment....................................    $1,229
  Goodwill..................................................     1,791
  Non-competition agreements................................        80
                                                                ------
                                                                $3,100
                                                                ======

                              THE MURREY COMPANIES

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The following unaudited pro forma information shows the results of the Murrey Companies' operations as though the Acquisitions had occurred as of January 1, 1996:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
                                                                 (UNAUDITED)
Revenue.....................................................  $27,485    $31,106
                                                              =======    =======
Net income..................................................  $   706    $ 1,094
                                                              =======    =======

The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the Acquisitions occurred on January 1, 1996, or the results of future operations of the Murrey Companies. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the Acquisitions.

4. INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 1997 and 1998:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1998
                                                              ------    ------
Goodwill....................................................  $1,791    $1,791
Non-competition agreement...................................      80        80
                                                              ------    ------
                                                               1,871     1,871
Less accumulated amortization...............................      (9)      (70)
                                                              ------    ------
                                                              $1,862    $1,801
                                                              ======    ======

5. SHORT-TERM BORROWINGS

Short-term borrowings consist of various revolving and non-revolving lines-of-credit with a bank, bearing interest at 8.50% as of December 31, 1998 and which mature at various dates through February 28, 1999. The lines of credit are secured by all accounts receivable and inventory accounts, which totaled $3,176 as of December 31, 1998. The lines-of-credit were fully utilized as of December 31, 1998.

                              THE MURREY COMPANIES

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6. LONG-TERM DEBT

Long-term debt consists of the following as of December 31, 1997 and 1998:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1998
                                                              ------    ------
Note payable to a bank bearing interest at a variable rate
  (approximately 8.4% as of December 31, 1998); monthly
  payments of principal and interest of $25; maturing in
  November 2007; secured by certain cash accounts and a
  pledge of one of the Murrey Companies' exclusive franchise
  agreements................................................  $2,000    $1,866
Note payable to a bank bearing interest at 8.6%; monthly
  payments of principal and interest aggregating $13;
  maturing in October 2001; secured by equipment with a net
  book value of approximately $400 as of December 31, 1998
  and certain cash accounts.................................     632       514
Notes payable to a bank bearing interest at various fixed
  rates (ranging from 9.1% to 9.2% as of December 31, 1998);
  monthly payments of principal and interest aggregating $25 and one-time payments of $470 and $751 in September 2000
  and May 2001, respectively; maturing at various dates
  between September 2000 and May 2001; secured by land and
  buildings with a net book value of approximately $2,463 as
  of December 31, 1998......................................   1,544     1,350
Equipment financing notes payable bearing interest at
  various rates (ranging from 8.6% to 8.8% as of December
  31, 1998); monthly payments of principal and interest
  aggregating $21; maturing at various dates through
  September 2001; secured by equipment with an aggregate net book value of approximately $660 as of December 31,
  1998......................................................     822       423
Notes payable to sellers bearing interest at 9.0% as of
  December 31, 1998; monthly principal and interest payments of $3; maturing October, 2007; secured by land and
  buildings with a net book value of approximately $901 as
  of December 31, 1998......................................     471       291
Unsecured notes payable to seller bearing interest at 8.0%
  as of December 31, 1998; monthly principal and interest
  payments of $4; maturing in June 2002.....................     189        90
Other.......................................................     122        76
                                                              ------    ------
                                                               5,780     4,610
Less: current portion.......................................     873       731
                                                              ------    ------
Long-term debt..............................................  $4,907    $3,879
                                                              ======    ======

As of December 31, 1998, aggregate contractual future principal payments by calendar year on long-term debt are due as follows:

1999........................................................  $  731
2000........................................................     936
2001........................................................   1,182
2002........................................................     336
2003........................................................     226
Thereafter..................................................   1,199
                                                              ------
                                                              $4,610
                                                              ======

                              THE MURREY COMPANIES

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

  Operating Leases

The Murrey Companies lease certain equipment and facilities under non-cancelable operating leases. Rent expense under all operating leases during the years ended December 31, 1996, 1997 and 1998 amounted to $170, $183, and $230, respectively.

As of December 31, 1998, future minimum lease payments under these operating leases, by calendar year, are as follows:

1999........................................................  $194
2000........................................................   174
2001........................................................   109
2002........................................................    86
2003........................................................    72
Thereafter..................................................   285
                                                              ----
                                                              $920
                                                              ====

CONTINGENCIES

  Environmental Risks

The Murrey Companies are subject to liability for any environmental damage that the solid waste facilities they operate may cause to neighboring landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the operation of such facilities by the Murrey Companies. The Murrey Companies may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Murrey Companies. Any substantial liability for environmental damage incurred by the Murrey Companies could have a material adverse effect on the Murrey Companies' combined financial condition, results of operations or cash flows. As of December 31, 1998, the Murrey Companies are not aware of any such environmental liabilities.

  Legal Proceedings

In the normal course of their business and as a result of the extensive governmental regulation of the solid waste industry, the Murrey Companies may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines or to revoke or deny renewal of an operating permit held by the Murrey Companies. From time to time the Murrey Companies may also become parties to various claims or suits for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal course of operating a waste management business. However, as of December 31, 1998, there is no current proceeding or litigation involving the Murrey Companies that the Murrey Companies believe will have a material adverse impact on their business, financial condition, results of operations or cash flows.

                              THE MURREY COMPANIES

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  Disposal Site

The Murrey Companies have been informed that the Hidden Valley Landfill, which is currently utilized by them for disposal of waste collected in Pierce County, is currently operating under a Consent Decree with the Washington State Department of Ecology and the Environmental Protection Agency. Under the terms of the Consent Decree, the Hidden Valley Landfill was closed on December 31, 1998; and subsequent to that date, all of the waste collected by the Murrey Companies in Pierce County was long hauled to an alternate disposal site pending completion of a new solid waste landfill in Pierce County. Management of the Murrey Companies does not believe that the closure of the Hidden Valley Landfill will have a material adverse impact on the Murrey Companies' business, combined financial position, results of operations or cash flows.

  Employees

Approximately 46 of the Murrey Companies' route drivers are represented by the Teamsters Union. The Murrey Companies have a collective bargaining agreement that expires in June 1999. The Murrey Companies are not aware of any other organizational efforts among their employees and believes that their relations with their employees are good.

8. RELATED PARTY TRANSACTIONS

OPERATING LEASE

The Murrey Companies lease land on which certain of their facilities are located from a shareholder of the Murrey Companies. This lease is pursuant to an informal arrangement whereby the Murrey Companies pay all of the property taxes and other expenses associated with the leased land in lieu of monthly rent. These payments totaled approximately $10 during each of the years ended December 31, 1996, 1997, and 1998.

ADVANCES

As of December 31, 1997 and 1998, the Murrey Companies had non-interest bearing advances payable to one of their shareholders totaling $543.

DISPOSAL FEES

During the years ended December 31, 1996, 1997 and 1998, the Murrey Companies paid $7,730, $8,592, and $8,816, respectively, in disposal fees to a landfill that is owned and operated by a company in which one of the Murrey Companies shareholders has an approximate 33% ownership interest.

9. 401(K) PLAN

The Murrey Companies have a voluntary savings and investment plan (the "401(k) Plan"). The 401(k) Plan is available to all eligible, non-union employees of the Murrey Companies. Under the 401(k) Plan the Murrey Companies' contributions are at the discretion of management of the Murrey Companies. During the years ended December 31, 1996, 1997 and 1998, the Murrey Companies' 401(k) Plan expense was approximately $267, $316, and $336, respectively.

                              THE MURREY COMPANIES

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

10. INCOME TAXES

The provision (benefit) for income taxes for the Murrey Companies pertains solely to DM and consists of the following:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              1996   1997   1998
                                                              ----   ----   ----
Federal:
  Current...................................................  $562   $678   $570
  Deferred..................................................   (19)   (44)   (35)
                                                              ----   ----   ----
                                                              $543   $634   $535
                                                              ====   ====   ====

Deferred taxes result from temporary differences in the recognition of certain expense items for income tax and financial reporting purposes. The Murrey Companies' deferred taxes as of December 31, 1997 and 1998 are substantially comprised of depreciation deducted for tax purposes that will be recorded in future periods for financial reporting purposes.

The principal reasons for the difference between the federal statutory income tax rate and the effective income tax rate are as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            1996      1997      1998
                                                           ------    ------    ------
Federal expense expected at statutory rates on combined
  income before income taxes.............................   $410      $663      $230
Tax effect of companies reporting under Subchapter S.....    124       (42)      302
Other....................................................      9        13         3
                                                            ----      ----      ----
                                                            $543      $634      $535
                                                            ====      ====      ====

11. PRO FORM INCOME TAX INFORMATION (UNAUDITED)

As described in Note 1, Murrey's, American, and Tacoma (the "S Corporations") operate under Subchapter S of the Internal Revenue Code and are not subject to federal income taxes. In connection with the Murrey Companies' proposed merger with Waste Connections, Inc. ("WCI") (Note 12), the Subchapter S election will be terminated. As a result, the S Corporations (as wholly-owned subsidiaries of WCI) will be subject to corporate income taxes subsequent to the termination of S corporation status. The Murrey Companies had combined income for income tax purposes of $2,135, $1,941 and $1,924 for 1996, 1997 and 1998, respectively. Had the Murrey Companies filed federal income tax returns as regular corporations for 1996, 1997 and 1998, income tax expense under the provisions of Financial Accounting Standards No. 109 would have been $432, $697 and $238, respectively.

                              THE MURREY COMPANIES

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The following unaudited pro forma information reflects income tax expense (benefit) for the Murrey Companies as if the S Corporations had also been subject to federal income taxes:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            1996      1997      1998
                                                           ------    ------    ------
Federal:
  Current................................................   $726      $660      $654
  Deferred...............................................   (294)       37      (416)
                                                            ----      ----      ----
Pro forma income taxes...................................   $432      $697      $238
                                                            ====      ====      ====

The pro forma provisions for income taxes for the years ended December 31, 1996, 1997, and 1998 differ from the amounts computed by applying the applicable statutory federal income tax rate (34%) to income before income taxes due to certain non-deductible expenses.

The Murrey Companies pro forma deferred income tax asset of approximately $71 and $301 as of December 31, 1997 and 1998, respectively, relates principally to differences in the recognition of bad debt expenses, vacation accruals, accruals for contract losses and certain other temporary differences. The Murrey Companies also had pro forma deferred tax liabilities as of December 31, 1997 and 1998 of approximately $1,332 and $1,147 which relate to differences between tax and financial methods of depreciation and the use of the cash method of accounting for tax purposes by certain of the S Corporations.

12. SUBSEQUENT EVENT

MERGER OF THE MURREY COMPANIES

On January 19, 1999, the Murrey Companies merged with wholly-owned subsidiaries of Waste Connections, Inc. ("WCI") whereby all shares of common stock of the Murrey Companies were exchanged for 2,888,880 shares of WCI common stock. The transactions were accounted for as poolings-of-interests.

13. YEAR 2000 (UNAUDITED)

The Murrey Companies will need to modify or replace portions of their software so that their computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and thereafter. To date, the Murrey Companies have not incurred any costs related to the Year 2000 project. The Murrey Companies do not believe that their expenditures relating to the Year 2000 project will be material. However, if the required Year 2000 modifications and conversions are not made or are not completed in a timely manner, the Year 2000 issue could materially affect their operations.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Columbia Resource Co., L.P. and
Finley-Buttes Limited Partnership
Vancouver, Washington

     We have audited the accompanying combined balance sheets of Columbia Resource Co., L.P. and Finley-Buttes Limited Partnership as of December 31, 1997 and 1998, and the related combined statements of income, partners' capital and comprehensive income, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Columbia Resource Co., L.P. and Finley-Buttes Limited Partnership at December 31, 1997 and 1998, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

PERKINS & COMPANY, P.C.
Portland, Oregon
March 9, 1999, except
for the second paragraph
of Note 12, as to which the
date is March 31, 1999

                          COLUMBIA RESOURCE CO., L.P.
                     AND FINLEY-BUTTES LIMITED PARTNERSHIP

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Current assets:
  Cash and cash equivalents.................................  $ 1,579    $ 2,048
  Investments in marketable securities......................       --      5,640
  Accounts receivable:
     Trade, less allowance for doubtful accounts of $64 in
      1998..................................................    2,343      2,330
     Related parties........................................       39        137
  Prepaid expenses..........................................      225        300
  Other assets..............................................       --        668
                                                              -------    -------
          Total current assets..............................    4,186     11,123
Property and equipment, net.................................   21,177     19,820
Investment in marketable securities.........................    3,900         --
Other assets................................................    2,688      2,389
                                                              -------    -------
                                                              $31,951    $33,332
                                                              =======    =======

                       LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable:
     Trade..................................................  $   678    $   821
     Related parties........................................      315        334
  Accrued expenses..........................................      403        536
  Other liability...........................................       --        668
  Current portion of long-term debt.........................    2,039      1,779
                                                              -------    -------
          Total current liabilities.........................    3,435      4,138
Long-term debt..............................................   18,908     16,298
Other liability.............................................      533         --
Commitments and contingencies (Notes 4, 6 and 9)
Partners' capital:
  Accumulated other comprehensive income....................       --        740
  Other partners' capital...................................    9,075     12,156
                                                              -------    -------
                                                                9,075     12,896
                                                              -------    -------
                                                              $31,951    $33,332
                                                              =======    =======

                            See accompanying notes.

                          COLUMBIA RESOURCE CO., L.P.
                     AND FINLEY-BUTTES LIMITED PARTNERSHIP

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996       1997       1998
                                                              -------    -------    -------
Revenues....................................................  $21,492    $22,940    $22,511
Operating expenses:
  Cost of operations........................................   10,986     11,975     10,675
  Selling, general and administrative.......................    2,876      3,145      2,956
  Depreciation and amortization.............................    2,745      2,846      2,729
                                                              -------    -------    -------
Income from operations......................................    4,885      4,974      6,151
Other income (expense):
  Interest expense, net.....................................   (1,675)    (1,519)    (1,258)
  Other income, net.........................................       16         19         29
  Gain on disposal of subsidiary............................       --      2,544         --
                                                              -------    -------    -------
                                                               (1,659)     1,044     (1,229)
                                                              -------    -------    -------
Net income..................................................  $ 3,226    $ 6,018    $ 4,922
                                                              =======    =======    =======
Pro forma income taxes (unaudited -- Note 11)...............  $(1,255)   $(1,935)   $(1,785)
                                                              -------    -------    -------
Pro forma net income (unaudited -- Note 11).................  $ 1,971    $ 4,083    $ 3,137
                                                              =======    =======    =======

                            See accompanying notes.

                          COLUMBIA RESOURCE CO., L.P.
                     AND FINLEY-BUTTES LIMITED PARTNERSHIP

       COMBINED STATEMENTS OF PARTNERS' CAPITAL AND COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                ACCUMULATED
                                                                   OTHER          OTHER        TOTAL
                                              COMPREHENSIVE    COMPREHENSIVE    PARTNERS'    PARTNERS'
                                                 INCOME           INCOME         CAPITAL      CAPITAL
                                              -------------    -------------    ---------    ---------
Balances at December 31, 1995...............                       $ --          $ 3,045      $ 3,045
Net income..................................     $3,226              --            3,226        3,226
                                                 ======
Capital contributions.......................                         --              475          475
Distributions...............................                         --           (2,080)      (2,080)
                                                                   ----          -------      -------
Balances at December 31, 1996...............                         --            4,666        4,666
Net income..................................     $6,018              --            6,018        6,018
                                                 ======
Distributions...............................                         --           (1,609)      (1,609)
                                                                   ----          -------      -------
Balances at December 31, 1997...............                         --            9,075        9,075
Comprehensive income:
  Net income................................     $4,922              --            4,922        4,922
  Other comprehensive income:
  Unrealized gains on marketable
     securities.............................        740             740               --          740
                                                 ------
                                                 $5,662
                                                 ======
Distributions...............................                         --           (1,841)      (1,841)
                                                                   ----          -------      -------
Balances at December 31, 1998...............                       $740          $12,156      $12,896
                                                                   ====          =======      =======

                            See accompanying notes.

                          COLUMBIA RESOURCE CO., L.P.
                     AND FINLEY-BUTTES LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996       1997       1998
                                                              -------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 3,226    $ 6,018    $ 4,922
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Gain on disposal of subsidiary.........................       --     (2,544)        --
     Depreciation and amortization..........................    2,745      2,846      2,729
     Loss on disposition of property and equipment..........        2          1          1
     Changes in operating assets and liabilities:
       Accounts receivable..................................    3,641       (184)       (85)
       Prepaid expenses.....................................      (65)        (7)       (73)
       Inventories..........................................       13        (37)        --
       Accounts payable.....................................     (224)      (318)       163
       Accrued expenses.....................................     (740)        (3)       133
       Other liability......................................      106        117        134
                                                              -------    -------    -------
  Net cash provided by operating activities.................    8,704      5,890      7,924
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in commercial paper............................       --         --     (1,000)
  Proceeds from (investment in) municipal bonds.............   (1,200)     1,200         --
  Purchases of property and equipment.......................     (848)    (1,330)      (227)
  Investment in cell development............................     (855)    (1,590)    (1,069)
  Investment in other assets................................     (353)      (393)      (448)
                                                              -------    -------    -------
  Net cash used in investing activities.....................   (3,256)    (2,113)    (2,744)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net payments on short-term borrowings.....................   (1,000)        --         --
  Proceeds from long-term debt..............................    1,000         --         --
  Principal payments on long-term debt......................   (3,142)    (1,989)    (2,870)
  Capital contributions.....................................      400         --         --
  Distributions paid to partners............................   (2,080)    (1,609)    (1,841)
                                                              -------    -------    -------
  Net cash used in financing activities.....................   (4,822)    (3,598)    (4,711)
                                                              -------    -------    -------
  Net increase in cash and cash equivalents.................      626        179        469
Cash and cash equivalents, beginning of period..............      774      1,400      1,579
                                                              -------    -------    -------
Cash and cash equivalents, end of period....................  $ 1,400    $ 1,579    $ 2,048
                                                              =======    =======    =======
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION AND
  NON-CASH TRANSACTIONS:
     Cash paid for interest.................................  $ 1,872    $ 1,657    $ 1,501
     Advance due to partner contributed to Columbia.........  $    75    $    --    $    --
     Marketable securities received for sale of
       subsidiary...........................................  $    --    $ 3,900    $    --

                            See accompanying notes.

                          COLUMBIA RESOURCE CO., L.P.
                     AND FINLEY-BUTTES LIMITED PARTNERSHIP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

 1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Columbia Resource Co., L.P. (Columbia) is a Washington limited partnership which was formed in December 1989. On January 1, 1992, Columbia began significant operations. Columbia has a long-term contract with a county in Washington (the County) to receive and dispose of all municipal waste generated within its geographical boundaries. Columbia's headquarters are located in Vancouver, Washington.

     Finley-Buttes Limited Partnership (Finley) is an Oregon limited partnership which was formed in December 1989. On November 1, 1990, Finley began significant operations. Finley has a long-term contract with a governmental subdivision of Oregon to operate a regional landfill for solid waste. A substantial portion of Finley's operations involves providing landfill services to Columbia.

     The general partner of both partnerships is Management Environmental National of Washington, Inc. (MENWI). The limited partner of both partnerships is RH Financial Corporation (RHFC). Both partners are Washington corporations and are owned by the same individual. MENWI and RHFC have no operations or activity other than those of Columbia and Finley, as reflected in the accompanying financial statements.

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of Columbia and Finley (the Partnerships) as a result of their common ownership and management. Significant intercompany balances and transactions have been eliminated in combination. For periods prior to the sale of Columbia's subsidiary on December 31, 1997, the combined financial statements also include the accounts of Wastech, Inc. (Note 10).

CASH AND CASH EQUIVALENTS

     The Partnerships consider all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK

     The Partnerships grant credit to customers with a large portion of revenue generated from business with large regional and national commercial waste hauling companies. The Partnership maintains allowances for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

     The Partnerships limit their credit exposure for cash and cash equivalents by investing in what they believe to be only high quality investments.

     The Partnerships maintain cash in bank deposit accounts which may exceed federally insured limits. The Partnerships have not experienced any losses in such accounts.

INVESTMENT IN COMMERCIAL PAPER

     Investments in commercial paper of $1,000 at December 31, 1998 maturing on February 17, 1999 are considered available for sale and are recorded at cost which approximates fair value.

                          COLUMBIA RESOURCE CO., L.P.
               AND FINLEY-BUTTES LIMITED PARTNERSHIP (CONTINUED)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

INVESTMENT IN EQUITY SECURITIES

     Equity securities (Note 10) are accounted for at fair value. Unrealized holding gains and losses on securities classified as available for sale are excluded from earnings and reported as a separate component of other comprehensive income until realized. Realized gains and losses are determined on the basis of historical cost.

     The fair value of such securities was $3,900 and $4,640 at December 31, 1997 and 1998, respectively. Unrealized holding gains, added to other comprehensive income during 1998 was $740. There have been no realized gains or losses on these securities.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation.

     Capitalized landfill costs include expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to these activities, including legal, engineering, construction of landfill improvements, cell development costs and direct costs of personnel dedicated for these purposes.

     Certain landfill costs related to the entire landfill are depreciated on the straight-line method over the estimated useful life of the landfill. Landfill preparation costs related specifically to cell development are depreciated as airspace of the related cell is consumed. Finley estimates the rate used to depreciate cell development costs by estimating costs in developing cells which have been designed and the additional airspace which will be gained upon completion of development. These estimates are updated on an annual basis.

     Depreciation of other property and equipment is provided on the straight-line method based upon the estimated useful lives of the assets. The estimated useful lives are as follows:

Land improvements...........................................  15 - 20 years
Landfill, excluding cell development costs..................       50 years
Buildings...................................................  20 - 31 years
Machinery and equipment.....................................   3 - 15 years
Furniture and fixtures......................................    3 - 7 years

DEFERRED COSTS

     The Partnerships use the straight-line method for amortization of deferred costs. Bid costs are amortized over 20 years, the life of the related contract. Loan fees are amortized over the lives of the related loans. Bond issuance costs are amortized over 15 years, the term of the related bond.

INCOME TAXES

     Columbia and Finley are not taxpaying entities for federal or state income tax purposes. Activity from the partnerships is taxable to each partner and is reportable in the partners' tax returns.

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Partnerships adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes new rules for the reporting

                          COLUMBIA RESOURCE CO., L.P.
               AND FINLEY-BUTTES LIMITED PARTNERSHIP (CONTINUED)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

and display of comprehensive income and its components; however, the adoption had no impact on the Partnership's net income or partners' capital. SFAS 130 requires unrealized gains or losses on the Partnership's available for sale securities, which prior to adoption would have been reported separately in partners' capital, to be included in other comprehensive income. There was no effect on prior year financial statements to conform to the requirements of SFAS 130.

     ENVIRONMENTAL RISKS -- The Partnerships are subject to liability for any environmental damage that the solid waste facilities they operate may cause to neighboring landowners, particularly as a result of the contamination of drinking water sources or soil. Any substantial liability for environmental damage incurred by the Partnerships could have a material adverse effect on the Partnership's financial condition, results of operations or cash flows.

     LEGAL PROCEEDINGS -- In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Partnerships may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines or to revoke or deny renewal of an operating permit held by the Partnerships. From time to time the Partnerships may also become parties to various claims or suits for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal course of operating a waste management business. However, as of December 31, 1998, there are no current proceedings or litigation involving the Partnerships that they believe will have a material adverse impact on the Partnerships' business, financial condition, results of operations or cash flows.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1997        1998
                                                                --------    --------
Land and land improvements..................................    $  6,137    $  6,137
Landfill, including cell development costs..................      15,330      16,399
Buildings...................................................       7,193       7,231
Machinery and equipment.....................................       6,622       6,793
Furniture and fixtures......................................         303         249
                                                                --------    --------
                                                                  35,585      36,809
Less accumulated depreciation...............................     (14,408)    (16,989)
                                                                --------    --------
                                                                $ 21,177    $ 19,820
                                                                ========    ========

                          COLUMBIA RESOURCE CO., L.P.
               AND FINLEY-BUTTES LIMITED PARTNERSHIP (CONTINUED)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

 3. OTHER ASSETS

     Other assets consist of the following:

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1997      1998
                                                                ------    ------
Pollution liability self-insurance fund (Note 9)............    $1,778    $2,226
Deferred bid costs, net of accumulated amortization of $234
  in 1997 and $273 in 1998..................................       546       507
Deferred bond issuance costs, net of accumulated
  amortization of $227 in 1997 and $265 in 1998.............       340       302
Other.......................................................        24        22
                                                                ------    ------
                                                                 2,688     3,057
Less current portion (Note 9)...............................        --      (668)
                                                                ------    ------
                                                                $2,688    $2,389
                                                                ======    ======

     The pollution liability self-insurance fund is invested primarily in short-term government bonds which are being held to maturity and recorded at amortized cost which approximates fair value.

 4. LINE OF CREDIT

     Columbia has available a revolving line of credit of $1,000 with U.S. Bank (the bank) which is subject to periodic review. Interest on the revolving line of credit is payable monthly at the bank's prime rate plus a margin based on the combined net worth of the Partnerships (7.75% at December 31, 1998). The outstanding principal balance of this note is required to be paid in full for 30 consecutive days each year. This credit agreement also provides for a term loan to Finley, which is supported by the same collateral base (Note 5).

     Amounts due the bank are collateralized by essentially all assets of the Partnerships. Also, the agreement contains provisions, among others, requiring the maintenance of certain levels of net worth and operating income and limits the amount of capital expenditures. As of December 31, 1998, the Partnerships were in compliance with the covenants.

     The note payable due to a related party totaling $5,575 at December 31, 1998 is subordinated to the bank to secure the Partnerships' obligations to the bank (Note 5).

                          COLUMBIA RESOURCE CO., L.P.
               AND FINLEY-BUTTES LIMITED PARTNERSHIP (CONTINUED)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

 5. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Industrial revenue bonds, collateralized by essentially all
  assets of the Partnerships and by an irrevocable letter of credit totaling $13,599 at December 31, 1998, interest at
  6% to 7.5% paid semi-annually, principal payments due
  periodically through 2006.................................  $10,450    $ 9,565
Note payable to a related party, collateralized by
  essentially all assets of the Partnerships, interest
  payable monthly at 6.18% through January 2003, monthly
  payments of $66 including interest from January 2003
  through May 2012 (Notes 4 and 12).........................    5,575      5,575
Note payable to bank, collateralized by essentially all
  assets of the Partnerships, payable in monthly
  installments of $70, plus interest at the prime rate plus
  a margin based on debt to worth ratio (7.75% at December
  31, 1998), through June 2002 (Notes 4 and 12).............    3,776      2,937
Other notes payable.........................................    1,146         --
                                                              -------    -------
                                                               20,947     18,077
Less current portion........................................   (2,039)    (1,779)
                                                              -------    -------
                                                              $18,908    $16,298
                                                              =======    =======

     At December 31, 1998, annual maturities of long-term debt are as follows:

                                                       INDUSTRIAL   NOTE PAYABLE
                                                        REVENUE     TO A RELATED   OTHER NOTES
                                                         BONDS         PARTY         PAYABLE      TOTAL
                                                       ----------   ------------   -----------   -------
Year ending December 31,
1999.................................................    $  940        $   --        $  839      $ 1,779
2000.................................................     1,000            --           839        1,839
2001.................................................     1,065            --           839        1,904
2002.................................................     1,135            --           420        1,555
2003.................................................     1,215           418            --        1,633
Thereafter...........................................     4,210         5,157            --        9,367
                                                         ------        ------        ------      -------
                                                         $9,565        $5,575        $2,937      $18,077
                                                         ======        ======        ======      =======

     The industrial revenue bond agreement requires Columbia to maintain a certain level of partnership capital and restricts distributions from Columbia.

     The note payable of $5,575 contains provisions, among others, requiring the maintenance of certain levels of net worth and operating income and limits the amount of capital expenditures.

     As of December 31, 1998 the Partnerships were in compliance with the covenants.

 6. RELATED PARTY TRANSACTIONS

     The following is a summary of significant related party transactions:

     - Disposal fees and freight charges paid to a related entity totaled $3,118 in 1996, $2,979 in 1997 and $3,234 in 1998.

                          COLUMBIA RESOURCE CO., L.P.
               AND FINLEY-BUTTES LIMITED PARTNERSHIP (CONTINUED)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

     - Interest paid to related parties totaled $366 in 1996, $349 in 1997 and $344 in 1998.

     - Revenues for landfill and disposal services provided to affiliated companies totaled $635 in 1996 and $12 in 1997.

     A substantial amount of the accounts payable due to related parties represents balances due for regular disposal fees and freight charges.

 7. MAJOR CUSTOMERS

     In 1996, one customer represented approximately 22% and two customers represented approximately 17% each of the revenue of the Partnerships.

     In 1997, two customers represented approximately 20% each and Waste Connections, Inc. (WCI) represented approximately 10% of the revenue of the Partnerships.

     In 1998, WCI represented approximately 29% and Waste Management, Inc. represented 19% of the revenues of the Partnerships.

 8. RETIREMENT PLAN

     The Partnerships sponsor a 401(k) retirement plan. Substantially all employees are covered under the plan. Contributions are made to the plan at the discretion of management and totaled approximately $62 in 1996, $66 in 1997 and $69 in 1998. Included in the contributions were approximately $4 in 1996 and $3 in 1997 for Wastech, Inc., a former subsidiary (Note 10).

 9. COMMITMENTS AND CONTINGENCIES

     A pollution liability self-insurance fund was created pursuant to the requirements of the contract with the County. Monthly deposits are made to the fund by Columbia based on tonnage of waste received under the contract. Amounts held in the fund are to be used for potential pollution claims made against Columbia in its performance of the terms of the contract.

     Columbia's contract with the County was amended effective January 1, 1999, resulting in changes in tipping fees, administrative fees and the pollution liability self-insurance fund. The liability representing the fund balance of future disbursements to the County (30% of the fund balance) at the effective date is to be distributed to that county and the obligation of Columbia to make monthly deposits to this fund has ceased.

     The remaining 70% of the fund balance is to be held for a period of ten years after the last date waste is received under the contract. Provided there are no claims against the fund, Columbia may take distributions from the fund.

     The balance in the fund as of December 31, 1997 and 1998 totaled $1,970 and $2,409, respectively. At December 31, 1997 and 1998, $192 and $183, respectively, is included in cash and cash equivalents because Columbia has received reimbursement of these amounts for income taxes paid as a result of taxability of the fund. The remaining balance is included in other assets. Columbia has expensed 30% of each monthly deposit (net of related income taxes to be paid) to the fund with a corresponding increase to other liability to reflect the portion of future disbursements from the fund due to the County. There have been no claims to date, and it is not possible to determine the amount of future liability, if any.

     Performance under the terms of the contract with the County is secured by a $2,000 letter of credit.

                          COLUMBIA RESOURCE CO., L.P.
               AND FINLEY-BUTTES LIMITED PARTNERSHIP (CONTINUED)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

     Finley has a royalty agreement with the previous owner of the property which requires payments of $200 per year through the life of the landfill. Payments are expensed and totaled $200, in each of 1996, 1997 and 1998.

     Performance under terms of a permit issued to Finley by the State of Oregon is secured by a $1,000 letter of credit.

     A contract with a governmental subdivision of Oregon requires Finley to pay an annual license fee based upon the total number of tons of solid waste generated from certain geographic boundaries. The minimum annual license fee is $50, as adjusted from time to time.

     Finley is responsible for all closure and post-closure costs relating to the disposal site owned and operated by Finley. Pursuant to a contract with a governmental subdivision of Oregon, Finley has established a fund to provide for closure and post-closure costs (the Closure Fund) and a fund to provide for the maintenance of roads giving access to the landfill (a Road Fund). The funds are held by the governmental subdivision in interest-bearing accounts. Finley deposits amounts into the funds monthly based upon tonnage of solid waste delivered to the landfill. Payments are expensed as they are paid. Finley's obligation to make deposits to the Closure Fund terminates at such time as the total amounts deposited, including interest, total $1,000. Amounts deposited to date in the Closure Fund, including interest, total approximately $362 at December 31, 1998.

10. SALE OF WASTECH, INC.

     On December 31, 1997, Columbia sold its wholly owned subsidiary, Wastech, Inc. (the Subsidiary) to Waste Management, Inc. (the Company) for 99,506 shares of stock of the Company (fair value of $3,900 at December 31, 1997). The stock is considered available for sale.

11. PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     As described in Note 1, the Partnerships are not subject to federal income taxes. In connection with the proposed stock purchase agreement with Waste Connections, Inc. (WCI) (Note 12), the Partnerships (as wholly-owned subsidiaries of WCI) will be subject to corporate income taxes. The Partnerships had combined income for income tax purposes of $2,706, $3,455 and $4,973 for 1996, 1997 and 1998, respectively. Had the Partnerships filed income tax returns as regular corporations for 1996, 1997 and 1998, income tax expense under the provisions of Financial Accounting Standards No. 109 would have been $1,255, $1,935 and $1,785, respectively.

                          COLUMBIA RESOURCE CO., L.P.
               AND FINLEY-BUTTES LIMITED PARTNERSHIP (CONTINUED)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

     The following unaudited pro forma information reflects income tax expense (benefit) for the Partnerships as if the Partnerships had been subject to income taxes:

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                       ------------------------
                                                        1996     1997     1998
                                                       ------   ------   ------
Current:
  Federal............................................  $  920   $1,175   $1,691
  State..............................................     126      158      198
                                                       ------   ------   ------
                                                        1,046    1,333    1,889
Deferred.............................................     209      602     (104)
                                                       ------   ------   ------
Pro forma income taxes...............................  $1,255   $1,935   $1,785
                                                       ======   ======   ======

     The pro forma provisions for income taxes for the years ended December 31, 1996, 1997 and 1998 differ from the amounts computed by applying the applicable statutory federal income tax rate of (34%) to income before income taxes due to certain non-deductible expenses, state income taxes and differences in the book and tax gains on the sale of Wastech, Inc. in 1997.

     The Partnership's pro forma deferred income tax asset of approximately $193 and $265 as of December 31, 1997 and 1998, respectively, relates principally to differences in the recognition of vacation accruals, liability reserves and certain other temporary differences. The Partnerships also had pro forma deferred tax liabilities as of December 31, 1997 and 1998 of approximately $1,168 and $1,131 which relate to differences between tax and financial methods of depreciation, the unrealized gain on the investment in marketable securities, and differences between the book and tax basis of accounts receivable and accrued liabilities.

12. SUBSEQUENT EVENTS

     On January 15, 1999, Finley distributed $365 to Partners for income tax payments.

     On February 12, 1999, MENWI, RHFC, the sole stockholder of MENWI and RHFC, and Waste Connections, Inc. (WCI) announced they had signed a definitive agreement under which all of the outstanding shares of MENWI and RHFC would be sold to WCI for cash. The transaction closed on March 31, 1999. Prior to closing, Columbia distributed to the partners the marketable securities discussed in Note 10. At the time the transaction closed, the notes payable of $5,575 and $2,937 (Note 5) became due and payable.

13. YEAR 2000 ISSUE (UNAUDITED)

     Like other companies, the Partnerships could be adversely affected if the computer systems we, our suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc. At this time, because of the complexities involved in the issue, management cannot provide assurances that the Year 2000 issue will not have an impact on the Partnerships' operations, however, management does not expect operations to be significantly affected by Year 2000 issues.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Waste Connections, Inc.

     We have audited the supplemental consolidated balance sheets of Waste Connections, Inc., and Predecessors (resulting from the consolidation of Waste Connections, Inc. and Murrey's Disposal Company, Inc., American Disposal Company, Inc., D.M. Disposal Co., Inc. and Tacoma Recycling Company, Inc., collectively the "Murrey Companies") as of December 31, 1997 and 1998 and the related supplemental consolidated statements of operations, redeemable stock and stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998 which appear on pages F-65 through F-71 herein as listed in the accompanying Index to Financial Statements. The supplemental consolidated financial statements give retroactive effect to the mergers of Waste Connections, Inc. and the Murrey Companies on January 19, 1999, which have been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Waste Connections, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Waste Connections, Inc. and Predecessors at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the mergers of Waste Connections, Inc. and the Murrey Companies, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Sacramento, California
February 17, 1999,
except for the third and
fourth paragraphs of Note 15,
as to which the dates are
March 31, 1999

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                              WASTE CONNECTIONS, INC.
                                                                   SUPPLEMENTAL
                                                                   CONSOLIDATED
                                                                   DECEMBER 31,
                                                                1997          1998
                                                              ---------    ----------
Current assets:
  Cash and equivalents......................................   $   946      $  2,848
  Accounts receivable, less allowance for doubtful accounts
     $93 and $511 at December 31, 1997 and 1998,
     respectively...........................................     6,719        13,776
  Prepaid expenses and other current assets.................       437         2,273
                                                               -------      --------
          Total current assets..............................     8,102        18,897
Property and equipment, net.................................    19,004        46,986
Intangible assets, net......................................    11,412       100,586
Other assets................................................        58         1,978
                                                               -------      --------
                                                               $38,576      $168,447
                                                               =======      ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................   $ 1,628      $  1,500
  Accounts payable..........................................     4,226         8,107
  Advances from a related party.............................       543           543
  Deferred revenue..........................................     1,516         3,147
  Accrued liabilities.......................................     1,885         5,484
  Current portion of long-term debt.........................       873        10,247
  Other current liabilities.................................       251         2,193
                                                               -------      --------
          Total current liabilities.........................    10,922        31,221
Long-term debt..............................................    11,669        63,985
Deferred income taxes.......................................       820         2,268
Other long term liabilities.................................       702         2,444
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock: $.01 par value;
  2,500,000 shares authorized at December 31, 1997;
  2,499,998 shares issued and outstanding at December 31,
  1997 (none authorized at December 31, 1998)...............     7,523            --
Stockholders' equity:
  Preferred stock: $.01 par value; 7,500,000 and 10,000,000
     shares authorized at December 31, 1997 and December 31,
     1998, respectively; none issued and outstanding........        --            --
  Common stock: $.01 par value; 50,000,000 shares
     authorized; 5,188,880, and 12,324,113 shares issued and
     outstanding at December 31, 1997 and 1998,
     respectively...........................................        52           123
Additional paid-in capital..................................     5,576        66,634
Stockholder notes receivable................................       (82)           --
Deferred stock compensation.................................        --          (428)
Retained earnings...........................................     1,394         2,200
                                                               -------      --------
          Total stockholders' equity........................     6,940        68,529
                                                               -------      --------
                                                               $38,576      $168,447
                                                               =======      ========

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEAR ENDED DECEMBER 31, 1997 AND 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                      PREDECESSORS
                                                      COMBINED NINE     WASTE CONNECTIONS, INC.
                                                      MONTHS ENDED     SUPPLEMENTAL CONSOLIDATED
                                                      SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
                                                      1997 (NOTE 1)       1997          1998
                                                      -------------    ----------    -----------
Revenues............................................     $18,114       $   35,111    $    86,570
Operating expenses:
  Cost of operations................................      14,753           27,836         62,964
  Selling, general and administrative...............       3,009            2,942          8,108
  Depreciation and amortization.....................       1,083            1,725          6,306
  Start-up and integration..........................          --              493             --
  Stock compensation................................          --            4,395            632
                                                         -------       ----------    -----------
Income (loss) from operations.......................        (731)          (2,280)         8,560
Interest expense....................................        (456)          (1,415)        (2,792)
Other income (expense), net.........................          14              247             79
                                                         -------       ----------    -----------
Income (loss) before income taxes...................      (1,173)          (3,448)         5,847
Income tax provision................................          --             (302)        (2,930)
                                                         -------       ----------    -----------
Income (loss) before extraordinary item.............      (1,173)          (3,750)         2,917
Extraordinary item -- early extinguishment of debt,
  net of tax benefit of $264........................          --               --         (1,027)
                                                         -------       ----------    -----------
Net income (loss)...................................     $(1,173)      $   (3,750)   $     1,890
                                                         =======       ==========    ===========
Redeemable convertible preferred stock accretion....                         (531)          (917)
                                                                       ----------    -----------
Net income (loss) applicable to common
  stockholders......................................                   $   (4,281)   $       973
                                                                       ==========    ===========
Basic income (loss) per common share:
  Income (loss) before extraordinary item...........                   $    (0.90)   $      0.21
  Extraordinary item................................                           --          (0.11)
                                                                       ----------    -----------
  Net income (loss) per share.......................                   $    (0.90)   $      0.10
                                                                       ==========    ===========
Diluted income (loss) per share:
  Income (loss) before extraordinary item...........                   $    (0.90)   $      0.18
  Extraordinary item................................                           --          (0.09)
                                                                       ----------    -----------
  Net income (loss) per common share................                   $    (0.90)   $      0.09
                                                                       ==========    ===========
Shares used in calculating basic net income (loss)
  per share.........................................                    4,761,447      9,349,173
                                                                       ==========    ===========
Shares used in calculating diluted net income (loss)
  per share.........................................                    4,761,447     11,260,295
                                                                       ==========    ===========

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                          YEAR ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                           PREDECESSORS
                                                -----------------------------------
                                                 THE DISPOSAL
                                                     GROUP
                                                   COMBINED         PREDECESSORS      WASTE CONNECTIONS, INC.
                                                  PERIOD FROM      COMBINED PERIOD         SUPPLEMENTAL
                                                JANUARY 1, 1996         ENDED              CONSOLIDATED
                                                    THROUGH       DECEMBER 31, 1996         YEAR ENDED
                                                 JULY 31, 1996        (NOTE 1)           DECEMBER 31, 1996
                                                ---------------   -----------------   -----------------------
Revenues......................................      $8,738             $13,422              $   25,024
Operating expenses:
  Cost of operations..........................       6,174              11,420                  20,465
  Selling, general and administrative.........       2,126               1,649                   2,142
  Depreciation and amortization...............         324                 962                   1,236
                                                    ------             -------              ----------
Income (loss) from operations.................         114                (609)                  1,181
Interest expense..............................         (12)               (225)                   (284)
Other income (expense), net...................       2,661                (147)                    309
                                                    ------             -------              ----------
Income (loss) before income taxes.............       2,763                (981)                  1,206
Income tax (provision) benefit................        (505)                 --                    (543)
                                                    ------             -------              ----------
Net income (loss).............................      $2,258             $  (981)             $      663
                                                    ======             =======              ==========
Basic and diluted net income per share........                                              $     0.23
                                                                                            ==========
Shares used in per share calculation..........                                               2,888,880
                                                                                            ==========

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS
SUPPLEMENTAL CONSOLIDATED STATEMENT OF REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                WASTE CONNECTIONS, INC. SUPPLEMENTAL CONSOLIDATED
                                        -----------------------------------------------------------------
                                             REDEEMABLE                               STOCKHOLDERS' EQUITY
                                            CONVERTIBLE             REDEEMABLE        -------------------
                                          PREFERRED STOCK          COMMON STOCK          COMMON STOCK
                                        --------------------   --------------------   -------------------
                                          SHARES     AMOUNT      SHARES     AMOUNT      SHARES     AMOUNT
                                        ----------   -------   ----------   -------   ----------   ------
Balances at December 31, 1995.........          --   $    --           --   $    --    2,888,880    $ 29
Net income............................          --        --           --        --           --      --
                                        ----------   -------   ----------   -------   ----------    ----
Balances at December 31, 1996.........          --        --           --        --    2,888,880      29
Sale of redeemable convertible
  preferred stock.....................   2,499,998     6,992           --        --           --      --
Sale of common stock..................          --        --           --        --    2,300,000      23
Issuance of common stock warrants.....          --        --           --        --           --      --
Issuance of stockholder notes
  receivable..........................          --        --           --        --           --      --
Accretion of redeemable convertible
  preferred stock.....................          --       531           --        --           --      --
Dividends paid........................          --        --           --        --           --      --
Net loss..............................          --        --           --        --           --      --
                                        ----------   -------   ----------   -------   ----------    ----
Balances at December 31, 1997.........   2,499,998     7,523           --        --    5,188,880      52
Issuance of redeemable common stock...          --        --    1,000,000     7,500           --      --
Issuance of common stock warrants.....          --        --           --        --           --      --
Common stock sold in connection with
  initial public offering.............          --        --           --        --    2,300,000      23
Issuance of common stock..............          --        --           --        --    1,054,634      10
Accretion of redeemable convertible
  preferred stock.....................          --       917           --        --           --      --
Preferred stock dividend..............          --      (161)          --        --           --      --
Conversion of redeemable preferred
  stock...............................  (2,499,998)   (8,279)          --        --    2,499,998      25
Conversion of redeemable common
  stock...............................          --        --   (1,000,000)   (7,500)   1,000,000      10
Deferred stock compensation associated
  with stock options..................          --        --           --        --           --      --
Amortization of deferred stock
  compensation........................          --        --           --        --           --      --
Exercise of stock options.............          --        --           --        --       57,912       1
Exercise of warrants..................          --        --           --        --      222,689       2
Payment of stockholder notes
  receivable..........................          --        --           --        --           --      --
Dividends paid........................          --        --           --        --           --      --
Net income............................          --        --           --        --           --      --
                                        ----------   -------   ----------   -------   ----------    ----
Balances at December 31, 1998.........          --   $    --           --   $    --   12,324,113    $123
                                        ==========   =======   ==========   =======   ==========    ====

                                             WASTE CONNECTIONS, INC. SUPPLEMENTAL CONSOLIDATED
                                        ------------------------------------------------------------
                                                          STOCKHOLDERS' EQUITY
                                        ------------------------------------------------------------
                                        ADDITIONAL   STOCKHOLDER     DEFERRED
                                         PAID-IN        NOTES         STOCK       RETAINED
                                         CAPITAL     RECEIVABLE    COMPENSATION   EARNINGS    TOTAL
                                        ----------   -----------   ------------   --------   -------
Balances at December 31, 1995.........   $   471        $ --          $  --        $5,095    $ 5,595
Net income............................        --          --             --           663        663
                                         -------        ----          -----        ------    -------
Balances at December 31, 1996.........       471          --             --         5,758      6,258
Sale of redeemable convertible
  preferred stock.....................        --          --             --            --         --
Sale of common stock..................     4,395          --             --            --      4,418
Issuance of common stock warrants.....       710          --             --            --        710
Issuance of stockholder notes
  receivable..........................        --         (82)            --            --        (82)
Accretion of redeemable convertible
  preferred stock.....................        --          --             --          (531)      (531)
Dividends paid........................        --          --             --           (83)       (83)
Net loss..............................        --          --             --        (3,750)    (3,750)
                                         -------        ----          -----        ------    -------
Balances at December 31, 1997.........     5,576         (82)            --         1,394      6,940
Issuance of redeemable common stock...        --          --             --            --         --
Issuance of common stock warrants.....     2,388          --             --            --      2,388
Common stock sold in connection with
  initial public offering.............    23,963          --             --            --     23,986
Issuance of common stock..............    17,783          --             --            --     17,793
Accretion of redeemable convertible
  preferred stock.....................        --          --             --          (917)      (917)
Preferred stock dividend..............        --          --             --            --         --
Conversion of redeemable preferred
  stock...............................     8,254          --             --            --      8,279
Conversion of redeemable common
  stock...............................     7,490          --             --            --      7,500
Deferred stock compensation associated
  with stock options..................       821          --           (821)           --         --
Amortization of deferred stock
  compensation........................        --          --            393            --        393
Exercise of stock options.............       223          --             --            --        224
Exercise of warrants..................       136          --             --            --        138
Payment of stockholder notes
  receivable..........................        --          82             --            --         82
Dividends paid........................        --          --             --          (167)      (167)
Net income............................        --          --             --         1,890      1,890
                                         -------        ----          -----        ------    -------
Balances at December 31, 1998.........   $66,634        $ --          $(428)       $2,200    $68,529
                                         =======        ====          =====        ======    =======

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEAR ENDED DECEMBER 31, 1997 AND 1998
                                 (IN THOUSANDS)

                                                            PREDECESSORS
                                                            COMBINED NINE
                                                            MONTHS ENDED     WASTE CONNECTIONS, INC.
                                                            SEPTEMBER 30,   SUPPLEMENTAL CONSOLIDATED
                                                                1997         YEAR ENDED DECEMBER 31,
                                                              (NOTE 1)         1997           1998
                                                            -------------   -----------    -----------
Cash Flows From Operating Activities:
  Net income (loss).......................................     $(1,173)      $ (3,750)      $  1,890
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Gain on sale of assets...............................          (4)            --             --
     Depreciation and amortization........................       1,083          1,725          6,306
     Deferred income taxes................................          --           (413)         1,356
     Amortization of debt issuance costs, debt guarantee
       fees and accretion of discount on long-term debt...          --            860            192
     Stock compensation...................................          --          4,395            632
     Gain on sale of land.................................          --             --             (8)
     Extraordinary item -- extinguishment of debt.........          --             --          1,291
     Changes in operating assets and liabilities, net of
       effects from acquisitions:
       Accounts receivable, net...........................        (604)        (1,467)        (2,387)
       Prepaid expenses and other current assets..........         (74)           (11)        (1,535)
       Accounts payable...................................        (221)         3,116           (674)
       Deferred revenue...................................        (137)           323          1,054
       Accrued liabilities................................        (450)           835            319
       Other liabilities..................................          --            (65)           544
                                                               -------       --------       --------
  Net cash provided by (used in) operating activities.....      (1,580)         5,548          8,980

Cash Flows From Investing Activities:
  Proceeds from sale of property and equipment............         188             --            132
  Payments for acquisitions, net of cash acquired.........          --        (14,393)       (56,341)
  Prepaid acquisition costs...............................          --            (20)            --
  Capital expenditures for property and equipment.........        (735)        (2,372)        (8,122)
  Proceeds from sale of land..............................          --             --            625
  Net change in other assets..............................          22            (47)          (247)
  Proceeds from stockholder notes receivable..............          --             --             82
  Issuance of stockholder notes receivable................          --            (82)            --
                                                               -------       --------       --------
  Net cash used in investing activities...................        (525)       (16,914)       (63,871)

                                                            PREDECESSORS
                                                            COMBINED NINE
                                                            MONTHS ENDED     WASTE CONNECTIONS, INC.
                                                            SEPTEMBER 30,   SUPPLEMENTAL CONSOLIDATED
                                                                1997         YEAR ENDED DECEMBER 31,
                                                              (NOTE 1)         1997           1998
                                                            -------------   -----------    -----------
Cash Flows From Financing Activities:
  Net intercompany balance................................     $ 2,142       $     --       $     --
  Proceeds from short-term borrowings.....................          --            600             --
  Proceeds from long-term debt............................          --          8,914         77,402
  Principal payments on notes payable.....................         (38)        (2,724)        (3,374)
  Principal payments on long-term debt....................          --         (1,085)       (40,273)
  Proceeds from sale of redeemable convertible preferred
     stock................................................          --          6,992             --
  Proceeds from sale of common stock......................          --             23         23,986
  Proceeds from option and warrant exercises..............          --             --            362
  Net change in short term borrowings.....................          --             19           (128)
  Net change in advances from a related party.............          --           (275)            --
  Payment of dividends....................................          --            (83)          (328)
  Debt issuance costs.....................................          --           (150)          (854)
                                                               -------       --------       --------
Net cash provided by financing activities.................       2,104         12,231         56,793
                                                               -------       --------       --------
Net increase (decrease) in cash and equivalents...........          (1)           865          1,902
Cash and equivalents at beginning of period...............         102             81            946
                                                               -------       --------       --------
Cash and equivalents at end of period.....................     $   101       $    946       $  2,848
                                                               =======       ========       ========

Supplementary Disclosures of Cash Flow Information and
  Non-Cash Transactions:
  Cash paid for interest..................................     $    --       $    541       $  2,130
                                                               =======       ========       ========
  Cash paid for income taxes..............................     $    --       $    744       $    970
                                                               =======       ========       ========
  Redeemable convertible preferred stock accretion........                   $    531       $    917
                                                                             ========       ========
  Issuance of notes payable for land and buildings........                   $    315       $     --
                                                                             ========       ========
  In connection with acquisitions, the Company assumed
     liabilities as follows:
  Fair value of assets acquired...........................                   $ 20,140       $120,507
  Cash paid for acquisitions (including acquisition
     costs)...............................................                    (11,693)       (56,341)
                                                                             --------       --------
  Liabilities assumed, stock and notes payable issued to
     sellers..............................................                   $  8,447       $ 64,166
                                                                             ========       ========

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                           PREDECESSORS
                                                  -------------------------------          WASTE
                                                   THE DISPOSAL                      CONNECTIONS, INC.
                                                  GROUP COMBINED    PREDECESSORS       SUPPLEMENTAL
                                                   PERIOD FROM        COMBINED         CONSOLIDATED
                                                    JANUARY 1,      PERIOD ENDED        YEAR ENDED
                                                   1996 THROUGH     DECEMBER 31,       DECEMBER 31,
                                                  JULY 31, 1996     1996 (NOTE 1)          1996
                                                  --------------    -------------    -----------------
Cash Flows From Operating Activities:
  Net income (loss).............................      $2,258           $  (981)           $   663
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
     Depreciation and amortization..............         324               962              1,236
     Deferred income taxes......................         298                --                (19)
     Changes in operating assets and
       liabilities, net of effects from
       acquisitions:
       Accounts receivable, net.................       1,201            (1,992)                63
       Prepaid expenses and other current
          assets................................          (2)             (104)               (36)
       Accounts payable.........................         (45)              713                932
       Deferred revenue.........................        (522)              421                 42
       Accrued liabilities......................        (987)              428                129
       Income taxes payable.....................          --                --               (232)
                                                      ------           -------            -------
  Net cash provided by (used in) operating
     activities.................................       2,525              (553)             2,778

Cash Flows From Investing Activities:
  Proceeds from sale of property and
     equipment..................................          --               117                 --
  Capital expenditures for property and
     equipment..................................          (7)             (282)            (4,790)
  Net change in other assets....................          --                33                 31
                                                      ------           -------            -------
  Net cash used in investing activities.........          (7)             (132)            (4,759)
Cash Flows From Financing Activities:
  Net intercompany balance......................          --               642                 --
  Proceeds from long-term debt..................         142                --              1,418
  Principal payments on long-term debt..........        (427)               --               (615)
  Principal payments on notes payable...........          --               (39)                --
  Net change in short-term borrowings...........          --                --                659
  Net change in advances to related party.......          --                --               (259)
                                                      ------           -------            -------
Net cash provided by (used in) financing
  activities....................................        (285)              603              1,203
                                                      ------           -------            -------
Net increase (decrease) in cash.................       2,233               (82)              (778)
Cash and equivalents beginning of period........         961               184                859
                                                      ------           -------            -------
Cash and equivalents at end of period...........      $3,194           $   102            $    81
                                                      ======           =======            =======

Supplementary Disclosures of Cash Flow
  Information and Non-Cash Transactions:
  Cash paid for interest........................      $   --           $    --            $   284
                                                      ======           =======            =======
  Cash paid for income taxes....................      $   --           $    --            $   792
                                                      ======           =======            =======
  Issuance of notes payable for land and
     buildings..................................      $   --           $    --            $   260
                                                      ======           =======            =======

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 1. ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Waste Connections, Inc. ("WCI" or "the Company") was incorporated in Delaware on September 9, 1997 and commenced its operations on October 1, 1997 through the purchase of certain solid waste operations in Washington, as more fully described below and in Note 2. The Company is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customers in California, Idaho, Kansas, Nebraska, Oklahoma, Oregon, South Dakota, Utah, Washington and Wyoming.

BASIS OF PRESENTATION

     These supplemental consolidated financial statements include the accounts of WCI and its wholly-owned subsidiaries. The consolidated entity is referred to herein as the Company. All intercompany accounts and transactions have been eliminated in consolidation.

     As more fully described in Note 2, on January 19, 1999, the Company entered into a business combination with the Murrey Companies. The business combination has been accounted for as pooling-of-interests and the historical consolidated financial statements of the Company and its predecessors for all years prior to the business combination have been restated in the accompanying supplemental consolidated financial statements to include the financial positions, results of operations and cash flows of the Murrey Companies. The supplemental financial statements will become the historical financial statements of the Company upon issuance of financial statements for a subsequent period that includes the date of the merger.

     The supplemental consolidated financial statements of the Company include reclassifications made to conform financial statement presentation of the Murrey Companies to that of Waste Connections, Inc.

     The entities the Company acquired in September 1997 from Browning-Ferris Industries, Inc. ("BFI") are collectively referred to herein as the Company's predecessors. BFI acquired the predecessor operations at various times during 1995 and 1996, and prior to being acquired by BFI, the predecessors operated as separate stand-alone businesses.

     During the periods in which the Company's predecessors operated as wholly owned subsidiaries of BFI, they maintained intercompany accounts with BFI for recording intercompany charges for costs and expenses, intercompany purchases of equipment and additions under capital leases and intercompany transfers of cash, among other transactions. It is not feasible to ascertain the amount of related interest expense that would have been recorded in the historical financial statements had the predecessors been operated as stand-alone entities. Charges for interest expense were allocated to the Company's predecessors by BFI as disclosed in the accompanying Statement of Operations. The interest expense allocations from BFI are based on formulas that do not necessarily correspond with the balances in the related intercompany accounts. Moreover, the financial position and results of operations of the predecessors during this period may not necessarily be indicative of the financial position or results of operations that would have been realized had the predecessors been operated as stand-alone entities. For the periods in which the predecessors operated as wholly owned subsidiaries of BFI, the statements of operations include amounts allocated by BFI to the predecessors for selling, general and administrative expenses based on certain allocation methodologies which management of the Company believes are reasonable.

     During the periods prior to their acquisition by BFI, the Company's predecessors operated as separate stand-alone businesses. The acquisitions of the predecessors by BFI were accounted for using the purchase

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

method of accounting, and the respective purchase prices were allocated to the fair values of the assets acquired and liabilities assumed. Similarly, the Company's acquisitions of the predecessors from BFI in September 1997 were accounted for using the purchase method of accounting, and the purchase price was allocated to the fair value of the assets acquired and liabilities assumed. Consequently, the amounts of depreciation and amortization included in the statements of operations for the periods presented reflect the changes in basis of the underlying assets that were made as a result of the changes in ownership that occurred during the periods presented. In addition, because the predecessor companies operated independently and were not under common control or management during these periods, and because different tax strategies may have influenced their results of operations, the data may not be comparable to or indicative of their operating results after their acquisition by BFI.

     Due to the manner in which BFI intercompany transactions were recorded as described above, it is not feasible to present a detailed analysis of transactions reflected in the net intercompany balance with BFI. The change in the predecessors' combined intercompany balance with BFI (net of income (loss) and initial investment in the acquired companies) was $642 and $2,142 during the period ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

     The accompanying statements of operations and cash flows for the Company's predecessors for the years ended December 31, 1996 and 1997 are comprised of the following entities for the periods indicated:

YEAR ENDED DECEMBER 31, 1996:

The Disposal Group Combined...   January 1, 1996 through July 31, 1996 (BFI
                                 acquisition date)

Predecessors Combined.........   Period ended December 31, 1996 (represents the
                                 combined results of operations of The Disposal
                                 Group subsequent to the BFI acquisition date and the operations for the year ended December
                                 31, 1996 of Fibres International, Inc. which was acquired by BFI in 1995)

YEAR ENDED DECEMBER 31, 1997:

Predecessors Combined.........   Nine months ended September 30, 1997
                                 (represents the combined results of operations for the twelve month period of the entities acquired by BFI in 1995 and 1996 described above)

     The Disposal Group Combined consists of three entities that were under common control prior to their acquisition by BFI: Diamond Fab and Welding Service, Inc., Buchmann Sanitary Service, Inc., and The Disposal Group.

     For periods prior to WCI's incorporation on September 9, 1997, the supplemental consolidated financial statements of the Company consist solely of the Murrey Companies. The financial statements of the Murrey Companies include the combined accounts of Murrey's Disposal Company, Inc. ("Murrey's"), American Disposal Company, Inc. ("American"), D.M. Disposal Co., Inc. ("DM"), and Tacoma Recycling Company, Inc. ("Tacoma") as a result of their common management which exercises significant influence over their operations. Significant intercompany balances and transactions between the Murrey Companies have been eliminated in combination.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

COMMON STOCK VALUATION

     In connection with the Company's organization and initial capitalization in September 1997, the Company sold 2.3 million shares of common stock for $.01 per share to certain directors, consultants, and management. As a result, the Company recorded a non-recurring, non-cash stock compensation charge of $4,395 in the accompanying statement of operations, representing the difference between the amount paid for the shares and the estimated fair value of the shares of $1.92 per share on the date of sale. The estimated fair value of the common shares was determined by the Company based on an independent valuation of the common stock.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at purchase to be cash equivalents. As of December 31, 1998, cash equivalents consist of demand money market accounts.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base. The Company maintains allowances for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income (expense). Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     The estimated useful lives are as follows:

Buildings...................................................      20 years
Machinery and equipment.....................................  3 - 15 years
Rolling stock...............................................      10 years
Containers..................................................  5 - 15 years
Furniture and fixtures......................................   3 - 6 years

     In connection with acquisitions (Note 2), the Company acquired certain used property and equipment. This used property and equipment is being depreciated using the straight-line method over its estimated remaining useful lives, which range from one to fifteen years.

     Capitalized landfill costs include expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to those

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

activities, including legal, engineering and construction. Interest is capitalized on landfill permitting and construction projects and other projects under development while the assets are undergoing activities to ready them for their intended use. The interest capitalization rate is based on the Company's weighted average cost of indebtedness. No interest was capitalized in 1998. Landfill permitting, acquisition and preparation costs are amortized as permitted airspace of the landfill is consumed. Landfill preparation costs include the costs of construction associated with excavation, liners, site berms and the installation of leak detection and leachate collection systems. In determining the amortization rate for a landfill, preparation costs include the total estimated costs to complete construction of the landfills' permitted capacity. Units-of-production amortization rates are determined annually for the Company's operating landfill. The rates are based on estimates provided by the Company's outside engineers and consider the information provided by surveys which are performed at least annually.

GOODWILL

     Goodwill represents the excess of the purchase price over the fair value of the net assets of the acquired entities, and is amortized on a straight-line basis over the period of expected benefit of 40 years. Accumulated amortization amounted to $81 and $1,687 as of December 31, 1997 and 1998, respectively.

     The Company continually evaluates the value and future benefits of its intangible assets, including goodwill. The Company assesses recoverability from future operations using cash flows and income from operations of the related acquired business as measures. Under this approach, the carrying value would be reduced if it becomes probable that the Company's best estimate for expected future cash flows of the related business would be less than the carrying amount of the related intangible assets. There have been no adjustments to the carrying amount of intangible assets resulting from these evaluations as of December 31, 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash, trade receivables, restricted funds held in trust, trade payables and debt instruments. The carrying values of cash, trade receivables, restricted funds held in trust, and trade payables are considered to be representative of their respective fair values. The carrying values of the Company's debt instruments approximate their fair values as of December 31, 1997 and 1998, based on current incremental borrowing rates for similar types of borrowing arrangements.

INTEREST RATE PROTECTION AGREEMENTS

     Interest rate protection agreements are used to reduce interest rate risks and interest costs of the Company's debt portfolio. The Company enters into these agreements to change the fixed/variable interest rate mix of the portfolio to reduce the Company's aggregate exposure to increases in interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. Hedge accounting treatment is applied to interest rate derivative contracts that are designated as hedges of specified debt positions. Amounts payable or receivable under interest rate swap agreements are recognized as adjustments to interest expense in the periods in which they accrue. Net premiums paid for derivative financial instruments are deferred and recognized ratably over the life of the instruments. Under hedge accounting treatment, current period income is not affected by the increase or decrease in the fair market value of derivative instruments as interest rates change and these instruments are not reflected in the financial statements at fair market value. Early termination of a hedging instrument does not result in recognition of immediate gain or loss except in those cases when the debt instruments to which a contract is specifically linked is terminated.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

INCOME TAXES

     The Company, The Disposal Group, and DM use the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     During the periods in which the predecessors were owned by BFI, their operations were included in the consolidated income tax returns of BFI, and no allocations of income taxes were reflected in the historical statements of operations. For purposes of the combined predecessor financial statements, current and deferred income taxes have been provided on a separate income tax return basis.

     Murrey's, American and Tacoma operate under Subchapter S of the Internal Revenue Code for federal and state income tax reporting purposes. Consequently all of the income tax attributes and liabilities of these companies' operations flow through to the individual shareholders.

REVENUE RECOGNITION

     Revenues are recognized as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

START-UP AND INTEGRATION EXPENSES

     During the period from inception (September 9, 1997) through December 31, 1997, the Company incurred certain start-up expenses relating to the formation of the Company, primarily for legal and other professional services, and the costs associated with recruiting the Company's initial management team. In addition, the Company incurred certain integration expenses relating to its initial acquisitions. These start-up and integration expenses have been charged to operations as incurred.

STOCK-BASED COMPENSATION

     As permitted under the provisions of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS 123"), the Company has elected to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board's Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price or fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. None of the predecessor entities awarded stock-based compensation to employees. Consequently, the related disclosures in the accompanying financial statements and notes relate solely to the Company.

PER SHARE INFORMATION

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been presented on the basis set forth in Statement 128 (Note 12). Earnings per share data have not been presented for the predecessor operations because such data is not meaningful.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

CLOSURE AND POST-CLOSURE COSTS

     The Company does not accrue for closure and post-closure costs related to the Fairmead Landfill it operates in Madera County, California. Madera County as required by state law, has established a special fund to pay such liabilities. In 1998, the Company acquired the stock of Red Carpet Landfill ("Red Carpet") in Oklahoma and Butler County Landfill ("Butler") in Nebraska. Both Red Carpet and Butler are engaged in landfilling of municipal solid waste and other acceptable waste streams. Accrued closure and post-closure costs include the current and non-current portion of accruals associated with obligations for closure and post-closure of the landfill. The Company, based as input from its outside engineers, estimates its future closure and post-closure monitoring and maintenance costs for solid waste landfills based on its interpretation of the technical standards of the U.S. Environmental Protection Agency's Subtitle D regulations and the air emissions standards under the Clean Air Act as they are being applied on a state-by-state basis. Closure and post-closure monitoring and maintenance costs represent the costs related to cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes. Accruals for closure and post-closure monitoring and maintenance requirements in the U.S. consider final capping of the site, site inspection, groundwater monitoring, leachate management, methane gas control and recovery, and operating and maintenance costs to be incurred during the period after the facility closes. Certain of these environmental costs, principally capping and methane gas control costs, are also incurred during the operating life of the site in accordance with the landfill operation requirements of Subtitle D and the air emissions standards. Reviews of the future requirements for closure and post-closure monitoring and maintenance costs for the Company's operating landfills are performed by the Company's consulting engineers at least annually and are the basis upon which the Company's estimates of these future costs and the related accrual rates are revised. The Company provides accruals for these estimated costs as the remaining permitted airspace of such facilities is consumed. The states in which the Company operates its landfills require a specified portion of these accrued closure and post-closure obligations to be funded at any point in time. As of December 31, 1998, the Company estimates that total closure and post-closure costs relating to its landfills will be approximately $5,474, of which approximately $1,233 has been accrued as of December 31, 1998 and included in other long-term liabilities in the accompanying balance sheet.

SEGMENT INFORMATION

     The Company adopted FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information in 1998. Statement 131 established standards for the way that public business enterprises report information about operating segments. It also established standards for related disclosures about products and services, geographic areas and major customers. Implementation of the provisions of Statement 131 did not have a significant impact on the Company's disclosures.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. The statement, which is to be applied prospectively, is effective for the Company's year ended December 31, 2000. The Company is currently evaluating the impact of SFAS No. 133 on its future results of operations and financial position.

     In April 1998, Statement of Position ("SOP") No. 98-5 -- "Reporting on the Costs of Start-Up Activities" was issued by the American Institute of Certified Public Accountants. The statement requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of the

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

statement, which is effective for the Company's year ended December 31, 1999, is to be reported as a cumulative effect of a change in accounting principle. The Company believes that the future adoption of SOP No. 98-5 will not have a material effect on its results of operations or financial position.

RECLASSIFICATIONS

     Certain amounts reported in the Company's prior year's financial statements have been reclassified to conform with the 1998 presentation.

 2. ACQUISITIONS

THE MURREY COMPANIES

     On January 19, 1999, Waste Connections, Inc. consummated a business combination with the Murrey Companies which included the exchange of 2,888,880 shares of Waste Connections, Inc. common stock for all outstanding shares of the Murrey Companies. This business combination will be accounted for as poolings-of-interests, and accordingly, the historical financial statements of the Company have been restated on a supplemental basis to include the consolidated financial statements of Waste Connections, Inc. and the Murrey Companies for all periods presented.

     The supplemental consolidated financial statements have been prepared to give retroactive effect to the business combination with the Murrey Companies. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The accompanying supplemental consolidated financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combinations are issued.

     In connection with the business combination with the Murrey Companies, Waste Connections, Inc. incurred transaction related costs of approximately $6,200 which will be to charged to operations in the period during which the merger is consummated.

     The table below sets forth the combined revenues and net income (loss) for the years ended December 31, 1996, 1997 and 1998 (in thousands):

                                                                WASTE         THE MURREY   SUPPLEMENTAL
                                                          CONNECTIONS, INC.   COMPANIES    CONSOLIDATED
                                                          -----------------   ----------   ------------
YEAR ENDED DECEMBER 31, 1996:
  Revenues..............................................       $    --         $25,024       $25,024
  Net income............................................            --             663           663

YEAR ENDED DECEMBER 31, 1997:
  Revenues..............................................       $ 6,237         $28,874       $35,111
  Net income (loss).....................................        (5,066)          1,316        (3,750)

YEAR ENDED DECEMBER 31, 1998:
  Revenues..............................................       $54,042         $32,528       $86,570
  Net income............................................         1,748             142         1,890

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1998 ACQUISITIONS

     During 1998, the Company acquired 42 businesses, including 2 operational landfills, which were accounted for as purchases. Aggregate consideration for these acquisitions consisted of $56,341 in cash (net of cash acquired), $12,488 in notes payable to sellers, 2,054,634 shares of common stock valued at $25,293, and warrants to purchase 267,925 shares of common stock valued at $1,293. The results of operations of the acquired businesses have been included in the Company's consolidated financial statements from their respective acquisition dates.

     Certain items affecting the purchase price allocations are preliminary. A summary of the preliminary purchase price allocations as of December 31, 1998 for the acquisitions consummated in 1998 is as follows:

Acquired assets:
  Accounts receivable.......................................  $  4,670
  Prepaid expenses and other current assets.................       301
  Property and equipment....................................    25,853
  Goodwill..................................................    86,358
  Long-term franchise agreements and other..................     2,390
  Non-competition agreement.................................       540
  Other assets..............................................       395
Assumed liabilities:
  Deferred revenue..........................................      (577)
  Accounts payable and accrued liabilities..................    (9,210)
  Other accrued liabilities.................................    (1,575)
  Long-term liabilities assumed.............................   (13,638)
  Deferred income taxes.....................................       (92)
                                                              --------
                                                              $ 95,415
                                                              ========

     In connection with certain of the acquisitions in 1998, the Company is required to pay contingent consideration to certain former shareholders of the respective companies, subject to the occurrence of specified events. As of December 31, 1998, contingent payments relating to these acquisitions total approximately $4,400, including 51,746 shares placed into escrow, are payable primarily in cash and stock, and are earned based upon the achievement of certain milestones. No amounts related to these contingent payments have been included in the Company's financial statements as the events which would give rise to such payments have not yet occurred nor are probable.

BROWNING-FERRIS INDUSTRIES RELATED

     On September 29, 1997, the Company purchased all of the outstanding stock of Browning-Ferris Industries of Washington, Inc. and Fibres International, Inc. from BFI (collectively the "Acquisitions"). The total purchase price for the Acquisitions was approximately $15,036, comprised principally of $11,493 in cash and promissory notes payable to BFI totaling $3,543. Of the combined $15,036 purchase price, $9,869 was recorded as goodwill and $150 was assigned to a non-competition agreement. The Acquisitions were accounted for in accordance with the purchase method of accounting and, accordingly, the net assets acquired were included in the Company's consolidated balance sheet based upon their estimated fair values on the date of the Acquisitions. The Company's consolidated statement of operations includes the revenues and expenses of the acquired businesses after the effective date of the transaction.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     A summary of the purchase price allocation for the BFI Acquisitions is as follows:

Acquired assets:
  Accounts receivable.......................................  $ 2,919
  Prepaid expenses and other current assets.................      287
  Property and equipment....................................    4,106
  Goodwill..................................................    9,869
  Non-competition agreement.................................      150
Assumed liabilities:
  Deferred revenue..........................................     (428)
  Accounts payable and accrued liabilities..................      (26)
  Accrued losses on acquired contracts......................   (1,309)
  Deferred income taxes.....................................     (532)
                                                              -------
                                                              $15,036
                                                              =======

ISLAND DISPOSAL

     During 1997, the Murrey Companies purchased substantially all of the assets of Island Disposal (effective May 2, 1997) and Environmental Waste Systems and Olympic Disposal (both effective December 1, 1997) (collectively the "Murrey Acquisitions"). The total purchase price for the Murrey Acquisitions was approximately $3,100, comprised of $2,900 in cash and promissory notes payable to the sellers totaling $200. Of the combined $3,100 purchase price, $1,791 was recorded as goodwill and $80 was assigned to non-competition agreements. The Murrey Acquisitions were accounted for in accordance with the purchase method of accounting and, accordingly, the net assets acquired were included in the Murrey Companies' combined balance sheet based upon their estimated fair values on the date of the Acquisitions. The Murrey Companies' combined statement of operations includes the revenues and expenses of the acquired businesses after the effective date of the transactions.

A summary of the purchase price allocation is as follows:

Acquired assets:
  Property and equipment....................................  $1,229
  Goodwill..................................................   1,791
  Non-competition agreements................................      80
                                                              ------
                                                              $3,100
                                                              ======

PREDECESSOR ACQUISITIONS

     As described in Note 1, BFI acquired for cash and debt The Disposal Group Combined on July 31, 1996 in a transaction accounted for as a purchase. Accordingly, the respective purchase price was allocated to the fair values of the assets acquired and liabilities assumed. The following presents purchase price information for this acquisition:

Tangible assets acquired....................................  $2,076
Goodwill....................................................   2,671
Assumed liabilities.........................................     (33)
                                                              ------
                                                              $4,714
                                                              ======

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following unaudited pro forma results of operations assume that the Company's significant acquisitions included above had occurred at the beginning of each period presented.

                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                            1997          1998
                                                          ---------    ----------
                                                                (UNAUDITED)
Total revenue...........................................   $90,221      $102,888
Net income (loss).......................................    (3,871)        2,820
Basic income (loss) per share...........................     (0.79)         0.19
Diluted income (loss) per share.........................     (0.79)         0.17

     The unaudited pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 1997, nor are they necessarily indicative of future operating results.

 3. INTANGIBLE ASSETS

     Intangible assets consist of the following as of December 31, 1997 and 1998:

                                                             DECEMBER 31,
                                                          -------------------
                                                           1997        1998
                                                          -------    --------
Goodwill................................................  $11,263    $ 98,336
Long-term franchise agreements and contracts............       --       2,390
Non-competition agreement...............................      230         770
Other, net..............................................       --         777
                                                          -------    --------
                                                           11,493     102,273
Less accumulated amortization...........................      (81)     (1,687)
                                                          -------    --------
                                                          $11,412    $100,586
                                                          =======    ========

     The Company acquired certain long-term franchise agreements, contracts and non-competition agreements in connection with certain of its acquisitions. The estimated fair value of the acquired long-term franchise agreements and contracts was determined by management based on the discounted net cash flows associated with the agreements and contracts. The estimated fair value of the non-competition agreements was determined by management based on the discounted adjusted operating income stream that would have otherwise been subject to competition. The amounts assigned to the franchise agreements, contracts, and non-competition agreements is being amortized on a straight-line basis over the lesser of 40 years or the remaining term of the related agreements (ranging from 17 to 40 years).

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 1997 and 1998:

                                                             DECEMBER 31,
                                                          -------------------
                                                           1997        1998
                                                          -------    --------
Land and buildings......................................  $ 6,668    $ 19,461
Rolling stock...........................................    9,923      19,713
Containers..............................................    6,375      12,644
Machinery and equipment.................................    3,840       7,638
Furniture and fixtures..................................      322         335
                                                          -------    --------
                                                           27,128      59,791
Less accumulated depreciation...........................   (8,124)    (12,805)
                                                          -------    --------
                                                          $19,004    $ 46,986
                                                          =======    ========

     Landfill costs of approximately $9,044 are included in land, buildings and improvements at December 31, 1998. No landfills were owned as of December 31, 1997.

     Combined depreciation expense for the predecessor operations was $1,101 and $789 for the year ended December 31, 1996, and the nine months ended September 30, 1997, respectively. The Company's depreciation expense for the period from inception (September 9, 1997) through December 31, 1997 and for the year ended December 31, 1998 was $1,652 and $4,689, respectively.

 5. OTHER ASSETS

Other assets consist of the following as of December 31, 1997 and 1998:

                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1998
                                                              ----    ------
Restricted cash.............................................  $--     $1,521
Other.......................................................   58        457
                                                              ---     ------
                                                              $58     $1,978
                                                              ===     ======

     Restricted funds held in trust are included as part of other assets and consist of amounts on deposit with various banks that support the Company's financial assurance obligations for its landfill facilities' closure and postclosure costs and amounts outstanding under the Madera Bond (Note 7).

 6. SHORT-TERM BORROWINGS

     Short-term borrowings consist of various revolving and non-revolving lines-of-credit with a bank, bearing interest at 8.50% as of December 31, 1998 and which mature at various dates through February 28, 1999. The lines of credit are secured by all accounts receivable and inventory accounts, which totaled $3,176 as of December 31, 1998. The lines-of-credit were fully utilized as of December 31, 1998.

 7. LONG-TERM DEBT

     On January 30, 1998, the Company obtained a revolving credit facility from BankBoston N.A. (the "January Credit Facility"). The maximum amount available under the January Credit Facility was $25,000, including stand-by letters-of-credit, and the borrowings bore interest at various fixed and/or variable rates at the Company's option. The January Credit Facility allowed for the Company to issue up to $5,000 in stand-by

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

letters-of-credit. The January Credit Facility required quarterly payments of interest and required the Company to pay an annual commitment fee equal to 0.5% of the unused portion of the January Credit Facility. In connection with the January Credit Facility the Company granted to an affiliate of BankBoston a warrant to purchase 140,000 shares of the Company's common stock with an exercise price of $2.80 per share and an expiration date of January 29, 2008 (Note 10).

     On May 28, 1998, the Company entered into a new revolving credit facility with a syndicate of banks for which BankBoston N.A. acted as agent (the "May Credit Facility"). The maximum amount available under the May Credit Facility was $60,000 (including stand-by letters of credit) and the borrowings bore interest at various fixed and/or variable rates at the Company's option. The May Credit Facility replaced the January Credit Facility. The May Credit Facility allowed for the Company to issue up to $5,000 in stand-by letters-of-credit. The May Credit Facility required quarterly payments of interest and borrowings were secured by virtually all of the Company's assets. The May Credit Facility required the Company to pay an annual commitment fee equal to 0.375% of the unused portion of the facility.

     On November 20, 1998, the Company entered into a new revolving credit facility with a syndicate of banks for which BankBoston N.A. acted as agent (the "November Credit Facility"). As of December 31, 1998, the maximum amount available under the November Credit Facility is $115,000 (including stand-by letters of credit) and the borrowings bear interest at various fixed and/or variable rates at the Company's option (approximately 7.0% as of December 31, 1998). The maximum amount available was increased to $125,000 in January 1999. The November Credit Facility replaced the May Credit Facility. The November Credit Facility allows for the Company to issue up to $15,000 in stand-by letters-of-credit, of which $1,829 were issued as of December 31, 1998. The November Credit Facility requires quarterly payments of interest and it matures in November 2003. Borrowings are secured by substantially all of the Company's assets and the Company is required to pay an annual commitment fee equal to 0.375% of the unused portion of the facility. The November Credit Facility places certain business, financial and operating restrictions on the Company relating to, among other things, the incurrence of additional indebtedness, investments, acquisitions, asset sales, mergers, dividends, distributions and repurchase and redemption of capital stock. The November Credit Facility also contains covenants that require specified financial ratios and balances be maintained. As of December 31, 1998, the Company was in compliance with these covenants.

     On June 16, 1998, the Company completed a $1,800 tax-exempt bond financing for its Madera subsidiary (the "Madera Bond"). These funds will be used for specified capital expenditures and improvements, including installation of a landfill gas recovery system. The bonds mature on May 1, 2016 and bear interest at variable rates based on market conditions for California tax exempt bonds (approximately 3.8% at December 31, 1998). The bonds are backed by a letter of credit issued by BankBoston N.A. under the November Credit Facility for $1,800. Funds from the bond offering are held by a trustee until the capital expenditures are completed. The unused funds are classified as restricted cash and included in other assets in the accompanying consolidated balance sheet.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Long-term debt consists of the following as of December 31, 1997 and 1998:

                                                               1997        1998
                                                              -------    --------
November Credit Facility....................................  $    --    $ 57,281
Madera Bond.................................................       --       1,800
Term loan payable to the Bank bearing interest at the Bank's prime rate plus 2.0% (aggregating 10.5% as of December 31,
  1998); monthly principal payments of $76 plus interest
  beginning October 1997 through August 2002; all
  outstanding principal and interest are due September 2002;
  secured by substantially all of WCI's assets; subordinate
  to the notes payable to BFI with respect to certain
  specified assets..........................................    5,343          --
Note payable to sellers in connection with acquisition,
  non-interest bearing, due January 1999....................       --       8,546
Note payable to a bank bearing interest at a variable rate
  (approximately 8.4% as of December 31, 1998); monthly
  payments of principal and interest of $25; maturing in
  November 2007; secured by certain cash accounts and a
  pledge of one of the Murrey Companies exclusive franchise
  agreements................................................    2,000       1,866
Notes payable to a bank bearing interest at various fixed
  rates (ranging from 9.1% to 9.2% as of December 31, 1998);
  monthly payments of principal and interest aggregating $25 and one-time payments of $470 and $751 in September 2000
  and May 2001, respectively; maturing at various dates
  between September 2000 and May 2001; secured by land and
  buildings with a net book value of approximately $2,463 as
  of December 31, 1998......................................    1,544       1,350
Equipment financing notes payable bearing interest at
  various rates (ranging from 8.6% to 8.8% as of December
  31, 1998); monthly payments of principal and interest
  aggregating $21; maturing at various dates through
  September 2001; secured by equipment with an aggregate net book value of approximately $660 as of December 31,
  1998......................................................      822         423
Note payable to a bank bearing interest at 8.6%; monthly
  payments of principal and interest aggregating $13;
  maturing in October 2001; secured by equipment with a net
  book value of approximately $400 as of December 31, 1998
  and certain cash accounts.................................      632         514
Notes payable to sellers bearing interest at 9.0% as of
  December 31, 1998; monthly principal and interest payments of $3; maturing October 2007; secured by land and
  buildings with a net book value of approximately $901 as
  of December 31, 1998......................................      471         291
Note payable to BFI bearing interest at 6.0%; all
  outstanding principal and interest are due December 1997;
  secured by substantially all of WCI's accounts
  receivable................................................      319          --
Note payable to BFI bearing interest at 10.0%; quarterly
  payments of interest beginning December 1997; all
  outstanding principal and interest are due March 1998;
  secured by substantially all of WCI's assets..............      500          --
Unsecured notes payable to seller bearing interest at 8.0%
  as of December 31, 1998; monthly principal and interest
  payments of $4; maturing in June 2002.....................      189          90
Revolving line of credit from a bank bearing interest at the bank's prime rate plus 1.5% (aggregating 10% at December
  31, 1997); interest was payable monthly and the line was
  to expire on September 29, 1998; secured by substantially
  all of the Company's assets...............................      600          --
Other.......................................................      122       2,071
                                                              -------    --------
                                                               12,542      74,232
Less: current portion.......................................     (873)    (10,247)
                                                              -------    --------
                                                              $11,669    $ 63,985
                                                              =======    ========

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The term loan payable to the Bank and the notes payable to BFI were personally guaranteed by certain officers and stockholders of the Company (Note
10).

As of December 31, 1998, aggregate contractual future principal payments by calendar year on long-term debt are due as follows:

1999.......................................  $10,247
2000.......................................    1,497
2001.......................................    1,433
2002.......................................      420
2003.......................................   57,593
Thereafter.................................    3,042
                                             -------
                                             $74,232
                                             =======

     Management used borrowings from the January Credit Facility to pay off all amounts outstanding under the term loan payable to the Bank and all notes payable to BFI, and as such, these amounts have been classified as long-term debt as of December 31, 1997.

     The Company has entered into an interest rate protection agreement (the "Interest Agreement"), with its primary banking institution to reduce its exposure to fluctuations in variable interest rates. The Interest Agreement, which is effective November 2, 1998 through November 2, 2000, effectively changes the Company's interest rate paid on a notional amount of $27,700 of its floating rate long-term debt to a weighted average fixed rate (approximately 6.43% at December 31, 1998). The fair value of the Interest Agreement as of December 31, 1998 was approximately $188, which reflects the estimated amounts that the Company would receive to terminate the Interest Agreement based on quoted market prices of comparable contracts as of December 31, 1998. In the event of nonperformance by the counterparty, the Company would be exposed to interest rate risk if the variable interest rate received were to exceed the fixed rate paid by the Company under the terms of the Interest Agreement.

 8. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

  Leases

     The Company leases its facilities and certain equipment under non-cancelable operating leases for periods ranging from one to five years. The Company's supplemental consolidated rent expense under operating leases during the years ended December 31, 1996, 1997 and 1998 was $170, $235 and $730, respectively.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     As of December 31, 1998, future minimum lease payments under these leases, by calendar year, are as follows:

1999........................................  $  715
2000........................................     713
2001........................................     599
2002........................................     504
2003........................................     485
Thereafter..................................   2,059
                                              ------
                                              $5,075
                                              ======

  Performance Bonds and Letters of Credit

     Municipal solid waste collection contracts may require performance bonds or other means of financial assurance to secure contractual performance. As of December 31, 1998, WCI had provided customers and various regulatory authorities with bonds and letters of credit of approximately $3,692 to secure its obligations. The Company's November Credit Facility provides for the issuance of letters of credit in an amount up to $15,000, but any letters of credit issued reduce the availability of borrowings for acquisitions or other general corporate purposes. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it could be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

CONTINGENCIES

  Environmental Risks

     The Company is subject to liability for any environmental damage that its solid waste facilities may cause to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water, including damage resulting from conditions existing prior to the acquisition of such facilities by the Company. The Company may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's financial condition, results of operations or cash flows. As of December 31, 1998, the Company is not aware of any such environmental liabilities.

  Legal Proceedings

     In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Company is subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time the Company may also be subject to actions brought by citizens' groups or adjacent landowners or residents in connection with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which the Company operates.

     In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as of December 31, 1998 there is no

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

current proceeding or litigation involving the Company that the Company believes will have a material adverse impact on its business, financial condition, results of operations or cash flows.

     During the period from January 1, 1996 through July 31, 1996, The Disposal Group won a lawsuit against the city of Vancouver, Washington relating to the city's annexation of certain territories served by The Disposal Group. The Disposal Group received approximately $2,600 from the lawsuit, which is included in other income in the accompanying statement of operations.

  Disposal Site

     The Murrey Companies have been informed that the Hidden Valley Landfill, which is currently utilized by them for disposal of waste collected in Pierce County, is currently operating under a Consent Decree with the Washington State Department of Ecology and the Environmental Protection Agency. Under the terms of the Consent Decree, the Hidden Valley Landfill was closed on December 31, 1998; and subsequent to that date, all of the waste collected by the Murrey Companies in Pierce County was long hauled to an alternate disposal site pending completion of a new solid waste landfill in Pierce County. Management of the Company does not believe that the closure of the Hidden Valley Landfill will have a material adverse impact on it's business, financial position, results of operations or cash flows.

  Employees

     Approximately 67 drivers and mechanics at WCI's Vancouver, Washington operation are represented by the Teamsters Union, with which Browning-Ferris Industries of Washington, Inc., the Company's predecessor in Vancouver, entered a four-year collective bargaining agreement in January 1997. Approximately 11 drivers at Arrow Sanitary Services, Inc. ("Arrow"), a wholly owned subsidiary of the Company, are represented by the Teamsters Union, with which Arrow entered into a three-year collective bargaining agreement in March 1998. In addition, in July 1997, the employees at the Company's facility in Issaquah, Washington, adopted a measure to select a union to represent them in labor negotiations with management. The union and management operated under a one-year negotiating agreement, that ended July 27, 1998.

     Since July 27, 1998, negotiations have continued between the union and the Company, although the union is permitted to call a strike or call for arbitration of the outstanding issues. The employees at Issaquah have filed to decertify the union, and the union has filed a claim with the National Labor Relation Board to attempt to block the decertification. The Company is not aware of any other organizational efforts among its employees and believes that its relations with its employees are good.

     Approximately 46 of the Murrey Companies' route drivers are represented by the Teamsters Union. The Murrey Companies have a collective bargaining agreement that expires in June 1999. The Murrey Companies are not aware of any other organizational efforts among their employees and believes that their relations with their employees are good.

 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In September 1997, the Company received net proceeds of $6,992 from the sale of 2,499,998 shares of redeemable convertible preferred stock (the "Preferred Stock"). The Preferred Stock accrued cumulative dividends at the rate of $.098 per share annually. Accumulated and unpaid dividends on Preferred Stock amounted to $61 as of December 31, 1997. Each share of Preferred Stock was redeemable, at the holder's option, during the period from April 1, 1999 through October 1, 1999 for $4.20 per share plus any accumulated and unpaid dividends. The Preferred Stock and any accumulated and unpaid dividends were convertible at the holder's option into shares of the Company's common stock at the calculated rate of $2.80

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

per share divided by the "Conversion Price" subject to certain anti-dilution adjustments. Each share was automatically converted into common stock immediately upon the closing of the Company's initial public offering of common stock at a Conversion Price of $2.80 per share.

10. STOCKHOLDERS' EQUITY (DEFICIT)

  Common Stock

     Of the 37,675,887 shares of common stock authorized but unissued as of December 31, 1998, the following shares were reserved for issuance:

Stock option plan...........................................  1,139,214
Stock purchase warrants.....................................  1,291,135
Shares held in escrow.......................................     51,746
                                                              ---------
                                                              2,482,095
                                                              =========

STOCKHOLDER NOTES RECEIVABLE

     In December 1997, the Company provided loans in the aggregate amount of $82 to certain employees, who are also common stockholders, for the purchase of shares of the Company's Preferred Stock. The notes bore interest at 8%, were secured by the Preferred Stock purchased and common stock owned by the employees, and were paid in full during 1998.

STOCK OPTIONS

     In November 1997, WCI's Board of Directors adopted a stock option plan in which all officers, employees, directors and consultants may participate (the "Option Plan"). Options granted under the Option Plan may either be incentive stock options or nonqualified stock options (the "Options"), generally have a term of 10 years from the date of grant, and will vest over periods determined at the date of grant. The exercise prices of the options are determined by the Company's Board of Directors and will be at least 100% or 110% of the fair market value of the Company's common stock on the date of grant as provided for in the Option Plan.

     In connection with the Option Plan, WCI's Board of Directors approved the reservation of 1,200,000 shares of common stock for issuance thereunder. As of December 31, 1997 and 1998, 35,000 and 333,121 options to purchase common stock were exercisable under the Option Plan, respectively. In addition, as of December 31, 1997 and 1998, options for 671,500 and 160,450 shares, respectively of common stock were available for future grants under the Option Plan.

     A summary of WCI's stock option activity and related information during the period from inception (September 9, 1997) through December 31, 1997 and the year ended December 31, 1998 is presented below:

                                                    NUMBER OF       WEIGHTED AVERAGE
                                                 SHARES (OPTIONS)    EXERCISE PRICE
                                                 ----------------   ----------------
Outstanding at inception.......................           --             $  --
Granted........................................      528,500              4.92
                                                     -------
Outstanding as of December 31, 1997............      528,500              4.92
Granted (unaudited)............................      511,050              9.58
Forfeited (unaudited)..........................        2,874              5.00
Exercised (unaudited)..........................       57,912              4.69
                                                     -------
Outstanding as of December 31, 1998............      978,764              7.38
                                                     =======

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The following table summarizes information about stock options outstanding as of December 31, 1998:

                                        OPTIONS OUTSTANDING
                                  --------------------------------
                                                        WEIGHTED     OPTIONS EXERCISABLE
                                                         AVERAGE     --------------------
                                            WEIGHTED    REMAINING               WEIGHTED
                                            AVERAGE    CONTRACTUAL               AVERAGE
                                            EXERCISE      LIFE                  EXERCISE
         EXERCISE RANGE           SHARES     PRICE     (IN YEARS)     SHARES      PRICE
         --------------           -------   --------   -----------   --------   ---------
$ 2.80 to  5.00.................  544,099    $ 2.92        8.9       190,869     $ 2.97
$ 6.00 to  9.50.................   62,415      8.42        8.9        14,582       8.01
$10.50 to 12.50.................  240,000     11.06        9.2        80,003      11.05
$15.19 to 19.00.................   95,750     17.25        9.5        47,667      16.23
$21.00 to 22.13.................   36,500     21.90        9.6            --         --
                                  -------                            -------
                                  978,764      7.38        8.9       333,121       7.04
                                  =======                            =======

     The weighted average grant date fair values for options granted during 1997 and 1998 are as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1998
                                                              -----    -----
Exercise prices equal to market price of stock..............  $  --    $5.28
Exercise prices less than market price of stock.............     --     6.52
Exercise prices greater than market price of stock..........   0.30     3.09

     Pro Forma information regarding net income (loss) and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the period from inception (September 9, 1997) through December 31, 1997 and the year ended December 31, 1998: risk-free interest rate of 6%; and 5%, respectively; dividend yield of zero; volatility factor of the expected market price of the Company's common stock of .40 and .55, respectively; and a weighted-average expected life of the option of 4 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The following table summarizes the Company's pro forma net loss and pro forma

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

basic net loss per share for the period from inception (September 9, 1997) through December 31, 1997 and for the year ended December 31, 1998:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            -----------------
                                                             1997       1998
                                                            -------    ------
Pro forma net income (loss)...............................  $(3,754)   $  567
Pro forma net loss applicable to common stockholders......   (4,285)     (350)
Pro forma basic net loss per share........................     (.90)    (0.04)

     During the year ended December 31, 1998, the Company recorded deferred stock compensation of $821 relating to stock options granted during the period with exercise prices less than the estimated fair value of the Company's common stock on the date of grant. The deferred stock compensation is being amortized into expense over the vesting periods of the stock options which generally range from 1 to 3 years. Compensation expense of $393 was recorded during the year ended December 31, 1998 relating to these options, and the remaining $428 will be amortized into expense in future periods.

  Stock Purchase Warrants

     At December 31, 1998, the Company had outstanding warrants to purchase 1,291,135 shares of the Company's common stock at exercise prices between $0.01 and $22.13 per share. The warrants are exercisable upon vesting and notification and expire between 2000 and 2008.

     In September 1997, the Company issued a warrant to purchase 200,000 shares of the Company's common stock to the Bank that provided the line of credit and term loan payable. The exercise price of the warrant is $.01 per share and contains provisions for a cashless exercise at the bank's option. The warrant was valued at $382 on its date of issuance using the Black-Scholes pricing model with an assumed stock price volatility of .40, risk-free interest rate of 6.0%, estimated fair value of the common stock of $1.92 per share and an expected life of 7 years. The value assigned to the warrant was reflected as a discount on long-term debt. The discount was fully accreted to interest expense using the straight-line method over the expected term of the debt agreements (approximately three months). In 1998, the bank received 172,578 shares of common stock through the exercise of 172,689 warrants.

     In connection with their guarantee of certain of the Company's debt obligations, the Company issued in December 1997 warrants to purchase 841,000 shares of the Company's common stock to certain directors and stockholders of the Company. The exercise price of the warrants is $2.80 per share. The warrants were valued at $328 on their date of issuance using the Black-Scholes pricing model with an assumed stock price volatility of .40, risk-free interest rate of 6.0%, estimated fair value of the common stock of $1.92 per share and expected lives of 3 years. The value assigned to these warrants was fully amortized to interest expense over the expected term of the debt agreements (approximately three months).

     In December 1997, the Company issued to consultants warrants to purchase 15,000 shares of the Company's common stock. Warrants to purchase 10,000 and 5,000 shares of common stock had exercise prices of $5.00 per share and $2.80 per share, respectively.

     In January 1998, the Company issued a warrant to purchase 140,000 shares of its common stock to BankBoston N.A. in connection with the January Credit Facility. The exercise price of the warrant is $2.80 per share. The warrant was valued at $855 on its date of issuance using the Black-Scholes pricing model with an assumed stock price volatility of .40, risk-free interest rate of 6%, estimated fair value of the common stock of $7.50 per share and an expected life of 10 years. The value assigned to the warrant was reflected as a discount on long-term debt and accreted to interest expense using the interest method over the expected term

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

of the January Credit Facility. The January Credit Facility was extinguished in May 1998 and the unamortized discount on the debt was expensed as an extraordinary loss on early extinguishment of debt.

     In February 1998, the Company issued warrants to purchase 200,000 shares of its common stock with an exercise price of $4.00 per share in connection with an acquisition. The warrants were valued at $954 using the Black-Scholes pricing model and recorded as an element of purchase price for the acquisition.

     In February 1998, the Company granted warrants to an employee to purchase 50,000 shares of the Company's common stock at $2.80 per share. The Company recorded stock compensation expense of approximately $240 relating to these warrants. All such warrants were exercised in 1998.

     During 1998, the Company issued warrants to certain market development consultants to purchase 67,935 shares of the Company's common stock with exercise prices ranging from $12.00 to $22.13 per share. The warrants were valued at $339 using the Black-Scholes pricing model and recorded as an element of purchase price of the related acquisitions.

11. INCOME TAXES

     The provision (benefit) for income taxes for the years ended December 31, 1996, 1997 and 1998 consists of the following:

                                                        PREDECESSOR                 WCI
                                                     THE DISPOSAL GROUP        SUPPLEMENTAL
                                                          COMBINED             CONSOLIDATED
                                                        PERIOD FROM             YEAR ENDED
                                                      JANUARY 1, 1996          DECEMBER 31,
                                                          THROUGH         -----------------------
                                                       JULY 31, 1996      1996    1997      1998
                                                     ------------------   ----    -----    ------
Current:
  Federal..........................................         $207          $562    $ 716    $1,432
  State............................................           --            --       --       142
Deferred:
  Federal..........................................          298           (19)    (414)    1,217
  State............................................           --            --       --       139
                                                            ----          ----    -----    ------
                                                            $505          $543    $ 302    $2,930
                                                            ====          ====    =====    ======

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Significant components of deferred income tax assets and liabilities are as follows as of December 31, 1997 and 1998:

                                                               WCI SUPPLEMENTAL
                                                                 CONSOLIDATED
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Deferred income tax assets:
     Accounts receivable reserves...........................  $     8    $   152
     Amortization...........................................      290         --
     Accrued expenses.......................................       --          8
     Vacation accrual.......................................       15          6
     State taxes............................................       --         22
     Other..................................................       --         49
     Net operating losses...................................       54         --
                                                              -------    -------
          Total deferred income tax assets..................      367        237
  Deferred income tax liabilities:
     Amortization...........................................       --       (757)
     Depreciation...........................................   (1,187)    (1,368)
     Other liabilities......................................       --       (146)
     Prepaid expenses.......................................       --       (234)
                                                              -------    -------
          Total deferred income tax liabilities.............   (1,187)    (2,505)
                                                              -------    -------
  Net deferred income tax liability.........................  $  (820)   $(2,268)
                                                              =======    =======

     The differences between the Company's provision (benefit) for income taxes as presented in the accompanying statements of operations and benefit for income taxes computed at the federal statutory rate is comprised of the items shown in the following table as a percentage of pre-tax income (loss):

                                                     PREDECESSORS
                              ----------------------------------------------------------
                               THE DISPOSAL
                                   GROUP
                                 COMBINED                                PREDECESSORS
                                PERIOD FROM        PREDECESSORS            COMBINED
                              JANUARY 1, 1996        COMBINED            NINE MONTHS
                                  THROUGH          PERIOD ENDED             ENDED
                               JULY 31, 1996     DECEMBER 31, 1996    SEPTEMBER 30, 1997
                              ---------------    -----------------    ------------------
Income tax provision
  (benefit) at the statutory
  rate......................        34.0%              (34.0)%              (34.0)%
Effect of allowance.........       (16.0)               34.0                 34.0
                                   -----               -----                -----
                                    18.0%                 --%                  --%
                                   =====               =====                =====

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                            WCI SUPPLEMENTAL
                                                              CONSOLIDATED
                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                        1996      1997     1998
                                                        -----    ------    -----
Income tax provision (benefit) at the statutory
  rate................................................  34.0%    (34.0)%   34.0%
State taxes, net of federal benefit...................    --        --      4.0
Goodwill amortization.................................    --        --      3.0
Tax effect of companies reporting under Subchapter
  S...................................................  10.0      (1.0)     5.0
Stock compensation expense............................    --      44.0      3.0
Other.................................................   1.0        --      1.0
                                                        ----     -----     ----
                                                        45.0%      9.0%    50.0%
                                                        ====     =====     ====

12. NET INCOME (LOSS) PER SHARE INFORMATION

     The following table sets forth the calculation of the numerator and denominator used in the computation of basic and diluted net loss per share for the years ended December 31, 1996, 1997 and 1998:

                                                DECEMBER 31,   DECEMBER 31,
                                                    1996           1997          DECEMBER 31, 1998
                                                 BASIC AND      BASIC AND     ------------------------
                                                  DILUTED        DILUTED        BASIC        DILUTED
                                                 NET INCOME      NET LOSS     NET INCOME   NET INCOME
                                                 PER SHARE      PER SHARE     PER SHARE     PER SHARE
                                                ------------   ------------   ----------   -----------
Numerator:
  Income (loss) before extraordinary item.....   $      663     $   (3,750)   $    2,917   $     2,917
  Redeemable convertible preferred stock
     accretion................................           --           (531)         (917)         (917)
                                                 ----------     ----------    ----------   -----------
  Income (loss) applicable to common
     stockholders before extraordinary item...   $      663     $   (4,281)   $    2,000   $     2,000
                                                 ==========     ==========    ==========   ===========
  Extraordinary item..........................           --             --        (1,027)       (1,027)
                                                 ----------     ----------    ----------   -----------
  Net income (loss) applicable to common
     stockholders.............................   $      663     $   (4,281)   $      973   $       973
                                                 ==========     ==========    ==========   ===========
Denominator:
  Weighted average common shares
     outstanding..............................    2,888,880      4,761,447     9,349,173     9,349,173
  Dilutive effect of stock options and
     warrants outstanding.....................           --             --            --     1,628,930
  Incremental common shares issuable upon
     redemption of redeemable common stock....           --             --            --       282,192
                                                 ----------     ----------    ----------   -----------
                                                  2,888,880      4,761,447     9,349,173    11,260,295
                                                 ==========     ==========    ==========   ===========

     As of December 31, 1998, outstanding options to purchase 87,832 shares of common stock (with exercise prices ranging from $18.62 to $22.13) could potentially dilute basic net income per share in the future and have not been included in the computation of diluted net loss per share because to do so would have been antidilutive for the period presented.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13. RELATED PARTY TRANSACTIONS

  Recycling Agreement

     WCI has entered into certain transactions with Continental Paper, LLC ("Continental"), in which WCI delivers to Continental all of it's collected recyclable materials in areas in which Continental has processing facilities and Continental pays WCI market rates for the recyclable materials. Certain of WCI's stockholders are the majority owners of Continental. During the period from inception (September 9, 1997) through December 31, 1997 and the year ended December 31, 1998, the Company received, after deducting amounts paid to Continental, approximately $10 and paid approximately $108, respectively, to/from Continental in these transactions.

  Operating Lease

     The Murrey Companies lease land (on which certain of their facilities are located) from a shareholder of the Murrey Companies. This lease is pursuant to an informal arrangement whereby the Murrey Companies pay all of the property taxes and other expenses associated with the leased land in lieu of monthly rent. These payments totaled approximately $10 during each of the years ended December 31, 1996, 1997 and 1998.

  Advances

     As of December 31, 1997 and 1998, the Murrey Companies had non-interest bearing advances payable to one of their shareholders totaling $543.

  Disposal Fees

     During the years ended December 31, 1996, 1997 and 1998, the Murrey Companies paid $7,730, $8,592 and $8,816, respectively, in disposal fees to a landfill that is owned and operated by a company in which one of the Murrey Companies' shareholders has an approximate 33% ownership interest.

14. EMPLOYEE BENEFIT PLAN

     WCI has a voluntary savings and investment plan (the "401(k) Plan"). The 401(k) Plan is available to all eligible, non-union employees of WCI. Under the 401(k) Plan, WCI's contributions are 40% of the first 5% of the employee's contributions. During the period from inception (September 9, 1997) through December 31, 1997 and the year ended December 31, 1998, WCI's 401(k) Plan expense was approximately $2 and $58, respectively.

     The Murrey Companies have a voluntary savings and investment plan (the "401(k) Plan"). The 401(k) Plan is available to all eligible, non-union employees of the Murrey Companies. Under the 401(k) Plan, the Murrey Companies' contributions are at the discretion of management. During the years ended December 31, 1996, 1997 and 1998, the Murrey Companies' 401(k) Plan expense was approximately $267, $316 and $336, respectively.

15. SUBSEQUENT EVENTS

  Murrey Companies Merger

     On January 19, 1999, WCI merged with Murreys Disposal Company, Inc., DM Disposal Co., Inc., American Disposal Company, Inc., and Tacoma Recycling, Inc. (Collectively, the "Murrey Companies"). The transaction was accounted for as poolings-of-interests, whereby the Company issued 2,888,880 shares of its common stock for all of the outstanding shares of the Murrey Companies. In Connection with the merger

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1998
         (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

with the Murrey Companies, the Company incurred transaction related costs of approximately $6,200, which will be charged to operations in the first quarter of 1999.

  Secondary Public Offering

     Effective February 9, 1999, the Company sold approximately 4,000,000 shares of common stock at $17.50 per share. As a result of the offering, the Company received approximately $65,300 in net proceeds and used the proceeds to pay down approximately $50,200 of its then outstanding debt.

  Acquisition of Columbia Resource Co. L.P. and Finley-Buttes Limited Partnership (CRCFBLP)

     On March 31, 1999, the Company acquired the stock of two companies that are the sole partners of CRCFBLP. Total consideration paid for CRCFBLP was approximately $66,900 in cash.

  New Credit Facility

     On March 30, 1999, the Company obtained commitments from a syndicate of banks led by BankBoston, N.A., which increased the Company's borrowing capacity from $125,000 to $225,000 and modified certain covenants. The revised credit facility matures in 2004.

             ------------------------------------------------------
             ------------------------------------------------------

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS. NEITHER THE COMPANY NOR ANY SELLING STOCKHOLDER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT DOES NOT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF WHEN THIS PROSPECTUS IS DELIVERED OR THESE SECURITIES ARE SOLD.

                            ------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Available Information...............    2
Prospectus Summary..................    3
Risk Factors........................    6
Dividend Policy.....................   15
Price Range of Common Stock.........   15
Selected Historical and Pro Forma
  Financial and Operating Data......   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   22
Business............................   37
Management..........................   56
Certain Transactions................   64
Principal Stockholders..............   67
Description of Capital Stock........   69
Shares Eligible for Future Sale.....   72
Outstanding Securities Covered by
  This Prospectus...................   73
Legal Matters.......................   75
Experts.............................   75
Index to Financial Statements.......  F-1

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                                3,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------

                                 APRIL 29, 1999
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